UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934, as amended

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

METALS USA, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Metals USA, Inc. (“MUSA Common Stock”)
(2)

Aggregate number of securities to which transaction applies:

20,282,790 shares of Metals USA common stock

45,437 unvested rights to receive shares of Metals USA common stock

1,081,270 options to purchase shares of Metals USA common stock

3,556,703 warrants to purchase shares of Metals USA common stock

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

$22.00 per share of Metals USA common stock, warrants and unvested rights to receive shares of Metals USA common stock

$22.00 minus the weighted average exercise price of outstanding options of $9.42 per share

(4) Proposed maximum aggregate value of transaction: $539,075,835.66
(5) Total fee paid: $63,449.23*
* Fee is .0001177 of transaction value

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Metals USA, Inc.

One Riverway, Suite 1100, Houston, Texas 77056

September 14, 2005

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Metals USA, Inc., which will be held on Wednesday, October 19, 2005, beginning at 10:00 a.m., EDT, at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 20th Floor, New York, New York.

On May 18, 2005, the board of directors of Metals USA approved a merger agreement, dated May 18, 2005, by and among the Company, Flag Holdings Corporation and Flag Acquisition Corporation, a wholly owned subsidiary of Flag Holdings, providing for the merger of Flag Acquisition with and into Metals USA, with Metals USA as the surviving corporation in the merger. If the merger is completed, you will be entitled to receive $22.00 in cash, without interest, for each share of Metals USA’s common stock you own, unless you have properly exercised your appraisal rights.

Following completion of the merger, Metals USA will continue its operations as a privately-held company, wholly-owned by Flag Holdings. Flag Holdings is a newly-formed corporation that is owned by affiliates of Apollo Management V, L.P. Certain members of Metals USA’s management, including myself, have agreed to invest in equity securities of Flag Holdings upon completion of the merger.

At the special meeting, you will be asked to adopt the merger agreement. The board of directors has approved and declared the merger and the merger agreement advisable, and has declared that it is fair to and in the best interests of Metals USA and its stockholders (other than certain members of Metals USA’s management who will invest in equity securities of the surviving corporation or Flag Holdings). The board of directors recommends that Metals USA’s stockholders vote “FOR” the adoption of the merger agreement.

Voting in favor of the merger will have the effect of taking Metals USA private, and as a result you will no longer hold any ownership interests in the surviving corporation, you will not participate in any future earnings or growth of Metals USA and you will not benefit from any appreciation in value of Metals USA.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Metals USA from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Metals USA common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

C. Lourenco Goncalves
Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED SEPTEMBER 14, 2005

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 16, 2005.

Metals USA, Inc.

One Riverway, Suite 1100 Houston, Texas 77056

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, OCTOBER 19, 2005

TO THE STOCKHOLDERS:

The special meeting of stockholders of Metals USA, Inc., a Delaware corporation (“Metals USA” or the “Company”), will be held on Wednesday, October 19, 2005, at 10:00 a.m., EDT, at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 20th Floor, New York, New York, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 18, 2005, by and among Metals USA, Flag Holdings Corporation, a Delaware corporation, and Flag Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Flag Holdings, pursuant to which, upon the merger becoming effective, each share of Common Stock, par value $0.01 per share, of Metals USA (other than shares owned by Metals USA, Flag Acquisition or Flag Holdings or any of their respective direct or indirect wholly owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

2.	To approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of Metals USA’s common stock at the close of business on September 13, 2005 are entitled to notice of the meeting and to vote at the meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Metals USA’s common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Metals USA’s common stock entitled to vote thereon. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will instruct a proxy to have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies. Alternatively, you may vote your shares over the Internet or by telephone, as indicated on the proxy card. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Stockholders of Metals USA who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Metals USA before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

John A. Hageman
Secretary

September 14, 2005

i

ii

ANNEX A	Agreement and Plan of Merger, dated as of May 18, 2005, by and among Metals USA, Inc., Flag Holdings Corporation, and Flag Acquisition Corporation

ANNEX B	Opinion of Jefferies & Company, Inc.

ANNEX C	Section 262 of the General Corporation Law of the State of Delaware

ANNEX D	Support Agreement, dated as of May 18, 2005, by and among Flag Holdings Corporation, Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd.

iii

SUMMARY

The following summary highlights selected information from this proxy statement. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to “Metals USA,” “Company,” “we,” “our,” “ours,” and “us” refer to Metals USA, Inc. and its subsidiaries, all references to “merger agreement” refer to the Agreement and Plan of Merger, dated May 18, 2005, by and among the Company, Parent and Merger Sub, a copy of which is attached as Annex A to this document, and all references to the “merger” refer to the merger contemplated by the merger agreement.

Summary Term Sheet

•	The Parties to the Merger. Metals USA is a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Flag Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly owned by certain private equity funds, which we refer to in this document as the Apollo Funds. The Apollo Funds are managed by Apollo Management V, L.P., which we refer to in this document as Apollo. We refer to the Apollo Funds and Apollo, collectively with their general partners and the directors and principal executive officers of their general partners as the Apollo Affiliates. The Apollo Funds have the right to transfer their interests in Parent. As a result, Parent may ultimately include additional equity participants. Parent has not engaged in any business except in anticipation of the merger. See “The Parties to the Merger” beginning on page 63.

•	The Merger Agreement. You are being asked to vote to adopt a merger agreement providing for the acquisition of the Company by Parent, pursuant to which Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into the Company, with the Company as the surviving corporation in the merger. See “The Merger Agreement (Proposal No. 1)” beginning on page 66.

•	Timing and Likelihood of Closing. We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the fourth quarter of 2005, assuming satisfaction or waiver of all of the conditions to the merger. However, because the merger is subject to certain conditions, the exact timing of the merger and the likelihood of the consummation thereof cannot be predicted. In particular, we currently are uncertain regarding whether the debt financing condition will be satisfied. See “Special Factors—Financing by Parent of Merger and Related Transactions—Conditions Precedent to the Debt Commitment” beginning on page 43. If any of the conditions in the merger agreement (including the debt financing condition) are not satisfied, the merger transaction may terminate as a result.

•	Merger Consideration. Upon completion of the merger, you will be entitled to receive $22.00 in cash, without interest, for each share of our common stock that you own. See “Special Factors—Opinion of Jefferies & Company, Inc.—Transaction Overview” on page 28. Holders of the Company’s stock options, warrants and rights to receive additional shares of Metals USA will also be entitled to receive the merger consideration less their respective exercise prices and applicable withholding taxes. See “The Merger Agreement (Proposal No. 1)—Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock” beginning on page 66.

•	Board Recommendation. Our board of directors by unanimous vote (excluding C. Lourenco Goncalves, who abstained) recommends that Metals USA’s stockholders vote “FOR” the adoption of the merger agreement. See “Special Factors—Recommendation of the Company’s Board of Directors” on page 25.

•	Opinion of Jefferies & Company, Inc. In connection with the merger, Metals USA’s board of directors received a written opinion from Jefferies & Company, Inc. as to the fairness, from a financial point of view, to holders of Metals USA common stock of the merger consideration to be received by such holders pursuant to the merger agreement, other than Parent and its affiliates and other than any members of Metals USA’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger. The full text of the Jefferies opinion dated May 18, 2005, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety. The Jefferies opinion was provided to Metals USA’s board of directors in connection with its consideration of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement. See “Special Factors—Opinion of Jefferies & Company, Inc.” beginning on page 25 and Annex B.

•	Affiliates Engaged in the Merger. Under a potential interpretation of the Securities Exchange Act of 1934 rules governing “going private” transactions, each of C. Lourenco Goncalves, our chief executive officer, Terry L. Freeman, our chief financial officer, and John A. Hageman, our chief legal officer and secretary, Merger Sub, Parent, Apollo and the Apollo Affiliates may be deemed to be an affiliate of Metals USA. Each of Messrs. Goncalves, Freeman and Hageman, Merger Sub, Parent, Apollo and the Apollo Affiliates believes that the merger agreement and the merger are substantively and procedurally fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). None of Messrs. Goncalves, Freeman and Hageman undertook a formal evaluation of the fairness of the merger or engaged a financial advisor for such purposes. None of Merger Sub, Parent, Apollo or the Apollo Affiliates participated in the deliberations of the Company’s board of directors regarding, or received advice from the Company’s legal or financial advisors as to, the substantive or procedural fairness of the merger, nor did Merger Sub, Parent, Apollo or the Apollo Affiliates undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purposes. See “Special Factors—Position of C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman as to Fairness,” on page 35 and “Special Factors—Position of Merger Sub, Parent, Apollo and the Apollo Affiliates as to Fairness” on page 36.

•	Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Metals USA common stock at the close of business on September 13, 2005, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 20,284,148 shares of common stock of Metals USA entitled to be voted. See “The Special Meeting—Record Date, Quorum and Voting Power” on page 64.

•	Stockholder Vote Required to Adopt the Merger Agreement. For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. See “The Special Meeting—Required Vote” on page 64.

•

Share Ownership of Directors and Executive Officers. As of September 13, 2005, the record date for the special meeting, the directors and executive officers of Metals USA held and are entitled to vote, in the aggregate, 131,679 shares of our common stock, representing less than 1.0% of the outstanding shares of our common stock. Our directors, holding an aggregate of approximately 70,000 shares, or less than 1.0% of the outstanding shares, of our common stock, and Messrs. Freeman and Hageman, holding 30,745 and 19,204, or less than 1.0% of the outstanding shares, of our common stock, respectively, have informed the Company that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement. See “The Special Meeting—Voting by Directors and Executive Officers” on page 64.

•	Material U.S. Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a “U.S. holder” (as defined in “Special Factors—Material U.S. Federal Income Tax Consequences”). Your receipt of cash in exchange for your shares of Metals USA common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Metals USA common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Holders of our common stock that are not U.S. holders may have different tax consequences than those described with respect to U.S. holders and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. You should also consult your tax advisor on the tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 57.

•	Dissenters’ Rights of Appraisal. Delaware law provides you, as a stockholder, with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 86 and Annex C—Section 262 of the Delaware General Corporation Law.

Questions and Answers about the Special Meeting and the Merger

Q:	When and where is the special meeting?

A:	The special meeting of Metals USA stockholders will be held at 10:00 a.m., EDT, on Wednesday, October 19, 2005, at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 20th Floor, New York, New York.

Q:	What matters will I vote on at the special meeting?

A:	You will vote:

•	“for” or “against” the Agreement and Plan of Merger, dated as of May 18, 2005 (referred to in this document as the merger agreement), among the Company, Flag Holdings Corporation and Flag Acquisition Corporation;

•	to approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Metals USA’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:	Stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement for us to complete the merger.

Q:	What vote of stockholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on September 13, 2005, the record date for this solicitation, are entitled to receive notice of and to vote at the special meeting. On the record date, approximately 20,284,148 shares of our common stock, held by approximately 1,519 stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:	How do I vote in person at the special meeting?

A:	If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:	Can I change my vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Secretary at our principal offices, One Riverway, Suite 1100, Houston, Texas 77056, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:	How are votes counted?

A:	For the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal relating to adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. Stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST the adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it has the same effect as if you vote AGAINST adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of Metals USA’s board of directors on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes will also have the same effect as a vote against the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Who will bear the cost of this solicitation?

A:

We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone or facsimile, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Metals USA stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056, or by telephone at (713) 965-0990.

Financing by Parent of Merger and Related Transactions (Page 42)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $700 million, which will be funded by a new credit facility, either a private offering of debt securities and equity financing or a bridge loan facility and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, see “Special Factors—Financing of the Merger.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing (Page 42)

Parent has received an equity commitment letter from Apollo on behalf of the Apollo Funds, pursuant to which, subject to the conditions contained therein, Apollo has agreed to make or cause to be made a cash capital contribution to Parent of up to $165 million.

Debt Financing (Page 43)

Merger Sub has received a debt commitment letter pursuant to which, subject to the conditions contained therein, (a) Credit Suisse, Cayman Islands Branch and Bank of America, N.A. severally committed to provide up to $450 million in the aggregate of a senior secured asset-based revolving credit facility, and (b) Credit Suisse and CIBC World Markets Corp. (“CIBC World Markets” and, collectively with Credit Suisse and Bank of America, N.A., the “debt providers”) severally committed, if the Company is unable to issue at least $250 million of senior secured floating rate notes and/or senior secured fixed rate notes in a public offering or in a Rule 144A or other private placement on or before the effective time of the merger, to provide at least $250 million in the aggregate of senior secured increasing rate bridge loans.

The availability of the senior secured facility and the bridge facility are subject to the satisfaction of certain conditions, including other customary conditions for leveraged acquisition financings. Importantly, we are aware of two conditions to the debt commitment letter that may not be satisfied, and as such may provide the debt providers with the sole discretion to not provide either or both of the senior secured facility and the bridge facility.

The Company’s Consolidated EBITDA.    It is a condition to the financing under the debt commitment letter that the Company’s consolidated earnings before interest, tax, depreciation and amortization (“EBITDA”) for the four-fiscal quarter period most recently ended before the effective time of the merger will be not less than $146 million if such four-fiscal quarter period ended on June 30, 2005 and $117.5 million if such four-fiscal quarter period ended on September 30, 2005. The Company’s consolidated EBITDA for the four-fiscal quarter period ended on June 30, 2005 was approximately $146.3 million, exceeding the minimum required amount by approximately $300,000. The Company’s most recent forecast as of early July 2005 indicates that its EBITDA for the four-fiscal quarter period ended on September 30, 2005 will be approximately 2% to 3% below the minimum required amount under the debt commitment letter. If the effective time of the merger occurs after September 30, 2005 and the Company’s actual EBITDA for the four-fiscal quarter period ended on September 30, 2005 fails to meet this $117.5 million minimum required amount, the debt providers will not be obligated under the debt commitment letter to provide the financing.

The Company’s Excess Borrowing Capacity.    It is also a condition to the financing under the debt commitment letter that the Company have excess borrowing capacity under the new senior secured facility of at least $75 million at the effective time of the merger. The debt commitment letter provides that the borrowing base under the senior secured facility at any time must equal the sum of (a) 90% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Company’s flat rolled inventory plus (y) 85% of the net orderly liquidation value of all other inventory of the Company. Based on a preliminary valuation recently conducted by the debt providers’ third party appraisers, the orderly liquidation value of the Company’s inventory is projected to be approximately 12% less than originally anticipated. As a result, based on this preliminary valuation, the Company would have excess capacity less than the minimum amount required by the debt commitment letter. If such excess capacity with respect to the Company is less than $75 million at the effective time of the merger, then the debt providers will not be obligated to provide the senior secured facility or the bridge facility.

If any portion of the debt financing under the debt commitment letter becomes unavailable, Parent will be required to use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources within 30 days after all of the other conditions to the merger agreement have been satisfied. If Parent is unable to obtain such alternative financing within such 30 day period, Parent will not be obligated to close the transaction because Parent’s obligation under the merger agreement to close the transaction is conditioned upon Parent having obtained its debt financing or alternative debt financing. Accordingly, if the debt providers, in their sole discretion, do not waive any condition that is not otherwise satisfied, and Parent is unable to obtain alternative financing within the 30 day period as described above, Parent will not be obligated to close the merger transaction, and the merger transaction may terminate as a result. We cannot assure you that the debt providers will waive any condition or that Parent will obtain alternative debt financing.

Based on our discussions with Parent, Apollo and the debt providers to date, if one or both of the minimum EBITDA condition and minimum excess capacity condition discussed above are not satisfied, there is a reasonable possibility that the debt providers will not provide the debt financing under the debt commitment letter and that, depending on the condition of the metals and steel industry (and of the Company in particular) and the debt financing markets at such time, it may be difficult, or not possible, for Parent to obtain alternative financing on comparable terms. In that event, Parent would not be obligated to close the merger transaction, and the merger transaction may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Parent is unable to obtain its debt financing and is consequently not obligated to close the merger transaction, it is possible that Parent and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In the event we agree to such a revised transaction with Parent on materially different terms than those in the merger agreement, the Company will disseminate a new proxy statement to its stockholders disclosing, among other things, the terms of such revised transaction and submit such revised transaction to a vote at a special meeting called for that purpose.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 47)

Some of the directors and executive officers of Metals USA have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Metals USA. The Metals USA board of directors was aware of these interests and considered them in approving the merger agreement and the merger. These interests include:

•	Following the merger, C. Lourenco Goncalves, our chief executive officer and a member of our board of directors, Terry L. Freeman, our chief financial officer, and John A. Hageman, our chief legal officer and secretary, will continue as executive officers of the surviving corporation. It is expected that our other current executive officers will continue as executive officers of the surviving corporation. The service of our directors, other than Mr. Goncalves, will end on the completion of the merger.

•	Prior to entering into the merger agreement, Parent required that Messrs. Goncalves, Freeman and Hageman, enter into employment agreements with Merger Sub and agree to make significant investments in Parent. Accordingly, Messrs. Goncalves, Freeman and Hageman have entered into agreements with Merger Sub and Parent pursuant to which they have agreed to be employed by the surviving corporation following the effective time and to make an equity investment in Parent.

•	The aggregate equity investment in Parent agreed to by Messrs. Goncalves, Freeman and Hageman is expected to represent approximately $4.6 million, or approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. As a result of his respective equity ownership in the Company, at the effective time of the merger, Mr. Goncalves is entitled to receive approximately $4.95 million, of which he has agreed to contribute $3.13 million to Parent at the effective time of the merger; Mr. Freeman is entitled to receive approximately $1.76 million, of which he has agreed to contribute $800,000 to Parent at the effective time of the merger; and Mr. Hageman is entitled to receive approximately $1.5 million, of which he has agreed to contribute $625,000 to Parent at the effective time of the merger. Messrs. Goncalves’, Freeman’s and Hageman’s equity investment in Parent will be illiquid and subject to an investor rights agreement restricting the ability of the management participants to sell such equity. The capital used by each of Messrs. Goncalves, Freeman and Hageman to pay for their respective equity investments in Parent will be derived from the proceeds they otherwise would be entitled to receive in the merger as holders of options, warrants, shares of Metals USA common stock and/or rights to receive additional shares of Metals USA common stock.

•	Each of Messrs. Goncalves, Freeman and Hageman will be granted stock options to purchase shares of Parent under the terms of Parent’s stock option incentive plan and their respective non-qualified stock option agreements. In the aggregate, these stock options represent approximately 3% of the shares of common stock of the Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves will be granted options to purchase up to approximately 2%, Mr. Freeman will be granted options to purchase up to approximately 0.5%, and Mr. Hageman will be granted options to purchase up to approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•	Additionally, each of Messrs. Goncalves, Freeman and Hageman has subscribed to purchase shares of Parent. In the aggregate, these shares represent approximately 3% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has subscribed to purchase shares representing approximately 2%, Mr. Freeman has subscribed to purchase shares representing approximately 0.5%, and Mr. Hageman has subscribed to purchase shares representing approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•

Additional members of management of the Company and its subsidiaries that enter into employment agreements or arrangements with Parent or Merger Sub before the closing of the merger may also, at Parent’s election, at the effective time of the merger, have their stock options of Metals USA common stock converted into options to purchase shares of either Parent or Merger Sub. Parent must make this election not later than three business days prior to the effective time of the merger. Parent expects that any equity investment of each of these additional individuals will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

•	Also, our board of directors (other than Messrs. Dienst and Goncalves, who abstained) has awarded Mr. Dienst, the non-executive Chairman of our board of directors, in recognition of his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, a cash payment of $500,000 to be paid upon the completion of the transaction or of a superior proposal approved by our board of directors. This payment was recommended by our compensation committee and approved by our board of directors (other than Messrs. Goncalves and Dienst who abstained) after our board had approved the merger agreement. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

•	At the effective time of the merger, each outstanding option to purchase shares of Metals USA common stock and each outstanding and unvested right to receive one share of Metals USA common stock (in each case, including those held by our directors and executive officers) will vest. The total value of all options and rights to receive shares of Metals USA common stock that will become vested at the effective time of the merger is $5,502,888 and $929,214, respectively.

•	Under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current and former officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Citadel Support Agreement (Page 55 and Annex D)

Affiliates of Citadel Investment Group, L.L.C., which collectively own approximately 16.7% of the shares of Metals USA common stock as of the record date, have entered into a separate support agreement with Parent pursuant to which they have agreed to vote their shares in favor of the merger and against any other acquisition proposal. The support agreement also granted Parent, in certain limited circumstances, an irrevocable proxy to vote such shares of Metals USA common stock. A copy of the support agreement is attached to this proxy statement as Annex D.

The Citadel affiliates also agreed to certain restrictions on their ability to sell or transfer their shares of Metals USA common stock until the earlier of the termination of the support agreement or the completion of the stockholders meeting (including any adjournment or postponement thereof). The support agreement terminates upon the earliest to occur of:

•	termination of the merger agreement;

•	completion of the merger;

•	any amendment to the merger agreement without the consent of the Company’s stockholders that reduces the merger consideration below $22.00 per share or changes the form of merger consideration to other than cash; or

•	December 15, 2005.

James E. Bolin, a director of Metals USA, served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., from 2003 to April 2005. Mr. Bolin was not involved in the negotiations or discussions concerning the support agreement with Parent and the Citadel affiliates referenced above. Additionally, other than as a member of the board of directors, Mr. Bolin did not participate in the negotiations or discussions with Parent with respect to the merger agreement.

Treatment of the Company’s Stock Options (Page 66)

Immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will become fully vested and immediately exercisable.

All such options not exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest) less applicable withholding taxes equal to the product of (i) the number of shares of our common stock subject to each option immediately prior to the effective time of the merger and (ii) the excess of $22.00 over the exercise price per share of common stock subject to such option.

Treatment of the Company’s Warrants (Page 66)

From and after the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive (upon surrender by the holder thereof of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, the Company will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that the Company has elected to accelerate the expiration of the warrants to the 60th day following the effective time of the merger. If a warrant has not been exercised before the effective time of the merger but is exercised before the 60th day following the merger, the warrantholder will be entitled to receive, upon surrender by such holder of the warrant and the payment by such holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

Treatment of the Right To Receive Additional Metals USA Shares (Page 67)

At the effective time of the merger all rights to receive additional shares of Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise. At the effective time of the merger, all restrictions on the delivery and issuance of such shares will lapse and such shares will be fully vested.

Regulatory Approvals (Page 58)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On June 3, 2005, the Company and Merger Sub each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On June 17, 2005, the U.S. Federal Trade Commission granted Metals USA early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied.

Except as noted above with respect to the required filings under the HSR Act and the filing of a certificate of merger in Delaware at or before the effective time of the merger, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 67)

As soon as practicable after the effective time of the merger, a paying agent designated by Parent will mail a letter of transmittal and instructions to all Metals USA stockholders. The letter of transmittal and instructions will tell you how to surrender your Metals USA common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions; Superior Proposal (Pages 73 and 77)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as the Company complies with certain terms of the merger agreement, including paying a termination fee of $17 million to Parent and reimbursement of Parent’s and Merger Sub’s expenses, up to $4 million.

Conditions to Closing (Page 75)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing;

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing;

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of most of the Company’s representations and warranties as of May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the truth and correctness of the Company’s representations and warranties regarding the Company’s capitalization as of May 18, 2005 and at the effective time of the merger (disregarding, for purposes of determining the truth and correctness of any such representation or warranty, any additional amount required to be paid by Parent as merger consideration not in excess of $100,000);

•	the truth and correctness of the Company’s representations and warranties as of May 18, 2005 regarding the absence of material adverse changes in the Company since December 31, 2004;

•	the performance, in all material respects, by the Company of its covenants and agreements in the merger agreement;

•	the receipt by Parent and Merger Sub of its debt financing or alternative financing; see “Special Factors—Financing by Parent of Merger and Related Transactions—Conditions Precedent to the Debt Commitment”;

•	Mr. Goncalves’ employment agreement with Merger Sub not having been terminated and remaining in force and effect at the effective time of the merger (which employment agreement may be terminated by Merger Sub for “cause,” which is defined to include, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves and the Company, or the occurrence of a materially adverse outcome in such litigation, except that for purposes of this condition, the emergence of any such facts or developments will not be deemed to constitute “cause” unless it is reasonably likely that such adverse impact will be significant; for a description of such pending litigation, see “The Merger Agreement (Proposal No. 1)—Conditions to the Closing”);

•	not more than 10% of the Company’s stockholders having demanded and validly perfected appraisal rights under Delaware law;

•	the receipt by the Company of certain specified third party consents and approvals and any other consents and approvals required in connection with the transactions contemplated by the merger agreement, except for such other consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability; and

•	since May 18, 2005, there will not have been any material adverse effect on the Company or its subsidiaries or any event, change or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company or its subsidiaries.

Termination of the Merger Agreement (Page 77)

Metals USA and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Metals USA have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the closing has not occurred on or before December 15, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the meeting of the stockholders; or

•	any governmental authority has issued an order or entered an injunction or other ruling or taken any other action that prevents or prohibits completion of the merger;

•	by Parent if:

•	our board of directors withdraws, qualifies or modifies its approval of the merger agreement;

•	our board of directors withdraws, qualifies or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement in a manner adverse to Parent;

•	our board or directors recommends or approves another acquisition proposal; or

•	the Company breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice;

•	by the Company if:

•	the Parent or Merger Sub breaches any of its respective representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice; or

•	we enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Parent with a four business day period to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal and we have paid the termination fee of $17 million to Parent and have reimbursed the expenses of Parent and Merger Sub up to $4 million.

Termination Fee and Expenses (Page 77 and 78)

•	If the merger agreement is terminated under certain circumstances:

•	the Company will be obligated to pay a termination fee of $17 million to Parent; and

•	the Company will be obligated to pay the expenses of Parent and Merger Sub, up to $4 million (in addition to any termination fee otherwise payable).

•	If the merger agreement is terminated by the Company as a result of a breach by Parent or Merger Sub of the merger agreement, Parent will be obligated to pay the expenses of the Company, up to $1 million.

Market Price of Metals USA Common Stock (Page 79)

Our common stock is quoted on the NASDAQ National Market under the trading symbol “MUSA.” On May 17, 2005, which was the last trading day before the announcement of the execution of the merger agreement, the Company’s common stock closed at $13.89 per share. On September 13, 2005, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $20.88 per share.

Dissenters’ Rights of Appraisal (Page 86 and Annex C)

Delaware law provides you, as a stockholder, with appraisal rights in the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

SPECIAL FACTORS

Background of the Merger

Prior to January 2005, the board of directors of the Company considered, from time to time, various strategic alternatives to maximize stockholder value, including, but not limited to, mergers, acquisitions and the potential sale of the Company, but no definitive action was taken by the board of directors, and none of these various strategic alternatives, other than the proposed transaction with Apollo, resulted in an offer for the securities or assets of Metals USA.

The Company’s senior management also conducts meetings from time to time with market analysts and investors to discuss the Company and its business. In November 2004, C. Lourenco Goncalves, our chief executive officer, and Terry L. Freeman, our chief financial officer, participated in meetings with several private investment management firms, including Apollo, to discuss the Company’s business. The purpose of these meetings was to increase the Company’s visibility in the Wall Street investment community and to make preliminary and exploratory investigations in order to determine whether the Company should pursue strategic transactions. These meetings were organized by a nationally recognized investment bank (which was not CIBC World Markets or Jefferies), but such investment bank was not hired or retained by Metals USA and did not receive any compensation from Metals USA in connection therewith. During these meetings general discussions took place, including with respect to the possible interest of such firms in making an investment in or entering into a strategic transaction with the Company.

Also, between September 2004 and January 2005, the Company contacted two companies in the metals and steel industry with respect to their possible interest in entering into a business combination with Metals USA. CIBC World Markets acted as the Company’s financial advisor in connection with a potential business combination with one such company. Both of such companies declined to engage in any serious discussions with Metals USA and discussions with both companies had ceased by the end of January 2005.

In December 2004, representatives of Apollo visited the headquarters of the Company for general discussions with Messrs. Goncalves and Freeman. In late January 2005, representatives of Apollo contacted Mr. Goncalves to express preliminary interest in pursuing a transaction with the Company. Mr. Goncalves promptly notified Daniel W. Dienst, the non-executive Chairman of our board of directors, of Apollo’s expression of interest, following which Mr. Dienst held an initial discussion with Apollo.

On January 28, 2005, the board of directors held a special meeting. At this meeting, Mr. Dienst informed the members of the board that the Company had been approached by Apollo and that Apollo had expressed preliminary interest in pursuing a transaction with the Company and requested to perform preliminary due diligence with respect to the Company, subject to a confidentiality agreement. The board of directors authorized management to enter into a confidentiality agreement with Apollo and designated Mr. Dienst as the point of contact for Apollo in connection with due diligence activities and discussions regarding a potential transaction.

On February 1, 2005, the Company entered into a confidentiality agreement with Apollo. During the month of February 2005, Apollo began to conduct its financial, legal and accounting due diligence, including meetings with Messrs. Goncalves and Freeman in Houston, Texas. Also, during this period, Mr. Dienst discussed with CIBC World Markets, the Company’s financial advisor, certain matters relating to Apollo’s interest in pursuing a transaction with the Company, including the possibility, if the Company deemed it appropriate, for CIBC World Markets to offer to provide debt financing to Apollo or other potential buyers should the Company decide to solicit indications of interest from other third parties. It was determined that, in such event, the Company would request an opinion from another investment banking firm as to the fairness of the consideration to be received in a sale transaction.

On February 28, 2005, Mr. Dienst met with representatives of Apollo in New York City. At that meeting, based upon its preliminary diligence, Apollo expressed its desire to continue its discussions with the Company regarding a possible sale transaction, and proposed to acquire the Company for a “modest,” but yet undetermined, premium to the Company’s stock price. On that date, the Company’s per share stock price closed at $24.37.

On March 1, 2005, the board of directors held a special meeting with respect to the proposed Apollo transaction. At this meeting, our Chairman reported that, subject to the confidentiality agreement it had signed with the Company, Apollo had performed preliminary due diligence and had met with the Company’s senior management in Houston, Texas. Mr. Dienst also informed the board of directors of his meeting with Apollo on February 28, 2005, including Apollo’s proposal to pay a “modest,” but yet undetermined, premium in excess of the stock price. In view of the fact that the Company’s stock price was then trading at an historical high and that Apollo had indicated that it expected to offer a premium to that price, the board of directors authorized Mr. Dienst on behalf of the Company to continue discussions with Apollo.

At the March 1, 2005 meeting, Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), the Company’s outside counsel, provided the board of directors with an overview of its fiduciary duties when considering a possible sale of the Company. Akin Gump also discussed with the board of directors customary provisions that would be included in a definitive agreement with respect to the sale of the Company, including a provision that would allow the board of directors to accept a superior proposal, typically upon the payment of a termination fee. CIBC World Markets reviewed with the board of directors certain preliminary financial analyses relating to the Company. CIBC World Markets also reviewed with the board of directors, among other things, the historical stock price performance and trading volumes of the Company common stock over various periods ended February 28, 2005 and an illustrative overview of a leveraged buyout of the Company, including implied leverage statistics of the Company assuming, among other things, that a 10% premium were paid over the closing price of the Company common stock on February 28, 2005 and internal rates of return for an acquiror in a leveraged buyout of the Company assuming, among other things, that up to a 30% premium were paid over the closing price of the Company common stock on February 28, 2005. Also at this meeting, CIBC World Markets discussed with the board of directors the potential for another strategic or financial buyer to be interested in acquiring the Company for a purchase price greater than the purchase price indicated by Apollo. The board of directors also considered the risk that Apollo might withdraw its interest if other potential buyers were contacted by the Company. The board of directors determined that conducting an auction at that time to sell the Company was not in the best interests of the Company or its stockholders since to do so could cause Apollo to cease its discussions and due diligence and could adversely impact the Company by signaling to its customers and competitors that the Company was for sale. The board of directors instructed Mr. Dienst to request a letter from Apollo confirming its interest in the Company.

On March 3, 2005, Apollo conveyed to Mr. Dienst Apollo’s preliminary offer to purchase all of the outstanding common stock of the Company for $24.50 per share in cash. Mr. Dienst responded to Apollo that in his view the offer price did not reflect a sufficient premium to the Company’s then current stock price. On March 3, 2005, the Company’s stock price closed at $23.61.

On March 6, 2005, Mr. Dienst met with representatives of Apollo in New York City. At that meeting, Apollo increased its preliminary offer price from $24.50 per share to $26.00 per share. Mr. Dienst stated that $26.00 did not reflect a sufficient premium to the Company’s then current stock price, but that in his view the board of directors would favorably consider an offer of $26.50 per share. A representative of Apollo explained that before increasing its price beyond $26.00 per share, Apollo needed to conduct further diligence on the steel, commodities and oil markets, in general, including engaging in discussions with Mr. Goncalves about the steel markets and the Company, and to have an opportunity to review the Company’s February 2005 financial results. On Friday, March 4, 2005, the Company’s stock price closed at $24.21.

On March 7, 2005, Mr. Dienst received a call from a representative of Apollo preliminarily agreeing to increase its cash offer price to $26.50 per share.

On March 10, 2005, a representative of Apollo informed Mr. Dienst that it had received a letter from Credit Suisse stating that Credit Suisse was highly confident it could provide Apollo with the debt financing necessary for Apollo’s transaction with the Company.

On March 14, 2005, Apollo provided the Company with a written non-binding indication of interest regarding its possible acquisition of the Company at a price of $26.50 per share in cash in a merger transaction. The indication of interest stated that Apollo would finance the transaction with a combination of equity from Apollo’s buyout fund as well as debt financing customary for a transaction of this type. The indication of interest set forth Apollo’s material terms, including that Apollo would enter into binding financing commitments at the time a merger agreement was executed. Apollo attached a draft commitment letter from Credit Suisse related to the anticipated debt financing. Completion of Apollo’s proposed transaction would be subject to its receipt of such debt financing on the terms of the final financing commitments. Additionally, the indication of interest stated that as part of the transaction, Apollo would negotiate and enter into employment agreements with key management, which would include continuing equity participation for such management members. Together with its delivery of the indication of interest, Apollo provided a proposed exclusivity agreement that would restrict the Company’s ability to solicit, negotiate, encourage or otherwise discuss and agree to enter into any transaction with any other person involving a sale of the Company until after April 30, 2005.

On March 15, 2005, the board of directors held a special meeting. Prior to the meeting, the Chairman provided each member of the board of directors with a copy of Apollo’s indication of interest, proposed exclusivity agreement and draft debt financing commitment letter. At this meeting, Mr. Dienst reviewed these documents with the board of directors. After a discussion of the proposed exclusivity agreement, the board of directors concluded that, subject to certain changes that would be requested, the Company should grant Apollo a period of exclusivity in order to complete its diligence and negotiate a definitive merger agreement. At this meeting, Mr. Dienst also discussed CIBC World Markets’ potential participation in the debt financing for the transaction and, in such event, the potential engagement of another investment banking firm to render to the board of directors an opinion as to the fairness of the consideration to be received in the transaction.

At the March 15 meeting, Mr. Dienst informed the board of directors that Apollo had indicated that its interest in the transaction was predicated on Mr. Goncalves remaining as chief executive officer of the surviving corporation and rolling over a significant portion of his equity ownership in the Company into equity ownership in the surviving corporation or Parent in the merger. As a result of these conditions, the board of directors discussed the potential conflict of interest Mr. Goncalves had with respect to the Apollo transaction because he was both a member of the board of directors and could be deemed to be a potential participant in Apollo’s purchase of the Company. Upon the advice of Akin Gump, the board of directors determined that Mr. Goncalves should not participate in discussions of the possible sale and that the board of directors should form a transaction committee, comprised of all of the members of the board of directors other than Mr. Goncalves, to do the following:

•	evaluate and negotiate with Apollo with respect to the proposed exclusivity agreement and the indication of interest and, if the transaction committee deems appropriate, approve the execution and delivery by the Company of such documents;

•	negotiate with Apollo with respect to the terms and conditions of a definitive agreement with respect to the transactions contemplated by the indication of interest; and

•	make a recommendation to the full board of directors with respect to whether the transactions contemplated by the definitive agreement are fair to, and in the best interests of, the Company’s stockholders and the Company.

Following the Company’s board of directors meeting on March 15, 2005, Mr. Dienst and Akin Gump negotiated by telephonic conference the terms of the proposed exclusivity agreement with Apollo and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), Apollo’s outside counsel, with respect to the sale transaction.

On March 17, 2005, the exclusivity agreement between Apollo and the Company was executed. The final exclusivity agreement provided that the Company would not, until 11:59 p.m. on Friday, April 29, 2005, solicit, negotiate, encourage or otherwise discuss or agree to enter into any agreement or understanding with respect to the sale of the Company. The final exclusivity agreement also provided that if, on or after April 18, 2005, the

Company’s board of directors determined that Apollo was not working in good faith with the Company to pursue a transaction as outlined in its indication of interest, or it had not made sufficient progress on other aspects of the transaction (other than due to matters within the Company’s control) such that it was unlikely it would be able to complete negotiations on all aspects of the transaction by April 29, 2005, then the Company would have the right to terminate the exclusivity agreement. The final exclusivity agreement further provided that Apollo would not conduct any discussions or negotiations with management concerning the management arrangements referenced in the indication of interest until such time as Apollo was authorized to do so by the Company’s board of directors.

Commencing on March 21, 2005 and continuing thereafter, Apollo, together with its advisors, conducted further business, legal, financial and industry due diligence with respect to the Company, which included meetings with Messrs. Goncalves, Freeman and Hageman.

On April 11, 2005, Wachtell Lipton delivered to Akin Gump an initial draft of the agreement and plan of merger.

On April 13, 2005, the board of directors held a special meeting. At this meeting, Mr. Dienst updated the board of directors on the status of the discussions with Apollo since the last meeting of the board of directors on March 15, 2005. Mr. Dienst informed the board of directors that a substantial amount of time had been invested by Apollo, as well as a substantial amount of expense incurred, with respect to its retention of outside legal counsel, accountants and industry consultants in conducting a comprehensive due diligence review of the Company. Mr. Dienst also informed the members of the board of directors that Apollo was continuing to engage in serious negotiations with its debt financing sources with respect to the transaction. Akin Gump then reviewed with the board of directors the terms and conditions of the draft merger agreement Apollo’s counsel provided on April 11, 2005. Following discussion, the board of directors authorized Mr. Dienst to begin negotiations of the merger agreement with Apollo and authorized Mr. Goncalves to begin negotiations with Apollo regarding the terms of his participation with Apollo in the transaction. Later that week, Mr. Goncalves commenced his negotiations with Apollo concerning the terms of his employment and equity investment in Parent.

On April 19, 2005, given the progress made in the potential transaction with Apollo, and because of CIBC World Markets’ expected participation in Apollo’s debt financing, Mr. Dienst contacted Jefferies & Company, Inc. (“Jefferies”), which was not participating in Apollo’s debt financing, to request that Jefferies render an opinion to the board of directors with respect to the fairness of the merger consideration to be received by the Company’s stockholders. Notwithstanding CIBC World Markets’ expected role in Apollo’s debt financing, the Company’s board of directors continued to seek and receive assistance throughout the transaction from CIBC World Markets based upon the board of directors’ confidence in CIBC World Markets’ knowledge of the Company and experience in the metals and steel markets.

On April 21, 2005, Akin Gump and Wachtell Lipton held a preliminary telephonic conference call pursuant to which Akin Gump discussed the Company’s initial comments to the merger agreement. During this call, Wachtell Lipton notified Akin Gump that Apollo would require, prior to entering into the merger agreement, that affiliates of Citadel Investment Group, L.L.C., which collectively owned approximately 16% of the Company’s common stock, enter into a support agreement pursuant to which such affiliates would agree to vote their shares in favor of the merger and against any other acquisition proposal.

Beginning on April 21, 2005 and continuing until the execution of the merger agreement on May 18, 2005, Mr. Dienst, CIBC World Markets, Akin Gump, Apollo and Wachtell Lipton engaged in a series of telephone calls and meetings to discuss the offer price and to negotiate the terms of the merger agreement, including the nature of the Company’s ability to entertain third party proposals, the size of the termination fee and events triggering its payment, the amount of expense reimbursement and events triggering such reimbursement, the conditionality to Apollo’s obligation to close the transaction, the definition of “material adverse effect” and other material terms. During this time, Mr. Dienst, CIBC World Markets and Akin Gump periodically updated the board of directors with respect to the status of such discussions and negotiations. Ultimately, the board of directors concluded that the merger and the merger agreement were fair to and in the best interests of the Company and its stockholders.

On May 2, 2005, Mr. Dienst had a telephonic conversation with Apollo during which Apollo informed Mr. Dienst that because of the recent downturn in the debt financing markets, the precipitous deterioration in the steel markets and the Company’s declining stock price, Apollo had determined to reduce its offer price from $26.50 per share to $23.00 per share in cash. On May 2, 2005, the Company’s stock price closed at $14.50. Between February 28, 2005, the date that Apollo proposed to acquire the Company for a “modest” premium, and May 2, 2005, the date that Apollo reduced its offer price, the price of hot rolled coil steel decreased nearly 10% from $640 per ton to $580 per ton, and the Philadelphia Steel Price Index, an equity-dollar-weighted average index consisting of 15 publicly traded steel company stocks (excluding Metals USA), decreased from $269.9 to $184.3, and the High Yield Steel Index, an index of steel industry bond yields, increased from 5.9% to 7.6%. Historically, a deterioration of the steel markets has resulted in lower steel prices. Generally, as steel prices decrease, the prices at which Metals USA is able to sell its products decreases resulting in decreased profit margins and net income. In addition, the downturn in the debt financing markets made it more expensive for Apollo to obtain its financing in order to consummate the transaction with Metals USA.

During the week of May 2, 2005, counsel to Citadel and Apollo negotiated the terms of Citadel’s support agreement.

On May 3, 2005, the board of directors held a special meeting. At that meeting, Mr. Dienst updated the board with respect to the potential Apollo transaction. Mr. Dienst stated that he had been informed that Apollo had substantially completed its due diligence, and that negotiations between Mr. Goncalves and Apollo with respect to his employment and equity investment following the closing of the transaction were continuing. Mr. Dienst then addressed Apollo’s progress with respect to entering into financing commitment letters with its banks. The board of directors discussed the adverse changes in the steel industry and in the Company’s stock price (which had fallen to $14.50 per share as of May 2, 2005) which had occurred since the board of directors’ prior meeting on April 15, 2005 and discussed how the debt financing markets had become less favorable during such period. Mr. Dienst informed the board of directors that, as a result of these events, Apollo had revised its offer price to $23.00 per share. At Mr. Dienst’s request, CIBC World Markets discussed with the board of directors the recent stock price performance and trading volumes of the Company common stock over various periods ended March 14, 2005 and May 2, 2005 as well as certain market trends in the metals and steel industry and the high-yield debt market since March 14, 2005. CIBC World Markets also reviewed with the board of directors, among other things, implied multiples and premiums for the Company based on $23.00 per share (Apollo’s revised offer price as of May 2, 2005) and per share prices ranging from $14.50 (the closing price of the Company common stock on May 2, 2005) to $26.50 (Apollo’s preliminary offer price as of March 14, 2005) and implied leverage statistics of the Company and internal rates of return for an acquiror in a leveraged buyout of the Company assuming, among other things, various hypothetical per share purchase prices between $20.00 and $26.50. In addition, CIBC World Markets again reviewed with the board of directors the preliminary financial analyses previously reviewed with the board of directors at its March 1, 2005 board of directors meeting, which analyses were updated to the extent relevant for closing prices as of May 2, 2005.

Thereafter, at the May 3, 2005 meeting, the transaction committee engaged in a lengthy discussion regarding Apollo’s new offer of $23.00 per share, including whether to continue to pursue a transaction with Apollo. Following this discussion, the transaction committee noted that the price of $23.00 per share continued to represent a significant premium to the Company’s current stock price, and, in light of the conditions prevailing in the debt financing market and the steel industry generally, the transaction committee determined that the price of $23.00 per share was favorable and that negotiations with Apollo should continue.

On May 4, 2005, representatives from Apollo, Wachtell Lipton, Akin Gump, and CIBC World Markets met to discuss and negotiate the terms of Wachtell Lipton’s May 3, 2005 revised draft merger agreement. Later that day, a representative of Apollo telephoned Mr. Dienst to notify him that Apollo was reducing its offer from

$23.00 per share to $22.75 per share because the professional fees and other expenses that the Company estimated it would incur in connection with the transaction were higher than Apollo had previously anticipated, thereby increasing Apollo’s financing requirements. On that call, Mr. Dienst told Apollo that, in his view, a further reduction of the purchase price would not be favorably received by the board of directors. On May 4, 2005, the Company’s stock price closed at $14.65.

On May 5, 2005, Apollo telephoned Mr. Dienst to propose that Apollo would keep its offer of $23.00 per share, but that the purchase price would be subject to reduction if the Company’s professional fees exceeded an amount equal to approximately $0.25 per fully diluted share, or $6,225,000.

On May 6, 2005, Wachtell Lipton delivered a revised draft of the merger agreement to Akin Gump reflecting the matters discussed at the meeting on May 4, 2005 and the May 5, 2005 telephonic conversation between Mr. Dienst and Apollo.

During the period between May 6, 2005 and May 9, 2005, the Company, CIBC World Markets and Akin Gump, on the one hand, and Apollo and Wachtell Lipton, on the other hand, continued to negotiate the terms of the merger agreement. These discussions included preliminary agreement that the price reduction for the Company’s transaction fees would not exceed $0.25 per share, so that the minimum transaction price would be $22.75 per share.

On May 10, 2005, a special meeting of the board of directors was held at the offices of Akin Gump in New York City. At this meeting, Mr. Dienst reviewed with the board of directors the status of negotiations with Apollo, including the key business terms. Mr. Dienst informed the board of directors that he had received a draft of Apollo’s equity commitment letter, and that affiliates of Citadel had agreed to enter into a support agreement with Apollo pursuant to which it would agree, subject to certain customary limitations, to vote in favor of the transaction and against other third-party offers to acquire the Company. Mr. Dienst explained to the board of directors that Apollo continued to have difficulty obtaining its debt financing, particularly because of then current conditions in the debt financing market and in the steel industry generally, which had continued to worsen. Mr. Dienst also informed the board of directors that scrap metal prices had fallen sharply. Mr. Dienst then informed the board of directors it was his understanding that Mr. Goncalves and Apollo had not yet completed the negotiation of the terms of Mr. Goncalves’ employment and equity investment agreements in the surviving corporation or Parent. Mr. Dienst then explained to the board of directors that, in addition to the need to review and understand Mr. Goncalves’ employment and equity investment agreements and the debt commitment letters, a few issues remained unresolved with Apollo with respect to the merger agreement. Akin Gump then reviewed with the board of directors the material terms of the current draft of the merger agreement which had been distributed to the board of directors in summary form in advance of the meeting.

At the May 10, 2005 special meeting of the board of directors, CIBC World Markets reviewed with the board of directors, among other things, the historical stock price performance of the Company and selected companies in the metals and steel industry and trading volumes of the Company common stock over various periods ended May 9, 2005 and implied multiples and premiums for the Company based on Apollo’s proposed $23.00 per share offer price. In addition, CIBC World Markets again reviewed with the board of directors the preliminary financial analyses previously reviewed with the board of directors at its May 3, 2005 board of directors meeting, which analyses were updated to the extent relevant for closing stock prices as of May 9, 2005 and are more fully described under “SPECIAL FACTORS—Financial Advisory Services of CIBC World Markets Corp.” The board of directors also discussed the current debt financing market conditions and the status of Apollo’s financing commitments. CIBC World Markets informed the board of directors that CIBC World Markets had been advised that one of Apollo’s financing sources had declined to participate in Apollo’s debt financing and that, subject to internal approvals, CIBC World Markets would increase its participation in such financing. Mr. Dienst then updated the board of directors regarding his prior discussions with Jefferies concerning rendering an opinion to the board of directors as to the fairness of the consideration to be received in the merger, and the board of directors then ratified the engagement of Jefferies. Following such ratification, Jefferies joined the meeting and made a presentation to the board of directors regarding its financial analysis of

Apollo’s proposed offer at $23.00 per share, subject to pro rata reduction in the event the Company’s expenses exceeded $6,225,000. Following such presentation, Jefferies indicated to the board of directors that, subject to review of the definitive agreements, it would be prepared to render its opinion to the board of directors as to the fairness of the merger consideration at such time as the board of directors formally approved the merger transaction with Apollo. Following such presentation, Jefferies, CIBC World Markets and Messrs. Goncalves, Freeman and Hageman, as well as Mr. Dienst, were requested to leave the meeting. Thereupon, the members of the Company’s compensation committee raised with the transaction committee (other than Mr. Dienst) the possibility of recognizing Mr. Dienst’s substantial efforts and time commitment in negotiating the transaction by providing him with a payment upon the completion of a sale transaction. After discussion, the members of the transaction committee (other than Mr. Dienst) agreed that any amount payable to Mr. Dienst should not exceed $1 million and in any event should not result in any reduction to the offer price. However, the transaction committee determined that until all matters relating to the Apollo transaction were resolved, it was premature to make any final resolution as to the payment or the amount thereof.

During the period between May 10, 2005 and May 12, 2005, Mr. Dienst, Akin Gump and CIBC World Markets, on the one hand, and Apollo and Wachtell Lipton, on the other hand, continued to negotiate the remaining open issues relating to the merger agreement.

On May 12, 2005, a representative of Apollo and Mr. Dienst had a telephone call with respect to the price per share to be offered by Apollo in the transaction. Apollo advised Mr. Dienst that it was reducing its offer price from $23.00 per share to $22.00 per share. Apollo explained to Mr. Dienst that the reduction of its offer price was due to, among other things, continued weakness in the debt financing markets, and the requirement by Credit Suisse that Apollo increase its equity investment in the transaction. On this date, the price of hot rolled coil steel was $560 per ton (or approximately 12.5% lower than on February 28th, the date Apollo first proposed to acquire the Company, and 3.5% lower than on May 2nd, the date Apollo reduced its offer from $26.50 per share to $23.00 per share), the Philadelphia Steel Price Index was $180.2 (or approximately 33% lower than on February 28th, the date Apollo first proposed to acquire the Company, and 2.2% lower than on May 2nd, the date Apollo reduced its offer from $26.50 per share to $23.00 per share), and the High Yield Steel Index was 7.5% (or approximately 27% higher than on February 28th, the date Apollo first proposed to acquire the Company, and 1.3% lower than May 2nd, the date Apollo reduced its offer price from $26.50 per share to $23.00 per share). Following discussion, Apollo agreed that its offer price of $22.00 per share would not be subject to reduction, even if the Company’s professional fees and expenses exceeded the threshold of $6,225,000. Later that day, Apollo informed Mr. Dienst that Credit Suisse had executed Apollo’s debt commitment letter and that Apollo expected that CIBC World Markets would execute such letter within the next couple of days. Following the call, Apollo sent Mr. Dienst a copy of Apollo’s debt commitment letter executed by Credit Suisse, which specified the purchase price at $22.00 per share in cash. On May 12, 2005, the Company’s stock price closed at $14.05 per share.

Later on May 12, 2005, a special meeting of the transaction committee of the board of directors was held. Mr. Dienst discussed with the committee the fact that the metals and steel markets continued to deteriorate and that the Company’s stock price continued to fall, having traded as low as $13.88 earlier in the day. Mr. Dienst summarized to the committee his recent discussion with Apollo, and indicated that Apollo had reduced its offer to $22.00 per share, but that such price would no longer be subject to reduction, even if the Company’s professional fees and expenses exceeded a certain threshold. Mr. Dienst also told the board that Credit Suisse had executed Apollo’s debt commitment letter and that CIBC World Markets was expected to do so shortly. At Mr. Dienst’s request, CIBC World Markets discussed with the committee the adverse conditions that continued to exist in the debt financing market and the steel industry generally. Akin Gump then reviewed the open issues with respect to the merger agreement that were raised in a call earlier in the day with Wachtell Lipton.

During the period between May 12, 2005 and May 17, 2005, the Company, Akin Gump and CIBC World Markets, on the one hand, and Apollo and Wachtell Lipton, on the other hand, finalized the terms of the merger agreement.

On May 13, 2005, Apollo executed the debt commitment letter with Credit Suisse and CIBC World Markets for the financing of the transaction at a purchase price of $22.00 per share in cash.

On May 14, 2005, Apollo informed Mr. Dienst that Mr. Goncalves had executed his employment agreement and equity participation agreements with Apollo. Apollo also informed the Company that, prior to entering into the merger agreement with the Company, it would require each of Messrs. Terry L. Freeman, chief financial officer of the Company, and John A. Hageman, chief legal officer of the Company, to enter into an employment agreement and other agreements requiring the rollover of a substantial portion of their equity in the Company into Parent at the effective time of the merger.

On May 17, 2005, Apollo informed Mr. Dienst that Messrs. Freeman and Hageman had executed their employment and equity participation agreements.

On May 18, 2005, the board of directors held a special meeting for purposes of obtaining final approval of the merger agreement. Mr. Dienst informed the board of directors that all issues relating to the merger agreement had been resolved, and that the merger agreement reflected a price of $22.00 per share in cash without any provision for reduction. He also informed the board of directors that Citadel’s support agreement had been finalized, Messrs. Goncalves, Freeman and Hageman had each executed their respective employment and equity participation agreements, and that Apollo had provided Mr. Dienst with a copy of the debt commitment letter executed by Apollo, Credit Suisse and CIBC World Markets. At Mr. Dienst’s request, Akin Gump reviewed with the board of directors the terms of the final merger agreement, a copy of which was distributed to the members of the board of directors in advance of the meeting, as well as how certain outstanding issues were resolved since the last meeting of the transaction committee of the board of directors on May 12, 2005. CIBC World Markets then confirmed that the final purchase price of $22.00 per share did not materially impact the preliminary financial analyses which CIBC World Markets previously reviewed with the board of directors at its May 10, 2005 meeting. Jefferies then joined the meeting and reviewed with the board of directors its financial analysis of the merger consideration, noting that the per share consideration had been reduced to $22.00 per share since its presentation at the May 10, 2005 meeting. Following its presentation, Jefferies delivered to the board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its written opinion, the consideration to be received by the holders of shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Apollo and its affiliates and other than any members of the Company’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger. Following discussions, the Company’s board of directors, by unanimous vote (other than Mr. Goncalves who abstained from voting) approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement. Following such action, the members of the compensation committee recommended that the board of directors, in recognition of his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, approve the payment to our Chairman of $500,000 upon the closing of the sale transaction. Thereupon, the board of directors approved (with Mr. Dienst and Mr. Goncalves abstaining) that Mr. Dienst receive $500,000 upon completion of the transaction with Apollo (or a transaction that constitutes a superior proposal as permitted by the merger agreement). For a discussion of the reasons for the merger, see “Special Factors—Purposes, Reasons and Plans for Metals USA after the Merger”; and for a discussion of the effects of the merger on Metals USA, see “Special Factors—Certain Effects of the Merger.”

After the conclusion of the May 18, 2005 meeting of the Company’s board of directors, the Company, Parent and Merger Sub executed the merger agreement and affiliates of Citadel and Parent executed the Support Agreement. Thereupon, the Company and Apollo issued a press release announcing the merger agreement.

Reasons for the Merger

After careful consideration, the Company’s board of directors (excluding C. Lourenco Goncalves, who abstained), by unanimous vote called for that purpose, approved and determined the merger agreement advisable and declared that the merger agreement and the merger, on the terms and conditions set forth in the merger agreement, are fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). In the course of reaching its decision to approve the merger agreement and the merger, the Company’s board of directors consulted with the Company’s legal and financial advisors and considered a number of factors that it believed supported its decision, including the following:

•	the price being paid for each share of Metals USA common stock in the merger represents a substantial premium to historic trading prices, including a premium of over 58% over the closing sale price of $13.89 on the NASDAQ National Market on May 17, 2005 (the trading day immediately prior to the date on which the Company announced the execution of the merger agreement) and over 35% over the preceding 30-trading day average, 14% over the preceding 60-trading day average, 17% over the preceding 90-trading day average, 21% over the preceding 180-trading day average, and 98% over the trading day average since November 5, 2002 (the first trading day since the Company’s emergence from bankruptcy);

•	its belief that the merger was more favorable to stockholders than any other alternative reasonably available to the Company and its stockholders, including a business combination with another company in the metals and steel industry (based on the Company’s discussions with certain such companies in late 2004 and early 2005 and its belief that no company in the metals and steel industry with the ability to acquire the Company was likely to be interested in pursuing a business combination with the Company and that no other private investment management firm or financial buyer was likely to offer a purchase price greater than the purchase price offered by Apollo), and including continuing to operate the business, because of the uncertain returns to such stockholders in light of the Company’s business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, the nature of the steel and metals industry on which the Company’s business depends, and general industry, economic and market conditions, both on an historical and on a prospective basis;

•	the financial matters reviewed with our board of directors by the Company’s financial advisor, CIBC World Markets, in connection with the proposed merger (see “Special Factors—Background of the Merger”);

•	the opinion dated May 18, 2005 of Jefferies, as investment bankers, to the board of directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors. The full text of the Jefferies opinion dated May 18, 2005, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety;

•	the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement (Proposal No. 1)”) and the fact that they were the product of extensive negotiations between the parties;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted, prior to stockholder approval, to furnish information to and conduct negotiations with third parties that make an “acquisition proposal” as defined in the merger agreement;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, prior to stockholder approval, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement, upon the payment to Parent of a $17 million termination fee (representing approximately 3.25% of the total equity value of the Company) and payment of Parent’s and Merger Sub’s expenses of up to $4 million (see “The Merger Agreement (Proposal No. 1)—Termination of the Merger Agreement”, “The Merger Agreement (Proposal No. 1)—Termination Fee” and “The Merger Agreement (Proposal No. 1)—Reimbursement of Expenses”);

•	its belief that the adverse conditions prevailing in the debt financing markets and the metals and steel markets generally could negatively impact the ability of Parent and Merger Sub or other potential acquirors to purchase the shares of Metals USA common stock at a price greater than $22.00 per share;

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex C); and

•	the board of directors’ understanding, after consultation with its professional advisors, that both the $17 million termination fee (and the circumstances when such fee is payable) and the requirement to reimburse Parent and Merger Sub for certain expenses, up to a limit of $4 million, in the event that the merger agreement is terminated under certain circumstances are reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature.

In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). These procedural safeguards include the following:

•	the fact that, other than the acceleration of the right to receive shares or options to acquire shares of Metals USA common stock held by each director, the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time, the equity investment and employment arrangement by Mr. Goncalves in and with the surviving corporation or Parent, and the $500,000 cash payment payable to our Chairman, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	the fact that our compensation committee did not recommend, and the board of directors (other than Messrs. Dienst and Goncalves who abstained) did not approve, the award to our Chairman of a cash payment of $500,000 until after the board of directors had approved of the merger agreement and that, if paid, such payment will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger or the closing of a superior transaction;

•	the fact that the board of directors negotiated the terms of the merger agreement, including the amount of the merger consideration, without the participation of Mr. Goncalves;

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Goncalves, and with knowledge of the interests of Mr. Goncalves and the other management participants in the merger;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to furnish information, and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of the Company have the right to demand appraisal of their shares.

In light of the procedural safeguards discussed above and the fact that as of September 13, 2005, the record date, members of management held and are entitled to vote, in the aggregate, less than 1.0% of the Company’s outstanding common stock, the board of directors did not consider it necessary to require adoption of the merger agreement by at least a majority of the Company’s unaffiliated stockholders.

The Company’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by Merger Sub’s debt commitment letter is not obtained;

•	the fact that Merger Sub’s financing under the terms of its debt commitment letter is conditioned upon the absence of any disruptions or adverse changes in the financial, banking or capital markets generally, or in the market for new issuances of leveraged loans of high-yield securities in particular, that could, in the lenders’ judgment, reasonably be expected to impair the syndication of the facilities provided or the placement of the notes related to the financing;

•	the fact that Parent’s obligation to complete the merger is conditioned upon Mr. Goncalves’ employment agreement with Merger Sub not being terminated as of the effective time of the merger, and that Mr. Goncalves’ employment agreement may be terminated by Merger Sub before the completion of the merger for “cause” which is defined for purposes of the merger agreement to include the emergence of facts or developments that are reasonably likely to significantly adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves and the Company, or the occurrence of a materially adverse outcome in such litigation; see “The Merger Agreement (Proposal No. 1)—Conditions to Closing;”

•	the fact that Parent’s obligation to complete the merger is conditioned upon the Company receiving specified third party consents and approvals and certain other third party consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability;

•	the fact that Parent’s obligation to complete the merger is conditioned upon its representations and warranties (other than representations and warranties relating to the Company’s capitalization and to the absence of any material adverse effect since December 31, 2004) under the merger agreement being true and correct as of May 18, 2005 and at the effective time of the merger, except where the failure to be so true and correct would not individually or in the aggregate, have a material adverse effect on the Company;

•	the fact that Parent’s obligation to complete the merger is conditioned upon its representations and warranties relating to the Company’s capitalization as of May 18, 2005 and at the effective time of the merger being true in all respects, except where Parent and Merger Sub would not be required to expend monies in excess of $100,000;

•	the fact that the price being paid for each share of Metals USA common stock in the merger is 14.9% below the recent historical high of Metals USA common stock of $25.85 on March 7, 2005;

•	the fact that an all cash transaction generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the fact that the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) will lose the opportunity to participate in any future earnings or growth of Metals USA and will not benefit from any future appreciation in value of Metals USA;

•	the terms of management participation in the merger and the fact that Mr. Goncalves and certain of the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger; and

•	the fact that the Company is entering into a merger agreement with newly-formed corporations with essentially no assets, and the fact that the Company’s remedy under the merger agreement for monetary damages in connection with a breach of the merger agreement by Parent or Merger Sub is limited to up to $1 million in reimbursement for certain expenses.

In the course of reaching its decision to approve the merger agreement, the Company’s board of directors did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern business and therefore did not consider liquidation value to be a relevant methodology. Further, the board of directors did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of Metals USA as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of March 31, 2005 and June 30, 2005 was $16.55 and $17.33, respectively, or approximately 25% and 21%, respectively, lower than the $22.00 per share cash merger consideration.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, by unanimous vote of the board of directors (excluding C. Lourenco Goncalves, who abstained):

•	has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	has approved the merger agreement; and

•	recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

Opinion of Jefferies & Company, Inc.

Metals USA engaged Jefferies & Company, Inc. solely to render an opinion to Metals USA’s board of directors as to the fairness, from a financial point of view, to holders of Metals USA common stock of the merger consideration to be received by such holders pursuant to the merger agreement, other than Parent and its affiliates and other than any members of Metals USA’s management who may be given the opportunity to obtain equity interests in Parent or the surviving corporation from and after consummation of the merger, whom are referred to as the “Participating Investors.” On May 18, 2005, Jefferies rendered to Metals USA’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. Metals USA and its board of directors encourage stockholders to read the Jefferies opinion carefully and in its entirety.

The Jefferies opinion was provided to Metals USA’s board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of Metals USA common stock, other than Parent and its affiliates and other than the Participating Investors, and does not address any other aspect of the merger. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement.

In connection with its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed Metals USA’s operations and prospects;

•	reviewed certain financial and other information about Metals USA that was publicly available;

•	reviewed information furnished by Metals USA’s management, including certain internal financial analyses, budgets, reports and other information;

•	held discussions with various members of senior management of Metals USA concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	reviewed certain financial forecasts prepared by Wall Street research analysts who report on Metals USA;

•	reviewed the share trading price history of Metals USA for a period Jefferies deemed appropriate, both on a stand-alone basis and relative to certain companies Jefferies deemed relevant;

•	reviewed the valuation of Metals USA implied by the merger consideration;

•	reviewed the valuations of publicly traded companies that Jefferies deemed comparable in certain respects to Metals USA;

•	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the business of Metals USA;

•	reviewed the premiums paid in selected acquisition transactions; and

•	prepared a discounted cash flow analysis of Metals USA.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Metals USA as Jefferies considered appropriate in rendering its opinion.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Metals USA or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to its analysis.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Metals USA informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Metals USA as to the future performance of Metals USA. Jefferies expressed no opinion as to Metals USA’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies assumed that Metals USA will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies’ opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, Metals USA, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Metals USA, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Metals USA, and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Metals USA, and its stockholders. In addition, in preparing its opinion Jefferies did not take into account any tax consequences of the transaction to any holder of Metals USA common stock.

In rendering its opinion, Jefferies also assumed with the consent of Metals USA’s board of directors that:

•	the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

•	there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Metals USA or any of its subsidiaries or affiliates is a party; and

•	all material assets and liabilities (contingent or otherwise, known or unknown) of Metals USA were as set forth in the consolidated financial statements provided to Jefferies by Metals USA, as of the dates of such financial statements.

In addition, Jefferies was not requested to and did not provide advice concerning the structure, the specific amount of the merger consideration, or any other aspects of the merger, or to provide services other than the delivery of its opinion. Jefferies was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Metals USA, or any other alternative transaction. Jefferies did not participate in negotiations with respect to the terms of the merger and related transactions. Consequently, Jefferies assumed that such terms were the most beneficial terms from Metals USA’s perspective that could under the circumstances be negotiated among the parties to such transactions, and Jefferies expressed no opinion whether any alternative transaction might produce consideration for Metals USA’s stockholders in an amount in excess of that contemplated in the merger.

Jefferies’ opinion was for the use and benefit of Metals USA’s board of directors in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to Metals USA, nor did it address the underlying business decision by Metals USA to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies expressed no opinion as to the price at which Metals USA common stock will trade at any future time.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies’ view of Metals USA’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Metals USA’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Metals USA’s board of directors in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that was presented to the Metals USA board of directors on May 18, 2005 in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The summary below is qualified by reference to the complete written presentation, a copy of which has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger. A complete copy of Jefferies’ presentation also will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

Transaction Overview. Based upon the merger consideration of $22.00 per share, approximately 21.5 million shares outstanding of Metals USA common stock as of May 16, 2005 on a fully diluted basis (calculated using the treasury stock method), and approximately $264.1 million of net debt, Jefferies noted that the merger consideration implied a net offer value of approximately $473.3 million, and a transaction value of approximately $737.4 million. Jefferies also noted that the merger consideration of $22.00 per share represented:

•	a premium of 58.4% to the closing price per share of Metals USA common stock on May 17, 2005, which was the last full trading day prior to public announcement of the merger agreement,

•	a premium of 78.0% to the closing price per share of Metals USA common stock on May 17, 2004 of $12.36, which was the lowest closing price of the Metals USA common stock during the 52-week period ending May 17, 2005, and

•	a discount of 14.9% to the closing price per share of Metals USA common stock on March 7, 2005 of $25.85, which was the highest closing price of the Metals USA common stock during the 52-week period ending May 17, 2005.

Historical Trading Analysis. Jefferies reviewed the share price trading history of Metals USA common stock for the one year period ending May 17, 2005 on a stand-alone basis and also in relation to the S&P 500 Index and to a composite index consisting of the following steel service center and processor companies:

•	A.M. Castle & Co.

•	Worthington Industries, Inc.

•	Earle M. Jorgensen Company

•	Harris Steel Group Inc.

•	Novamerican Steel Inc.

•	Olympic Steel, Inc.

•	Reliance Steel & Aluminum Co.

•	Shiloh Industries, Inc.

•	Steel Technologies Inc.

•	Ryerson Tull, Inc.

Comparable Company Analysis. Using publicly available information and information provided by Metals USA management, Jefferies analyzed the trading multiples of Metals USA common stock and the corresponding trading multiples of the group of companies listed above under “Historical Trading Analysis.” In its analysis, Jefferies derived and compared multiples for Metals USA and the selected companies, calculated as follows:

•	the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2005, which is referred to as “Enterprise Value/CY 2005E EBITDA,” and

•	the enterprise value divided by EBITDA for the latest-twelve-month period, or “LTM,” which is referred to as “Enterprise Value/LTM EBITDA.”

This analysis indicated the following:

Comparable Public Companies Multiples

	High	Low	Mean	Median
Enterprise Value/CY 2005E EBITDA*	5.0x	4.0x	4.5x	4.6x
Enterprise Value/LTM EBITDA**	4.8x	3.3x	4.1x	4.0x

*	The following companies were excluded because their multiples were either not meaningful (due to EBITDA numbers resulting in multiples that, in Jefferies’ judgment, were not reflective on a comparative basis of the valuation of the other companies) or not available: A.M. Castle & Co., Earle M. Jorgensen Co., Novamerican Steel Inc., Olympic Steel Inc., Shiloh Industries, Inc. and Ryerson Tull Inc.
**	The following companies were excluded because their multiples were not meaningful (due to EBITDA numbers resulting in multiples that, in Jefferies’ judgment, were not reflective on a comparative basis of the valuation of the other companies): A.M. Castle & Co., Olympic Steel Inc., and Ryerson Tull Inc.

Using a reference range of 4.0x to 5.0x Metals USA’s estimated 2005 EBITDA of approximately $113.1 million and a reference range of 3.3x to 4.8x Metals USA’s LTM EBITDA of approximately $175.4 million, Jefferies determined an implied enterprise value for Metals USA by multiplying the amount of Metals USA’s EBITDA (estimated 2005 EBITDA or LTM EBITDA, as the case may be) by the applicable reference range, then subtracted debt of approximately $278.4 million and added cash of approximately $14.3 million to determine an implied equity value. Based upon approximately 20.3 million shares of Metals USA common stock outstanding as of May 16, 2005 and taking into account the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $9.25 to $14.50 using the estimated 2005 EBITDA multiples, and approximately $15.25 to $26.25 using the LTM EBITDA multiples, in each case compared to the merger consideration of $22.00.

No company utilized in the comparable company analysis is identical to Metals USA. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Metals USA’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Precedent Transactions Analysis. Using publicly available information, Jefferies examined the following eight transactions involving steel service center and processor companies. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Edgen Corporation	Jefferies Capital Partners	January 2005
Integris Metals Corporation	Ryerson Tull, Inc.	October 2004
J&F Steel, LLC (Arcelor)	Ryerson Tull, Inc.	June 2004

Target	Acquiror	Month and Year Announced
Precision Strip	Reliance Steel and Aluminum Co.	June 2003
Acier Leroux, Inc. (f.k.a. Leroux Steel, Inc.)	Russel Metals, Inc.	April 2003
Milwaukee Plates Division of Metals USA, Inc.	Russel Metals, Inc.	August 2002
A.J. Forsyth and Company, Ltd.	Russel Metals, Inc.	October 2001
Assets of Cold Metal Products, Inc.	Maksteel Inc.	March 1999

Using publicly available estimates for each of these transactions, Jefferies reviewed the transaction value as a percentage of the target company’s LTM Revenue immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM Revenue.” This analysis indicated the following:

Selected Precedent Transactions Multiples

	High	Low	Mean	Median
Transaction Value/LTM Revenue*	202%	32%	63%	39%

*	Excludes Russel Metals, Inc.’s acquisition of A.J. Forsyth and Company, Ltd. because such information was not available.

Using a reference range of 35% to 60% of Metals USA’s LTM revenue of approximately $1,618.2 billion, Jefferies determined an implied enterprise value for Metals USA by multiplying the amount of Metals USA’s LTM revenues by the reference range, then subtracted debt of approximately $278.4 million and added cash of approximately $14.3 million to determine an implied equity value. Based upon approximately 20.3 million shares of Metals USA common stock outstanding as of May 16, 2005 and taking into account the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $14.50 to $31.25, compared to the merger consideration of $22.00.

No transaction utilized as a comparison in the precedent transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Metals USA’s and Jefferies’ control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of Metals USA through the fiscal year ending December 31, 2009 using Metals USA management’s financial projections. Jefferies also calculated the terminal value of the enterprise at December 31, 2009 by multiplying projected EBITDA in the fiscal year ending December 31, 2009 by multiples ranging from 4.0x to 5.0x, based upon EBITDA trading multiples for the selected comparable companies noted above. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 10% to 12%, based upon Metals USA’s estimated weighted average cost of capital. To determine the implied total equity value for Metals USA, Jefferies subtracted debt and added cash to the implied enterprise value for Metals USA. After accounting for the warrants and the vesting of in-the-money options, this analysis indicated a range of implied values per share of Metals USA common stock of approximately $12.75 to $18.00, compared to the merger consideration of $22.00.

Premiums Paid Analysis. Using publicly available information, Jefferies analyzed the premiums offered in 79 public merger and acquisition transactions involving a target company in a manufacturing industry announced from January 1, 2000 to May 7, 2005 with transaction values between $250 million and $750 million.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week and four weeks prior to the transaction’s announcement. This analysis indicated the following mean premia for those time periods prior to announcement:

Premiums Analysis

Time Period Prior to Announcement	Mean
1 day	30.6%
1 week	35.6%
4 weeks	42.5%

Using a reference range of a premium of 30% to 43% over the target company’s share price, and the closing price per share of Metals USA common stock on May 17, 2005 of $13.89, this analysis indicated a range of implied prices per share of Metals USA common stock of approximately $18.25 to $19.75, compared to the merger consideration of $22.00.

Jefferies’ opinion was one of many factors taken into consideration by Metal USA’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Metals USA’s board of directors or management with respect to the merger or the merger consideration.

Jefferies was selected by Metal USA’s board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of Metals USA for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies has not provided financial advisory or financing services to Apollo or its affiliates during the last two years. In the ordinary course of business, Jefferies makes a market in the equity securities of certain companies in which Apollo or one of its affiliates is a significant shareholder and also sells high-yield and other securities from time to time for certain affiliates of Apollo.

Pursuant to an engagement letter between Metals USA and Jefferies dated May 2, 2005, Metals USA has paid Jefferies a fee in the amount of $500,000 upon delivery of the Jefferies opinion to Metal USA’s board of directors. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of Jefferies’ counsel. Metals USA has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

Financial Advisory Services of CIBC World Markets Corp.

The Company retained CIBC World Markets to act as its exclusive financial advisor in connection with a possible sale or other transfer of all or substantially all of the assets or securities of the Company or any extraordinary corporate transaction involving a change of control of the Company. CIBC World Markets was retained by the Company subsequent to the January 28, 2005 board meeting at which the Company’s board of directors authorized discussions with Apollo regarding the proposed transaction and began providing financial advisory services to the Company in connection with the proposed transaction on or about February 1, 2005. The Company selected CIBC World Markets as its financial advisor based on CIBC World Markets’ reputation, experience and familiarity with the Company and its business and the metals and steel industry generally. CIBC World Markets previously had provided financial advisory services to the Company in September 2004 under a separate engagement in connection with a possible business combination by the Company which was not ultimately pursued.

In connection with the merger, CIBC World Markets reviewed certain financial matters with the Company’s board of directors at meetings of the board held on March 1, 2005, May 3, 2005 and May 10, 2005. A copy of CIBC World Markets’ written presentations to the Company’s board have been filed as exhibits to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger and also will be available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder of the Company or any representative of such stockholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the Securities and Exchange Commission.

Given CIBC World Markets’ participation in the financing of the merger, CIBC World Markets was not requested to, and it did not, deliver an opinion in connection with the merger. CIBC World Markets’ presentations do not address the fairness of the consideration to be received in the merger or the Company’s underlying business decision to effect the merger, and the presentations do not address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In addition, the presentations made by CIBC World Markets do not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger.

In preparing its presentations, CIBC World Markets relied on and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with CIBC World Markets by the Company and its employees, representatives and affiliates or otherwise reviewed by CIBC World Markets. With respect to financial forecasts and estimates relating to the Company which were provided to or discussed with CIBC World Markets by the Company’s management, CIBC World Markets assumed, at the direction of the Company’s management, without independent verification or investigation, that the financial forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the Company’s management as to the Company’s future financial condition and operating results. CIBC World Markets did not express any opinion as to the Company’s underlying valuation, future performance or long-term viability and did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.

CIBC World Markets’ presentations were necessarily based on the information available to CIBC World Markets and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of the respective dates of the presentations. CIBC World Markets does not have any obligation to update, revise or reaffirm its presentations. Except as described above, the Company imposed no other instructions or limitations on CIBC World Markets with respect to the investigations made or the procedures followed by it in preparing the presentations.

The following is a summary of the preliminary financial analyses included in CIBC World Markets’ May 10, 2005 presentation, which was the last presentation made by CIBC World Markets to the Company’s board of directors. In these analyses, financial data for Metals USA were based on internal estimates of Metals USA management and public filings, and financial data for selected companies and selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Multiples for selected companies were based on closing stock prices as of May 9, 2005, and multiples for selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Aggregate enterprise and equity value ranges, as well as implied per share amounts derived from individual financial metrics of Metals USA, reflected in the analyses described below were not considered independently relevant but rather were utilized solely for purposes of calculating overall implied per share equity reference ranges from such analyses. CIBC World Markets performed the following analyses:

•	a selected companies analysis in which, to the extent information was publicly available, selected trading multiples of latest 12 months and estimated calendar years 2005 and 2006 earnings before interest, taxes, depreciation and amortization, or EBITDA, of 2.5x to 6.0x, 2.4x to 5.3x and 5.9x to 7.0x, respectively, derived from the following five publicly traded companies in the metals and steel industry, Earle M. Jorgensen Company, Novamerican Steel Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co., Russel Metals Inc. and Ryerson Tull, Inc., were applied to corresponding financial data of Metals USA. This resulted in implied aggregate enterprise value ranges of approximately $447.0 million to $1,080.5 million, $275.7 million to $595.2 million and $651.6 million to $768.3 million, implied aggregate equity value ranges of approximately $182.9 million to $816.4 million, $11.6 million to $331.1 million and $387.5 million to $504.2 million and implied per share ranges of approximately $8.82 to $39.37, $0.56 to $15.97 and $18.69 to $24.32 derived from Metals USA’s latest 12 months and estimated calendar years 2005 and 2006 EBITDA, respectively. Based on the foregoing data, this analysis indicated an overall mean implied per share equity reference range for Metals USA of approximately $9.36 to $26.55;

•	a selected transactions analysis in which, to the extent information was publicly available, selected transaction value multiples of latest 12 months EBITDA of 4.4x to 7.8x and forward 12 months EBITDA of 5.5x derived from the following five publicly announced merger or acquisition transactions in the metals and steel industry, Ryerson Tull, Inc./Integris Metals, Inc., Reliance Steel & Aluminum Co./Precision Strip, Inc., Russel Metals Inc./Leroux Steel, Inc., Inland Steel Industries, Inc./Ryerson Tull, Inc. and Reliance Steel & Aluminum Co./Chatham Steel Corp., were applied to Metals USA’s latest 12 months and estimated calendar year 2005 EBITDA, respectively. This resulted in an implied aggregate enterprise value range of approximately $800.8 million to $1,413.2 million, an implied aggregate equity value range of approximately $536.7 million to $1,149.1 million and an implied per share range of approximately $25.89 to $55.42 derived from Metals USA’s latest 12 months EBITDA, and an implied aggregate enterprise value of approximately $617.6 million, an implied aggregate equity value of approximately $363.5 million and an implied per share amount of approximately $17.05 derived from Metals USA’s calendar year 2005 estimated EBITDA. Based on the foregoing data, this analysis indicated an overall mean implied per share equity reference range for Metals USA of approximately $21.47 to $36.23;

•

a premiums paid analysis in which 46 merger or acquisition cash transactions publicly announced since January 1, 2001 with transaction values of between $500 million and $1 billion were reviewed and selected premiums of 7.2% to 32.8% derived from purchase prices paid in such transactions relative to the last closing stock prices of the target companies prior to public announcement of the relevant transaction were applied to the closing per share price of Metals USA common stock on May 9, 2005. This resulted in an implied aggregate enterprise value range of approximately $612.0 million to $695.1 million and an implied aggregate equity value range of approximately $347.9 million to $431.0 million. Based on the foregoing data, this analysis indicated an overall implied per share equity reference range for Metals USA of approximately $16.78 to $20.79; and

•	a discounted cash flow analysis based on the net present value, using discount rates ranging from 9.0% to 11.0%, of the future cash flows that the Company could generate in fiscal years 2005 through 2009 as projected by the Company’s management and of terminal values, which terminal values were derived by applying EBITDA terminal value multiples ranging from 5.0x to 6.5x to the Company’s fiscal year 2009 estimated EBITDA. This resulted in an implied aggregate equity value range of approximately $359.4 million to $519.9 million. Based on the foregoing data, this analysis indicated an overall implied per share equity reference range for Metals USA of approximately $17.33 to $25.08.

The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its presentation, many of which are beyond the control of the Company. No company, transaction or business segment used in the analyses as a comparison is identical to the Company or the proposed transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, transactions or business segments analyzed.

The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, CIBC World Markets’ analyses are inherently subject to substantial uncertainty.

The summaries of CIBC World Markets’ presentations described in this proxy statement are included only because the presentations were received by the Company’s board of directors. As noted above, CIBC World Markets’ presentations did not relate to the $22.00 per share consideration to be received in the merger and were provided to give the board a general and preliminary sense of market conditions prevailing during the course of the Company’s discussions with Apollo and other factors that could affect valuation. In presenting its analyses to the board of directors, CIBC World Markets did not draw, in isolation, any conclusions from or with regard to any one factor or method of analysis or with respect to the factors and analyses considered as a whole, and none of the analyses performed by CIBC World Markets was assigned greater significance by CIBC World Markets than any other. CIBC World Markets’ presentations should not be viewed as determinative of the views of the board of directors with respect to the merger or the consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between the Company and Apollo and the decision to enter into the merger was solely that of the Company’s board of directors.

Miscellaneous

Pursuant to the terms of CIBC World Markets’ engagement, the Company has agreed to pay CIBC World Markets for its financial advisory services an aggregate fee currently estimated to be approximately $5.7 million, of which all but $100,000 is contingent upon consummation of the merger. The Company also has agreed to reimburse CIBC World Markets for reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify CIBC World Markets and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of CIBC World Markets’ engagement. As more fully described under “Special Factors—Financing by Parent of Merger and Related Transactions,” CIBC World Markets will serve as joint bookrunner with Credit Suisse with respect to the issuance by Merger Sub of floating rate notes and and senior notes, and if Merger Sub is unable to consummate such issuance, CIBC World Markets has committed to provide bridge financing, if necessary, for the merger, for which services it expects to receive compensation.

In the ordinary course of business, CIBC World Markets and its affiliates may actively trade or hold the securities of the Company and certain of its affiliates for their own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. As of March 31, 2005, an affiliate of CIBC World Markets held for its own account 154,710 shares of the Company’s common stock. In addition, Daniel W. Dienst, Chairman of the Company’s board of directors, was a managing director of CIBC World Markets from May 2000 to January 2004. Mr. Dienst is not currently an employee of CIBC World Markets. CIBC World Markets provided financial advisory services to the Company in September 2004 in connection with a possible business combination by the Company which was not ultimately pursued. CIBC World Markets also has provided during the past two years and in the future may provide financial advisory services to Metal Management, Inc. Mr. Dienst is the chairman, chief executive officer and president of Metal Management, Inc. Other than as described above, Mr. Dienst does not currently have a business relationship with CIBC World Markets.

Position of C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman may be deemed to be an affiliate of Metals USA. Metals USA is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. “Going private” means that shares of Metals USA common stock will no longer be quoted on NASDAQ National Market, Metals USA will be a privately held corporation, and there will be no public market for its common stock. In addition, as a result of “going private,” the registration of the shares of Metals USA common stock under the Exchange Act will be terminated. See “Special Factors—Certain Effects of the Merger.”

Messrs. Goncalves, Freeman and Hageman have interests in the merger different from, and in addition to, the other stockholders of Metals USA. These interests are described under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger.”

None of Messrs. Goncalves, Freeman and Hageman undertook a formal evaluation of the fairness of the merger or engaged a financial advisor for such purposes. However, each of Messrs. Goncalves, Freeman and Hageman believes that the merger agreement and the merger are substantively and procedurally fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) and each has adopted the conclusions of the Company’s board of directors based upon the reasonableness of those conclusions and his respective knowledge of Metals USA, as well as the findings of the Company’s board of directors with respect to the fairness of the merger to such stockholders (see “Special Factors—Reasons for the Merger” and “Special Factors—Recommendation of the Company’s Board of Directors”). While Mr. Goncalves is a director of Metals USA, because of his differing interests in the merger he did not participate in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. While Messrs. Goncalves, Freeman and Hageman are executive officers of Metals USA, because of their differing interests in the merger none of them participated in the negotiation of the merger agreement or the evaluation or approval of the merger agreement and the merger. For these reasons, each of Messrs. Goncalves, Freeman and Hageman does not believe that his respective interests in the merger influenced the decision of the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by each of Messrs. Goncalves, Freeman and Hageman in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Messrs. Goncalves, Freeman and Hageman found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his respective position as to the fairness of the merger agreement and the merger. Each of Messrs. Goncalves, Freeman and Hageman believes that these factors provide a reasonable basis for his belief that the merger is fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). This belief should not, however, be construed in any way as a recommendation to any stockholder of Metals USA as to whether such stockholder should vote in favor of the adoption of the merger agreement.

Position of Merger Sub, Parent, Apollo and the Apollo Affiliates as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, each of Merger Sub, Parent, Apollo and the Apollo Affiliates may be deemed to be an affiliate of the Company. Merger Sub, Parent, Apollo and the Apollo Affiliates are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Merger Sub, Parent, Apollo and the Apollo Affiliates as to the fairness of the merger is not a recommendation to any stockholder as to how the stockholder should vote on the merger.

None of Merger Sub, Parent, Apollo or the Apollo Affiliates participated in the deliberations of the Company’s board of directors regarding, or received advice from the Company’s legal or financial advisors as to, the substantive or procedural fairness of the merger, nor did Merger Sub, Parent, Apollo or the Apollo Affiliates undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. However, Merger Sub, Parent, Apollo and the Apollo Affiliates believe that the merger agreement and the merger are substantively and procedurally fair to the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). In particular, Merger Sub, Parent, Apollo and the Apollo Affiliates considered the following material positive factors:

•	the price being paid for each share of Metals USA common stock in the merger represents a substantial premium to historic trading prices, including a premium of over 58% over the closing sale price of $13.89 on the NASDAQ National Market on May 17, 2005 (the trading day immediately prior to the date on which the Company announced the execution of the merger agreement) and over 35% over the preceding 30-trading day average, 14.1% over the preceding 60-trading day average, 17% over the preceding 90-trading day average, 21% over the preceding 180-trading day average, and 98% over the preceding trading day average since November 5, 2002 (the first trading day since the Company’s emergence from bankruptcy);

•	the fact that holders of the Company’s common stock who do not vote in favor of adopting the merger agreement and who otherwise comply with all of the required procedures under Delaware law will be allowed to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•	the fact that the merger consideration is all cash, so that the transaction allows the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the fact that the Company’s board of directors determined, by unanimous vote (excluding C. Lourenco Goncalves, who abstained), that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders;

•	the $22.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the parties;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that the Company’s board of directors received the opinion, dated May 18, 2005, of Jefferies, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

In addition, Merger Sub, Parent, Apollo and the Apollo Affiliates considered the following material negative factors:

•	the fact that the Company’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) will not participate in any future earnings or growth of Metals USA and will not benefit from any future appreciation in value of Metals USA;

•	the terms of management participation in the merger and the fact that Mr. Goncalves and certain of the Company’s executive officers have interests in the transaction that are different from, or in addition to, those of the Company’s other stockholders;

•	the fact that the price being paid for each share of Metals USA common stock in the merger is 14.9% below the recent historical high of Metals USA common stock of $25.85 on March 7, 2005;

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by Merger Sub’s debt commitment letter is not obtained;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships; and

•	the fact that an all cash transaction would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes.

Based on information provided by the Company, Merger Sub, Parent, Apollo and the Apollo Affiliates believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). These procedural safeguards identified by the Company include the following:

•	the fact that, other than the acceleration of the right to receive shares or options to acquire shares of Metals USA common stock held by each director, the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time, the equity investment and employment arrangement by Mr. Goncalves in and with the surviving corporation or Parent, and the $500,000 payment payable to our Chairman, the directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent);

•	the fact that the board of directors made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Goncalves, and with knowledge of the interests of Mr. Goncalves and the other management participants in the merger;

•	the fact that the board of directors negotiated the terms of the merger agreement, including the amount of the merger consideration, without the participation of Mr. Goncalves;

•	the fact that the Company is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior transaction; and

•	the fact that under Delaware law, the stockholders of the Company have the right to demand appraisal of their shares; and

•	the fact that the Company’s board of directors received the opinion dated May 18, 2005 of Jefferies, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Metals USA common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, other than Parent and its affiliates and other than the Participating Investors.

In the course of reaching its decision as to the fairness of the proposed transaction to the Company’s stockholders, Merger Sub, Parent, Apollo and the Apollo Affiliates did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern business and therefore did not consider liquidation value as a relevant methodology. Further, Merger Sub, Parent, Apollo and the Apollo Affiliates did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of Metals USA as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of March 31, 2005 and June 30, 2005 was $16.55 and $17.33, respectively, or approximately 25% and 21%, respectively, lower than the $22.00 per share cash merger consideration.

The foregoing discussion of the information and factors considered and given weight by Merger Sub, Parent, Apollo and the Apollo Affiliates in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Merger Sub, Parent, Apollo or the Apollo Affiliates found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective position as to the fairness of the merger agreement and the merger. Each of Merger Sub, Parent, Apollo and the Apollo Affiliates believes that these factors provide a reasonable basis for its belief that the merger is fair to the stockholders of Metals USA (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). This belief should not, however, be construed in any way as a recommendation to any stockholder of Metals USA as to whether such stockholder should vote in favor of the adoption of the merger agreement. Apollo and the Apollo Affiliates do not make any recommendation as to how the stockholders of Metals USA should vote their shares relating to the merger.

While Merger Sub, Parent, Apollo and the Apollo Affiliates believe that the merger is substantively and procedurally fair to the Company’s stockholders (other than certain members of management who will invest in equity securities of the surviving corporation or its parent), Merger Sub and Parent, Apollo and the Apollo Affiliates attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the Company’s stockholders. Accordingly, Merger Sub, Parent, Apollo and the Apollo Affiliates did not negotiate the merger agreement with the goal of obtaining terms that were fair to the Company’s stockholders. Instead, Merger Sub, Parent, Apollo and the Apollo Affiliates negotiated the merger agreement with an objective which is potentially in conflict with the goal of obtaining a transaction that is fair to the Company’s stockholders.

Purposes, Reasons and Plans for Metals USA after the Merger

The purpose of the merger for Metals USA is to enable its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) to immediately realize the value of their investment in Metals USA through their receipt of the per share merger price of $22.00 in cash, representing a premium of approximately 58% to the $13.89 closing market price of Metals USA common stock on May 17, 2005, the last trading day before the Company announced the execution of the merger agreement. The board of directors of Metals USA has determined, based upon the reasons discussed under “Special Factors—Reasons for the Merger,” that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable, fair to and in the best interests of the Company and its stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent).

For Merger Sub, Parent, Apollo and the Apollo Affiliates, the purpose of the merger is to allow their investors to own the Company and to benefit from any increases in the value of the Company and to bear any losses resulting from a decrease in the value of the Company after the Company’s common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide the stockholders of the Company (other than members of the Company’s management who will invest in equity securities of the surviving corporation or Parent) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of the Company with transaction costs that are lower than they would be in a two-step transaction. Parent does not intend to grant unaffiliated security holders access to its corporate files or to obtain counsel or appraisal services at its expense.

It is expected that, upon consummation of the merger, the operations of the Company will be conducted substantially as they currently are being conducted except that the Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities, such as conducting proxy solicitations and holding meetings of stockholders. The Company estimates that its annual direct expenses associated with having publicly traded equity securities are approximately $950,000. Parent has advised the Company that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, the Company’s management and Parent will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company. Parent expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders, certain other conditions to the closing of the merger are either satisfied or waived, and Parent has obtained its financing or alternative financing for the merger, Merger Sub will be merged with and into Metals USA, with Metals USA being the surviving corporation. Following the merger, the entire equity in Metals USA will be owned by Parent, which in turn will be owned by the Apollo Funds, Messrs. Goncalves, Freeman and Hageman and, subject to Parent’s election described below, other employees of the Company or its subsidiaries that enter into an employment agreement or other arrangement with Parent or Merger Sub (such employees, the “future management participants”). Parent expects that any equity investment of each future management participant will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

When the merger is completed, each share of Metals USA common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company, Merger Sub or Parent or any of their respective direct or indirect wholly-owned subsidiaries or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash without interest.

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any such options and Merger Sub. All such options (other than certain options held by Messrs. Goncalves, Freeman and Hageman and the future management participants) not exercised prior to the merger will be converted into a right to receive, upon the exercise of the option, an amount of cash equal to $22.00 multiplied by each share of Metals USA common stock subject to the option, less the applicable exercise price of such option. Any option not so exercised will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest), equal to the product of (1) the total number of shares of Metals USA common stock subject to the option multiplied by (2) the excess of $22.00 over the exercise price per share of Metals USA common stock under such option, less any applicable withholding taxes. All or a portion of the options to purchase shares of Metals USA common stock held by Messrs. Goncalves, Freeman and Hageman and the future management participants will be converted at the effective time of the merger into options to purchase shares of Parent.

The merger agreement provides that from and after the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive (upon surrender by the holder thereof of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, the Company will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that the Company has elected to accelerate the expiration of the warrants to the 60th day following the effective time of the merger. If a warrant has not been exercised before the effective time of the merger but is exercised before the 60th day following the merger, such warrantholder will be entitled to receive, upon surrender by such holder of the warrant and the payment by such holder to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share. See “The Merger Agreement—Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock.”

The merger agreement provides that at the effective time of the merger all rights to receive additional shares of Metals USA common stock under the Company’s 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive from Parent or the Surviving Corporation, $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise. At the effective time of the merger, all restrictions on the delivery and issuance of such shares will lapse and such shares will be fully vested.

In connection with the merger, Messrs. Goncalves, Freeman and Hageman will receive benefits and be subject to obligations that are different from, or in addition to, the benefits and obligations of Metals USA stockholders generally. These incremental benefits include the right and obligation to make an agreed upon equity investment in Parent by exchanging a portion of their shares of Metals USA common stock, warrants, options to purchase shares of Metals USA common stock, and/or their rights to receive shares of Metals USA common stock, into equity interests in Parent. For a description of the amounts of the respective equity investments of Messrs. Goncalves, Freeman and Hageman, see “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger; Management Agreements.” These equity interests will be illiquid and subject to an investor rights agreement restricting the ability of Messrs. Goncalves, Freeman and Hageman and the future management participants to sell such equity. Additional incremental benefits with respect to Messrs. Goncalves, Freeman and Hageman include that Mr. Goncalves will continue as chief executive officer and as a director, Mr. Freeman will continue as chief financial officer, and Mr. Hageman will serve as chief administrative officer, of the surviving corporation. Additionally, Messrs. Goncalves, Freeman and Hageman have each entered into an employment agreement with Merger Sub. Moreover, each of Messrs. Goncalves, Freeman and Hageman has executed related agreements with respect to his equity participation in Parent.

At the effective time of the merger, current Metals USA stockholders, other than Messrs. Goncalves, Freeman and Hageman and the future management participants, will cease to have ownership interests in Metals USA or rights as Metals USA stockholders. Therefore, such current stockholders of Metals USA (other than Messrs. Goncalves, Freeman and Hageman and the future management participants) will not participate in any future earnings or growth of Metals USA and will not benefit from any appreciation in value of Metals USA.

Metals USA’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ National Market under the symbol “MUSA.” Metals USA’s warrants are quoted on the NASDAQ National Market under the symbol “MUSAW.” As a result of the merger, Metals USA will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock and warrants will cease to be quoted on the NASDAQ National Market. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Metals USA. After the effective time of the merger, Metals USA will also no longer be required to file periodic reports with the SEC on account of its common stock.

At the effective time of the merger, the directors of Merger Sub and Lourenco Goncalves will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of Metals USA. The certificate of incorporation of Metals USA will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Metals USA, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to Parent and Merger Sub, Messrs. Goncalves, Freeman and Hageman and the future management participants is that our future earnings and growth will be solely for their benefit and not for the benefit of our current stockholders. These equity interests will be illiquid and subject to an investor rights agreement restricting the ability of Messrs. Goncalves, Freeman and Hageman and the future management participants to sell such equity. The detriments to these investors are the lack of liquidity for Metals USA’s capital stock following the merger, the risk that Metals USA will decrease in value following the merger, the incurrence by it of significant additional debt as described below under “Special Factors—Financing by Parent of Merger and Related Transactions” and the payment by the Company of approximately $9.5 million in estimated fees and expenses related to the merger and financing transactions. See “Special Factors—Fees and Expenses of the Merger.”

The benefit of the merger to our stockholders (other than Messrs. Goncalves, Freeman and Hageman and the future management participants) is the right to receive $22.00 in cash per share for their shares of Metals USA common stock. The detriments are that our stockholders, other than Messrs. Goncalves, Freeman and Hageman and the future management participants, will cease to participate in our future earnings and growth, if any, and that the receipt of the payment for their shares generally will be a taxable transaction for United States federal income tax purposes. See “Special Factors—Material U.S. Federal Income Tax Consequences” on page 53.

Also, a benefit to Mr. Dienst, our Chairman, if the merger is completed, is his receipt from the Company of a cash payment of $500,000 to be paid upon the completion of the transaction. The Company’s compensation committee has recommended, and board of directors (other than Messrs. Dienst and Goncalves, who abstained) has approved, this payment to Mr. Dienst, our Chairman, in recognition for his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction. This payment will be paid upon the completion of the transaction or a superior proposal approved by our board of directors. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

In addition, under the terms of the merger agreement, Parent and Merger Sub have generally agreed to indemnify current officers and directors of the Company for any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger and provide for liability insurance for a period of six years from and after the effective time of the merger, subject to certain conditions.

Effects on the Company if the Merger is Not Completed

In the event that the merger agreement is not adopted by Metals USA’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Metals USA will remain an independent public company and its common stock will continue to be quoted and traded on the NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Metals USA stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the steel and metals industry on which the Company’s business depends, and general industry, economic and market conditions.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Metals USA common stock. From time to time, Metals USA’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Metals USA, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by Metals USA’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Metals USA will be offered, or that the business, prospects or results of operations of Metals USA will not be adversely impacted.

If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay Parent a termination fee of $17 million (representing approximately 3.25% of the total equity value of the Company) and reimbursement of Parent’s and Merger Sub’s expenses incurred up to $4 million. For a description of the circumstances triggering payment of the termination fee and reimbursement of Parent’s and Merger Sub’s expenses, see “The Merger Agreement (Proposal No. 1)—Termination Fee” and “The Merger Agreement (Proposal No. 1)—Reimbursement of Expenses.”

If the merger agreement is terminated as a result of an uncured breach of a representation, warranty or covenant by Parent or Merger Sub, Parent must pay to the Company, its transaction expenses up to a maximum of $1 million.

Financing by Parent of Merger and Related Transactions

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $700 million, consisting of (i) approximately $474 million to pay Metals USA’s stockholders, option holders and warrant holders the amounts due to them under the merger agreement, assuming that no Metals USA stockholder validly exercises and perfects its appraisal rights, (ii) approximately $200 million to pay off existing indebtedness, and (iii) approximately $35 million to pay related fees and expenses in connection with the merger, the financing arrangements and the transactions described in this paragraph.

The above expenditure for payment of the merger consideration estimated by Metals USA and Parent will be reduced by the amount of shares or stock options held by employees that will be converted into stock or stock options of the surviving corporation or Parent and the amount of shares that seek appraisal rights under Delaware law.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing

Pursuant to an equity commitment letter from Apollo on behalf of the Apollo Funds, the proceeds of which would constitute the equity portion of the merger financing, Apollo has agreed to contribute or cause to be contributed to Parent up to $165 million in cash. The source of such funds will come from equity contributions from investors in the Apollo Funds in the ordinary course of business.

Apollo’s equity commitment is subject to:

•	the execution of the merger agreement;

•	the completion of the merger; and

•	the completion of the debt financing.

Apollo’s equity commitment will terminate upon the earlier of:

•	the effective time of the merger; and

•	termination of the merger agreement.

If Parent is obligated under the merger agreement to reimburse Metals USA for its expenses, Apollo has committed to make a contribution of up to $1 million.

Debt Financing

Merger Sub entered into a debt commitment letter dated May 13, 2005 (the “original debt commitment letter”), provided by Credit Suisse (formerly known as Credit Suisse First Boston) and CIBC World Markets whereby, subject to the terms and conditions thereof, (a) Credit Suisse committed to provide up to $450 million in the aggregate of a senior secured asset-based revolving credit facility, and (b) Credit Suisse and CIBC World Markets severally committed, if the Company is unable to issue at least $250 million of senior secured floating rate notes and/or senior secured fixed rate notes in a public offering or in a Rule 144A or other private placement on or before the effective time of the merger, to provide at least $250 million in the aggregate of senior secured increasing rate bridge loans. Thereafter, on June 8, 2005, Credit Suisse, Cayman Islands Branch, CIBC World Markets, CIBC Inc., Bank of America, N.A. and Banc of America Securities LLC (collectively, the “debt providers”) entered into an amended and restated debt commitment letter to provide that, subject to the terms and conditions thereof, (1) Bank of America, N.A. would severally commit to provide up to 30% of the $450 million senior secured asset-based revolving credit facility, thereby reducing the commitment of Credit Suisse to 70% of such facility, and (2) Credit Suisse would be sole bookrunner, Credit Suisse and Banc of America Securities LLC would be joint lead arrangers, Banc of America Securities LLC would be a co-syndication agent and Bank of America, N.A. would be sole collateral agent, for the senior secured asset-based revolving credit facility. Subject to the conditions set forth therein, in such debt commitment letter:

•	Credit Suisse, Cayman Islands Branch (together with its affiliates, “Credit Suisse”) and Bank of America, N.A. severally agreed to provide to Merger Sub, a senior secured asset-based revolving credit facility (“senior secured facility”) of up to $450 million for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Metals USA and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

•	Credit Suisse and CIBC World Markets severally agreed to provide to Merger Sub, if Merger Sub is unable to issue at least $250 million of its senior secured floating rate notes (“floating rate notes”) and senior fixed rate secured notes (“senior notes”) in a public offering or in a Rule 144A or other private placement on or before the closing date, at least $250 million of senior secured increasing rate bridge loans under a senior secured credit facility (“bridge facility”) for the purpose of financing the merger, refinancing certain existing indebtedness of Metals USA and its subsidiaries, and paying fees and expenses incurred in connection with the merger.

The commitments in respect of the senior secured facility are allocated 70% to Credit Suisse and 30% to Bank of America, N.A. The commitments in respect of the bridge facility are allocated 60% to Credit Suisse and 40% to CIBC World Markets. Such commitments may be syndicated to other financial institutions or lenders, subject to certain terms and conditions in the debt commitment letter.

The debt commitments expire on December 15, 2005. The documentation governing the senior secured facility and the bridge facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitment

The availability of the senior secured facility and the bridge facility are subject, among other things, to satisfaction of the following conditions:

•	each of the debt providers not having discovered or otherwise becoming aware of any information not previously disclosed to them that is inconsistent in a material and adverse manner with the information provided to them with respect to the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Metals USA and its subsidiaries, taken as a whole, in each case that, in the debt providers’ judgment, to the extent such inconsistency would cause certain representations made in the commitment letter to be incorrect in any respect;

•	since December 31, 2004, there having not been any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Metals USA and its subsidiaries, taken as a whole;

•	the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high-yield securities in particular, in each case that, in the debt providers’ judgment, could reasonably be expected to impair the syndication of the senior secured facility and the bridge facility or the placement of the floating rate notes or the senior notes;

•	the debt providers having at least 30 consecutive days prior to the closing of the merger to syndicate the senior secured facility and the bridge facility;

•	that the Company’s consolidated earnings before interest, tax, depreciation and amortization (“EBITDA”) for the four-fiscal quarter period most recently ended before the effective time of the merger will be not less than $146 million if such four-fiscal quarter period ended on June 30, 2005 and $117.5 million if such four-fiscal quarter period ended on September 30, 2005. The Company’s consolidated EBITDA for the four-fiscal quarter period ended on June 30, 2005 was approximately $146.3 million, exceeding the minimum required amount by approximately $300,000. The Company’s most recent forecast as of early July 2005 indicates that its EBITDA for the four-fiscal quarter period ended on September 30, 2005 will be approximately 2% to 3% below the minimum required amount under the debt commitment letter. If the effective time of the merger occurs after September 30, 2005 and the Company’s actual EBITDA for the four-fiscal quarter period ended on September 30, 2005 fails to meet this $117.5 million minimum required amount, the debt providers will not be obligated under the debt commitment letter to provide the financing;

•	the Company will have excess borrowing capacity of at least $75 million at the effective time of the merger. The debt commitment letter provides that the borrowing base under the senior secured facility at any time must equal the sum of (a) 90% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Company’s flat rolled inventory plus (y) 85% of the net orderly liquidation value of all other inventory of the Company. Based on a preliminary valuation recently conducted by the debt providers’ third party appraisers, the orderly liquidation value of the Company’s inventory is projected to be approximately 12% less than originally anticipated. As a result, based on this preliminary valuation, the Company would have excess capacity less than the minimum amount required by the debt commitment letter. If such excess capacity with respect to the Company is less than $75 million at the effective time of the merger, then the debt providers will not be obligated to provide the senior secured facility or the bridge facility;

•	the negotiation, execution and delivery of definitive documentation; and

•	other customary conditions for leveraged acquisition financings.

If any portion of the debt financing under the debt commitment letter becomes unavailable, Parent will be required to use its reasonable best efforts to obtain alternative financing on substantially comparable or more favorable terms from other sources within 30 days after all of the other conditions to the merger agreement have been satisfied. If Parent is unable to obtain such alternative financing within such 30 day period, Parent will not be obligated to close the transaction because Parent’s obligation under the merger agreement to close the transaction is conditioned upon Parent having obtained its debt financing or alternative debt financing. Accordingly, if the debt providers, in their sole discretion, do not waive any condition that is not otherwise satisfied, and Parent is unable to obtain alternative financing within the 30 day period as described above, Parent will not be obligated to close the merger transaction, and the merger transaction may terminate as a result. We cannot assure you that the debt providers will waive any condition or that Parent will obtain alternative debt financing.

Based on our discussions with Parent, Apollo and the debt providers to date, if one or both of the minimum EBITDA condition and minimum excess capacity condition discussed above are not satisfied, there is a reasonable possibility that the debt providers will not provide the debt financing under the debt commitment letter and that, depending on the condition of the metals and steel industry (and of the Company in particular) and the debt financing markets at such time, it may be difficult, or not possible, for Parent to obtain alternative financing on comparable terms. In that event, Parent would not be obligated to close the merger transaction, and the merger transaction may terminate as a result, in which case you would not receive any of the merger consideration and your ownership interest in the Company would continue. Alternatively, if Parent is unable to obtain its debt financing and is consequently not obligated to close the merger transaction, it is possible that Parent and the Company may engage in discussions about entering into a revised transaction on different terms than those in the merger agreement. In the event we agree to such a revised transaction with Parent on materially different terms than those in the merger agreement, the Company will disseminate a new proxy statement to its stockholders disclosing, among other things, the terms of such revised transaction and submit such revised transaction to a vote at a special meeting called for that purpose.

Senior Secured Asset-Based Credit Facility

General. The borrower under the senior secured facility will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. The senior secured facility will be comprised of a $450 million revolving credit facility, of which $100 million will be available in the form of letters of credit and $15 million will be available in the form of short-term swingline loans. Credit Suisse has been appointed as sole and exclusive administrative agent, sole bookrunner and joint lead arranger, Banc of America Securities LLC has been appointed as joint lead arranger and a co-syndication agent and Bank of America, N.A. has been appointed as collateral agent for the senior secured facility.

Interest Rate and Fees. Loans under the senior secured facility will, at the option of the borrower, bear interest at (1) a rate equal to LIBOR (London interbank offer rate) or (2) a rate equal to the higher of (a) the prime rate of Credit Suisse and (b) the federal funds effective rate plus 0.50%, in each case plus (or minus) an applicable margin based upon a fixed charge coverage ratio at the time. In addition, the surviving corporation will pay customary commitment fees and letter of credit fees under the senior secured facility.

Prepayments. The borrower will be permitted to make voluntary prepayments, in minimum principal amounts to be agreed upon, at any time, without premium or penalty, and required to make mandatory prepayments if the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the senior secured facility exceeds the lesser of the senior secured facility commitment amount and the borrowing base in effect at such time.

Guarantors. All obligations under the senior secured facility will be unconditionally guaranteed by Parent and by each existing and subsequently acquired or organized material domestic, and to the extent no adverse tax consequences to the borrower would result therefrom, material foreign subsidiary of the borrower.

Security. The obligations of the borrower and the guarantors under the senior secured facility will be secured by (1) perfected first-priority security interests in all accounts receivable, inventory, cash and proceeds of Parent, the borrower and the subsidiary guarantors; and (2) second-priority security interests in, and mortgages on, the collateral that is subject to first-priority security interests under the bridge facility.

Other Terms. The senior secured facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, limitations on dividends on, and redemptions and repurchases of, capital stock, prepayments, redemptions and repurchases of debt, indebtedness, investments, guarantees and hedging arrangements, limitations on mergers, acquisitions, and asset sales, transactions with affiliates, changes in the business conducted by borrower and its subsidiaries, ability of subsidiaries to pay dividends or make distributions, amendments of debt, and capital expenditures. The senior secured facility will also include customary events of defaults, including a change of control to be defined.

Private Offering of Debt Securities

The issuer of any debt securities will be Merger Sub, initially, and the surviving corporation, upon consummation of the merger. The issuer is expected to issue at least $250 million aggregate principal amount of senior secured floating rate notes and/or senior secured fixed rate notes. These notes may be issued in a public offering or in Rule 144A or other private placement. If these notes are issued in an offering pursuant to Rule 144A, the notes will be offered to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This proxy statement is not an offer to sell any debt securities and is not soliciting an offer to buy any debt securities.

Bridge Facilities

If Merger Sub is unable to complete an offering of debt securities, then Merger Sub is expected to borrow at least $250 million in loans under a senior secured increasing rate bridge facility. After consummation of the merger, the surviving corporation will be the borrower under the bridge facility.

If the bridge loans are not paid in full on or before the first anniversary of the effective time of the merger, the outstanding bridge loans will automatically be converted into a senior secured second lien term loan due seven years after the effective time of the merger.

Credit Suisse has been appointed as sole administrative agent for the bridge facility, Credit Suisse and CIBC World Markets have been appointed as joint bookrunners and joint lead arrangers for the bridge facility, and CIBC World Markets has been appointed as syndication agent.

Interest Rate and Fees. Loans under the bridge facility will bear interest at a rate equal to LIBOR (London interbank offer rate) plus a margin, and will increase from time to time thereafter in accordance with the terms of the commitment letter, subject to an overall cap in the interest rate and a cap on the portion of interest that must be paid in cash.

Prepayments. The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and required to make mandatory prepayments, with certain exceptions, with the net proceeds from (1) the public or private sale of debt of borrower or Parent required to be completed by them; (2) the issuance of any refinancing debt or equity securities by Parent or any of its subsidiaries or (3) any asset sales (to be defined) by Parent or any of its subsidiaries in excess of the amount required to be paid to the lenders under the senior secured facility. Mandatory prepayment is also required following the occurrence of a change of control (to be defined) of the borrower.

Guarantors. All obligations of the borrower under the bridge facility will be unconditionally guaranteed by Parent and by each existing and subsequently acquired or organized domestic subsidiary of Parent that is a guarantor of the senior secured facility.

Security. The obligations of the borrower and the guarantors under the bridge facility will be secured by (1) subject to certain exceptions, first-priority security interests in substantially all of the assets of Parent, borrower and the subsidiary guarantors, including a first-priority pledge of all of the capital stock of borrower (other than collateral which is subject to a first-priority security interest under the senior secured facility); and (2) second-priority security interests in the collateral that is subject to first-priority security interests under the senior secured facility.

Other Terms. The bridge facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, dividends and redemptions and repayment of subordinated debt, sale of assets, business activities, transactions with affiliates, mergers or consolidation, liens, refinancing of bridge loans and investments and acquisitions. The bridge facility will contain the same events of defaults as the senior secured facility, with exceptions as may be appropriate for bridge facilities.

Bank of America

On October 31, 2002, Metals USA and its subsidiaries entered into a loan and security agreement with Bank of America, National Association, as administrative agent, and the other lenders named in that agreement. Under the terms of the merger agreement, Parent has agreed to provide the necessary funds to allow Metals USA to repay at the effective time of the merger in full all obligations outstanding under the loan and security agreement. The total amount outstanding under the loan and security agreement as of September 8, 2005 (the last practicable date prior to the filing of this proxy statement that such information was available) is approximately $135,100,000.

Mortgage Note

On October 31, 2002, Metals USA Carbon Flat Rolled, Inc., a subsidiary of Metals USA, executed a promissory note in the principal amount of $8,100,000 in favor of Bank One, NA, which we refer to in this document as the Mortgage Note. On the same date, Metals USA Carbon Flat Rolled, Inc. and Bank One, NA also entered into a corresponding loan agreement intended to supplement the terms of the Mortgage Note. The Mortgage Note was subsequently assigned by Bank One NA to General Electric Capital Corporation.

The merger agreement requires that Metals USA either prepay in full all amounts due under the promissory note (including the prepayment penalty premium required by the terms of promissory note) on June 30, 2005, or to obtain General Electric Capital Corporation’s consent on or before June 30, 2005 to permit Metals USA to prepay the promissory note at the effective time of the merger. On May 31, 2005, Metals USA prepaid in full all amounts due under the promissory note to General Electric Capital Corporation. Specifically, Metals USA paid to General Electric Capital Corporation an aggregate amount of $6,784,756.81, of which $6,642,171.69 represented payment in full of the outstanding principal due under the promissory note, $76,163.40 represented payment in full of the accrued but unpaid interest due under the promissory note and $66,421.72 represented payment of the prepayment fee due under the promissory note.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Metals USA’s stockholders should be aware that some of Metals USA’s executive officers and members of its board of directors have interests in the transaction that are different from, and/or in addition to, the interests of Metals USA’s stockholders generally. Although the unvested stock options and rights to receive shares of Metals USA common stock held by each director will vest as a result of the merger, the members of the board of directors (excluding Mr. Goncalves) are independent of and have no economic interest or expectancy of an economic interest in Merger Sub or its affiliates, and will not retain an economic interest in the surviving corporation following the merger. These members of the board of directors (excluding Mr. Goncalves) evaluated the merger agreement and evaluated whether the merger is in the best interests of Metals USA’s stockholders (other than certain members of the Company’s management who will invest in equity securities of the surviving corporation or Parent). The board of directors was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted.

Management Agreements

In connection with entering into the merger agreement and in contemplation of the merger, Messrs. Goncalves, Freeman and Hageman entered into certain agreements with Parent and Merger Sub. The terms of these agreements are substantially identical, other than with respect to certain economic terms which are described below.

•	Upon the closing of the merger, each of Messrs. Goncalves, Freeman and Hageman has agreed to make an equity investment in Parent in the amount specified in his respective employment and/or equity participation agreement.

•	Each of Messrs. Goncalves, Freeman and Hageman has been granted stock options to purchase shares of Parent under the terms of Parent’s stock option incentive plan and their respective non-qualified stock option agreements. In the aggregate, these option grants represent approximately 3% of the shares of common stock of the Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has been granted options to purchase up to approximately 2%, Mr. Freeman has been granted options to purchase up to approximately 0.5%, and Mr. Hageman has been granted options to purchase up to approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger.

•	Additionally, each of Messrs. Goncalves, Freeman and Hageman has subscribed to purchase shares of Parent. In the aggregate, these shares represent approximately 3% of the shares of common stock of Parent on a fully diluted basis immediately following the merger. Specifically, Mr. Goncalves has subscribed to purchase shares representing approximately 2%, Mr. Freeman has subscribed to purchase shares representing approximately 0.5%, and Mr. Hageman has subscribed to purchase shares representing approximately 0.4%, of the common stock of Parent on a fully diluted basis immediately following the merger. Messrs. Goncalves, Freeman and Hageman will be required to make their equity investment by converting a portion of their shares of Metals USA common stock, their rights to receive shares of Metals USA common stock, and/or their options and warrants for Metals USA common stock into equity in Parent. Merger Sub has agreed to reasonably assist each of Messrs. Goncalves, Freeman and Hageman to contribute their equity investment in a tax efficient manner, such that each of them will individually receive the economic value of the shares of Parent common stock as if their respective investment was a tax free exchange. The results of any mechanism, such as a deferred compensation plan or otherwise, that may be employed to achieve this objective may affect the amount or structure of their respective equity participation. The terms and conditions of these equity investments are more fully described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Equity Investment in Parent by Messrs. Goncalves, Freeman and Hageman.”

•	The total aggregate equity investment agreed to by Messrs. Goncalves, Freeman and Hageman in Parent is expected to represent approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger.

•	Each of Messrs. Goncalves’, Freeman’s and Hageman’s equity investment in Parent will be illiquid and subject to an investor rights agreement restricting the ability of the management participants to sell such equity.

•	Upon the closing of the merger, Parent will grant option awards under Parent’s option plan to each of Messrs. Goncalves, Freeman and Hageman in a percentage interest specified in each respective employment agreement.

•	The surviving corporation and each of Messrs. Goncalves, Freeman and Hageman have entered into definitive employment agreements and related agreements to be effective as of the effective time of the merger, which contain the terms and conditions of each such person’s employment after the closing of the merger, and the terms and conditions relating to each such person’s equity investment and option awards. Certain of these terms and conditions are more fully described below under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Employment Agreements with Merger Sub.”

•	Effective at the effective time of the merger, and subject to the closing of the merger and the effectiveness of his employment agreement and related agreements with Merger Sub and Parent, Mr. Goncalves’ employment agreement with Metals USA, dated as of February 18, 2003, will be terminated.

•

Effective at the effective time of the merger, each of Messrs. Goncalves, Freeman and Hageman will become a party to an investor rights agreement which provides for, among other things, a restriction on the transferability of each such person’s equity ownership in Parent, tag-along rights, come-along rights, piggyback registration rights, repurchase rights by Parent in certain circumstances, and the grant of an irrevocable proxy to Apollo with respect to the voting rights associated with his respective ownership, and certain restrictions on each such person’s ability to compete with or solicit employees or customers of the surviving corporation.

•	Additional members of management of the Company and its subsidiaries that enter into employment agreements or arrangements with Parent or Merger Sub before the closing of the merger may also, at Parent’s election, at the effective time of the merger, have their stock options of Metals USA common stock converted into options to purchase shares of either Parent or Merger Sub. Parent must make this election not later than three business days prior to the effective time of the merger. Parent expects that any equity investment of each of these additional individuals will be less than the equity investment of each of Messrs. Goncalves, Freeman and Hageman.

Metals USA Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock

Stock Options. The merger agreement provides that as of the effective time of the merger, all outstanding options to purchase shares of Metals USA common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Long-Term Incentive Plan or otherwise will become fully vested and immediately exercisable.

The table below sets forth, as of May 18, 2005, for each of Metals USA’s directors and executive officers, (a) the number of shares subject to vested options for Metals USA common stock, (b) the value of such vested options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (c) the number of additional options that are currently unvested and/or unexercisable and that will vest and become exercisable upon effectiveness of the merger, (d) the value of such additional options, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding, (e) the aggregate number of shares subject to vested options and options that will vest as a result of the merger for such person and (f) the aggregate value of all such vested options and options that will vest as a result of the merger, calculated by multiplying (i) the excess of $22.00 over the per share exercise price of the option by (ii) the number of shares subject to the option, and without regard to deductions for income taxes and other withholding.

	Vested Options		Options that will vest as a result of the Merger		Totals
	Shares	Value	Shares	Value	Shares	Value
Directors (exclusive of Mr. Goncalves):
Daniel W. Dienst (Chairman)	58,334	$1,040,090.86	66,666	$777,159.14	125,000	$1,817,250.00
Eugene I. Davis	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
John T. DiLacqua, Jr.	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
John G. Leckie	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
Gerald E. Morris	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
Charles P. Sanida	17,500	$312,025.00	20,000	$233,150.00	37,500	$545,175.00
James E. Bolin(1)	7,500	$59,925.00	15,000	$119,850.00	22,500	$179,775.00
Scott M. Tepper	7,500	$59,925.00	15,000	$119,850.00	22,500	$179,775.00

Subtotal	160,834	$2,720,065.86	196,666	$2,182,609.14	357,500	$4,902,675.00

	Vested Options		Options that will vest as a result of the Merger		Totals
	Shares	Value	Shares	Value	Shares	Value
Executive Officers:

C. Lourenco Goncalves (CEO)	200,001	$2,500,012.50	122,746	$1,358,718.16	322,747	$3,858,730.66
Terry L. Freeman	16,667	$287,505.75	46,331	$637,124.69	62,998	$924,630.44
John A. Hageman	16,667	$287,505.75	45,031	$630,910.69	61,698	$918,416.44
William R. Bennett	8,334	$143,761.50	29,231	$347,549.20	37,565	$491,310.70
Robert C. McPherson III	5,000	$86,250.00	22,132	$230,490.96	27,132	$316,740.96
Roger Krohn	1,667	$28,755.75	15,465	$115,485.21	17,132	$144,240.96

Subtotal	248,336	$3,333,791.25	280,936	$3,320,278.91	529,272	$6,654,070.16

Total	409,170	$6,053,857.11	477,602	$5,502,888.05	886,772	$11,556,745.16

(1)	Pursuant to a letter agreement, dated November 22, 2004, between Mr. Bolin and Citadel Equity Fund Ltd. (“CEF”) and Citadel Credit Trading Ltd. (“CCT”), Mr. Bolin agreed to hold these options for the benefit of and solely as the nominee of CEF and CCT, and disclaims all legal, beneficial, economic or other interest in such options. At the time this letter agreement was executed, Mr. Bolin was a managing director of Citadel Investment Group, L.L.C., which is affiliated with CEF and CCT.

All directors and executive officers will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes, other than Messrs. Goncalves, Freeman and Hageman and the future management participants. Messrs. Goncalves, Freeman and Hageman and the future management participants will also be able to receive cash in respect of their vested options in the amounts set forth above (less applicable withholding taxes) by exercising their options immediately prior to the completion of the merger, and receiving in the merger the $22.00 per share merger consideration for the shares received upon such exercise, unless otherwise agreed between the holder of any such options and Merger Sub or Parent.

Right to Receive Shares of Metals USA Common Stock. The merger agreement provides that immediately at the effective time of the merger, each outstanding and unvested right to receive one share of Metals USA common stock (including those held by our directors and executive officers) under the Metals USA, Inc. 2002 Long-Term Incentive Plan or otherwise will be cancelled and converted into the right to receive an amount in cash equal to $22.00. The table below sets forth for each director and executive officer of Metals USA (a) the number of shares that will fully vest and be converted into the right to receive $22.00 per share as a result of the merger (excluding any current rights to receive shares of Metals USA that are scheduled to vest other than as a result of the merger), and (b) the total payment to the directors and executive officers with respect to those shares, calculated by multiplying (i) the $22.00 per share merger consideration by (ii) the number of shares described in clause (a).

Name of Director and Executive Officer	Shares that will vest and be converted into the right to receive $22.00 per share as a result of the merger	Payment
C. Lourenco Goncalves	11,622	$255,684
Terry L. Freeman	6,355	$139,810
John A. Hageman	5,920	$130,240
Daniel W. Dienst	—	—
Charles P. Sanida	—	—
Robert C. McPherson, III	6,065	$133,430
William R. Bennett	6,210	$136,620
Roger Krohn	6,065	$133,430
John G. Leckie	—	—
Gerald E. Morris	—	—
Eugene I. Davis	—	—
John T. DiLacqua, Jr.	—	—
Scott M. Tepper	—	—
James E. Bolin	—	—
All executive officers as a group (14 persons)	42,237	$929,214

Warrants. The merger agreement provides that as of the effective time of the merger, each warrant to purchase shares of Metals USA common stock (including those held by our directors and executive officers) issued pursuant to the Warrant Agreement, dated as of October 31, 2002, by and between Metals USA and Equiserve Trust Company, N.A. or otherwise will no longer represent the right to receive shares of MUSA common stock upon exercise and will thereafter represent the right to receive (upon surrender of the warrant and the payment by the holder thereof to the surviving corporation of the $18.50 exercise price thereunder) a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying such warrants. If any warrants remained unexercised at the effective time of the merger then, at the effective time of the merger, Metals USA will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that Metals USA has elected to accelerate the expiration of the warrants to the 60th day following the effective time and, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving corporation of the exercise price thereunder, such holders will be entitled to receive the cash payment on such 60th day. Holders of warrants exercised after the effective time of the merger but before the 60th day following the effective time of the merger will be entitled to receive, upon surrender of the warrant by such holder and the payment by such holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

The table below sets forth for each director and executive officer of Metals USA (a) the number of shares subject to warrants for Metals USA common stock, and (b) the value of such warrants calculated by multiplying (i) the excess of $22.00 over the $18.50 per share exercise price of the warrant by (ii) the number of shares subject to the warrant, and without regard to deductions for income taxes and other withholding.

	Warrants Beneficially Owned
	Number	Value
Directors (exclusive of Mr. Goncalves):

Daniel W. Dienst (Chairman)	0	$0.00
Eugene I. Davis	0	$0.00
John T. DiLacqua, Jr.	0	$0.00
John G. Leckie	0	$0.00
Gerald E. Morris	10,053	$35,185.50

	Warrants Beneficially Owned
	Number	Value
Charles P. Sanida	2,000	$7,000.00
James E. Bolin	0	$0.00
Scott M. Tepper	0	$0.00

Subtotal	12,053	$42,185.50

Executive Officers:
C. Lourenco Goncalves (CEO)	0	$0.00
Terry L. Freeman	6,817	$23,859.50
John A. Hageman	7,254	$25,389.00
William R. Bennett	0	$0.00
Robert C. McPherson, III	0	$0.00
Roger Krohn	24,326	$85,141.00

Subtotal	38,397	$134,389.50

Total	50,450	$176,575.00

Equity Investment in Parent by Messrs. Goncalves, Freeman and Hageman

Pursuant to the management agreements described above, each of Messrs. Goncalves, Freeman and Hageman has agreed to participate in the merger by making an equity investment in Parent by acquiring shares of common stock and options to acquire such shares in Parent.

Messrs. Goncalves, Freeman and Hageman will be required to make their equity investment by converting a portion of their shares of Metals USA common stock, their rights to receive shares of Metals USA common stock, and/or their options and warrants for Metals USA common stock into equity in Parent. Merger Sub has agreed to reasonably assist each of Messrs. Goncalves, Freeman and Hageman to contribute their equity investment in a tax efficient manner, such that each of them will individually receive the economic value of the shares of Parent common stock as if their respective investment was a tax free exchange. The results of any mechanism, such as a deferred compensation plan or otherwise, that may be employed to achieve this objective may affect the amount or structure of their respective equity participation. The total aggregate equity investment agreed to be made by Messrs. Goncalves, Freeman and Hageman is approximately $4.6 million, or approximately 6% of the shares of common stock of Parent on a fully diluted basis immediately following the merger.

The table below sets forth the approximate amount of the agreed upon equity investment for each of Messrs. Goncalves, Freeman and Hageman. These amounts assume that all of the agreed upon investment will be made on a tax deferred basis.

Executive Officers:	Agreed Upon Equity Investment:
C. Lourenco Goncalves	$3,130,000
Terry L. Freeman	$800,000
John A. Hageman	$625,000

Total	$4,555,000

Option Awards in Parent

In connection with the merger, Parent will adopt an option plan under which Messrs. Goncalves, Freeman and Hageman and the future management participants will be eligible to receive awards of stock options for common stock of Parent. The number of options to be granted to each of Messrs. Goncalves, Freeman and Hageman are specified in their respective employment agreements, which are described below. Under the option plan, awards may be granted to employees or directors of, or consultants to, the surviving corporation or any of its subsidiaries, except that consultants may only receive awards with the consent of the President of the surviving corporation, and directors may only receive awards if they are not employees of Apollo or any of its affiliates. The option plan has a term of ten years. The date of grant, vesting and pricing of options granted under the option plan are subject to the discretion of the compensation committee of Parent.

Employment Agreements with Merger Sub

Subject to completion of the merger, each of Messrs. Goncalves, Freeman and Hageman has entered into a definitive employment agreement with Merger Sub that will, as a result of the merger become an agreement with the surviving corporation. These employment agreements will govern the terms of Messrs. Goncalves’, Freeman’s and Hageman’s respective employment after the effective time of the merger, subject to and effective upon the completion of the merger.

Mr. Goncalves’ Employment Agreement. Under his employment agreement, Mr. Goncalves will serve as President and Chief Executive Officer of the surviving corporation for an initial term of five years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. In addition, Mr. Goncalves will be a member of each of Parent’s and the surviving corporation’s board of directors. He will receive an annual base salary of $525,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Goncalves will be eligible to receive an annual bonus of not less than 100% of his base salary if the surviving corporation achieves specified performance objectives. In addition, he will receive two stock option grants at the effective time of the merger to purchase Parent’s common stock at an exercise price of $10.00 per share. The first grant will be for options to purchase 406,900 shares of Parent’s common stock and will expire ten years after the grant date. Of these options, 203,450 will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 203,450 options subject to this first grant will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. The second grant will be for options to purchase 31,300 shares of Parent’s common stock which will be fully vested as of the grant date and exercisable on or before March 30, 2006. If Mr. Goncalves exercises all of his options subject to the second grant, he will receive an additional 1.3 options to purchase shares of Parent’s common stock for each option exercised, up to a maximum additional award of 40,690 options. Under the employment agreement, Mr. Goncalves will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon Mr. Goncalves’ termination of employment by the surviving corporation without “cause” or by Mr. Goncalves for “good reason” (each as defined in the employment agreement) or upon the surviving corporation’s election not to renew his employment, Mr. Goncalves will be entitled to receive the following severance payments and benefits: all accrued salary and bonus earned but not yet paid, a pro-rata bonus for the year in which the termination occurs, a lump sum payment equal to twelve months of his base salary, beginning with the thirteenth month following the date of his termination, monthly payments equal to one-twelfth of his annual base salary until the twenty-fourth month following his date of termination (or on the earlier date of his material violation of the terms of his employment agreement), and the surviving corporation will reimburse Mr. Goncalves for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. Goncalves will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Goncalves’ employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

Mr. Freeman’s Employment Agreement. Under his employment agreement, Mr. Freeman will serve as Senior Vice President and Chief Financial Officer of the surviving corporation for an initial term of two years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. Mr. Freeman will receive an annual base salary of $300,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Freeman will be eligible for an annual bonus of up to 70% of his base salary if the surviving corporation achieves specified performance objectives. In addition, at the effective time of the merger he will receive a stock option grant to purchase 90,000 shares of Parent’s common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Of these options, 45,000 will be classified as Tranche A Options, and 20% of these options will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 45,000 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the grant date or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. Mr. Freeman will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon Mr. Freeman’s termination of employment by the surviving corporation without “cause” or by Mr. Freeman for “good reason” (each as defined in the employment agreement) or upon the surviving corporation’s election not to renew his employment, Mr. Freeman will be entitled to receive the following severance payments: all accrued salary and bonus earned but not paid, a pro-rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at the election of the surviving corporation, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Freeman on a pro-rata basis in the case of a lump sum payment) if he violates any material terms of his employment agreement prior to such time), and the surviving corporation will reimburse Mr. Freeman for the cost of COBRA continuation coverage for up to a period of eighteen months. Additionally, Mr. Freeman will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Freeman’s employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

Mr. Hageman’s Employment Agreement. Under his employment agreement, Mr. Hageman will serve as Senior Vice President and Chief Administrative Officer of the surviving corporation for an initial term of two years following the effective time of the merger. The initial term will automatically be renewed for successive one year periods unless 90 days prior notice is given by either party. Mr. Hageman will receive an annual base salary of $270,000 and will be eligible in 2005 to receive a bonus pursuant to the terms of Metals USA’s bonus plan as in existence before the effective time of the merger in an amount to be determined by the surviving corporation’s board of directors in good faith. Thereafter, Mr. Hageman will be eligible for an annual bonus of up to 70% of his base salary if the surviving corporation achieves specified performance objectives. In addition, he will receive a stock option grant at the effective time of the merger to purchase 70,000 shares of Parent’s common stock at an exercise price of $10.00 per share that will expire ten years after the grant date. Of these options, 35,000 will be classified as Tranche A Options, 20% of which will vest and become exercisable on each of the first five anniversaries of the grant date, except that vesting will accelerate upon the sale of the surviving corporation. The remaining 35,000 options will be classified as Tranche B Options and will vest and become exercisable on the earlier of the eighth anniversary of the effective time of the merger or the date that the Apollo Funds’ internal rate of return with respect to its investment in the surviving corporation equals or exceeds 25%. Mr. Hageman will be provided employee benefits equal to or greater than those provided to him by Metals USA prior to the merger. Upon his termination of employment by the surviving corporation without “cause” or by Mr. Hageman for “good reason,” or upon the surviving corporation’s election not to renew his employment, Mr. Hageman will be entitled to the following severance payments and benefits: all accrued salary and bonus earned but not paid, a pro-rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination or, at the election of the surviving corporation, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. Hageman on a pro-rata basis in the case of a lump sum payment) if he violates any material terms of his employment agreement prior to such time), and the surviving corporation will reimburse Mr. Hageman for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. Hageman will be subject to certain restrictions on his ability to compete with or solicit the customers or employees of the surviving corporation. Mr. Hageman’s employment agreement may also be terminated by Merger Sub before or after the effective time of the merger for “cause” (as defined in the employment agreement).

No Change in Control Payments

Mr. Goncalves will not, as a result of the merger, receive any change in control payments or be entitled to any rights or entitlements, including severance payments, pursuant to his employment agreement with Metals USA dated as of February 18, 2003, which will be terminated. Messrs. Freeman and Hageman do not have employment, severance or change in control agreements with Metals USA and consequently will not receive any change in control payments or be entitled to any rights or entitlements, including severance payments, from Metals USA.

Payment to Our Chairman

The board of directors (other than Messrs. Dienst and Goncalves, who abstained) has awarded Mr. Dienst, our Chairman, in recognition for his substantial efforts and time commitment in negotiating the transaction with Apollo, and for coordinating the efforts of the Company’s management, financial advisors, attorneys and accountants involved in the transaction, a cash payment of $500,000 to be paid upon the completion of the merger or the approval of a superior proposal by our board of directors. This payment was recommended by our compensation committee and approved by our board of directors (other than Messrs. Goncalves and Dienst, who abstained) after our board of directors approved the merger agreement. This payment, if paid, will not reduce the amount to be paid to our stockholders in the merger, but will be paid with Company funds at the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that the certificate of incorporation and by-laws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Metals USA’s directors and officers than those set forth in the Company’s certificate of incorporation and bylaws. The indemnification provisions in the surviving corporation’s certificate of incorporation will not be amended, repealed or otherwise modified for a period of six years following the effective time of the merger in any manner that would adversely affect the rights under those provisions of any such individuals.

The merger agreement provides that each present and former officer and director of the Company and its subsidiaries will be indemnified against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses incurred in connection with any action, claim, proceeding or investigation arising out of any acts or omissions in their capacity as an officer or director occurring on or before the effective time of the merger for a period of six years from and after the effective time of the merger and to the extent provided for in the Company’s certificate of incorporation and by-laws. Also, to the extent provided for in the Company’s certificate of incorporation and by-laws, each present and former officer and director of the Company and its subsidiaries will be entitled to advancement of expenses incurred in the defense of any action, claim, proceeding or investigation from the surviving corporation.

The merger agreement requires that the surviving corporation either:

•	obtain “tail” directors’ and officers’ liability insurance policies in an amount and scope at least as favorable as the Company’s existing policies and with a claims period of at least six years from the effective time of the merger for claims arising from facts or events that occurred on or prior to the effective time; or

•	maintain in effect, for a period of six years after the effective time of the merger, the Company’s current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium.

If Parent is unable to maintain the current policies or obtain “tail” coverage at least as favorable to the Company’s existing policy for an amount not in excess of 200% of our current annual premium, Parent must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

The obligations described above regarding directors’ and officers’ indemnification and insurance must be assumed by any successor entity to the surviving corporation as a result of any consolidation, merger or transfer of all or substantially all of its assets.

Citadel Support Agreement

In connection with the merger agreement, at the specific request of Parent, and as a condition to Parent’s willingness to enter into the merger agreement, Citadel Equity Fund Ltd. and Citadel Credit Trading Ltd., each of which is a stockholder of Metals USA and which collectively own approximately 16.7% of the shares of Metals USA common stock as of the record date, entered into a support agreement, dated as of May 18, 2005, with Parent. A copy of the support agreement is attached to this proxy statement as Annex D. Pursuant to the support agreement, the Citadel stockholders agreed to be present (in person or by proxy) at any meeting of the Company’s stockholders and at every postponement or adjournment thereof and to vote or cause to be voted, all of their shares of Metals USA common stock, in favor of:

•	approval of the merger agreement and the transactions contemplated thereby, including the merger; and

•	any other matter required by law or any regulatory authority to be approved by the Company’s stockholders to facilitate the transactions under the merger agreement, including the merger;

and against:

•	any acquisition proposal, as defined in the merger agreement, other than as contemplated by the merger agreement;

•	any liquidation or winding up of the Company; and

•	any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the completion of the merger and the transactions under the merger agreement.

The support agreement also provides that in certain limited circumstances in which a Citadel stockholder fails either to be present at the meeting or to provide a proxy in advance of the meeting, such Citadel stockholder grants Parent an irrevocable proxy to vote its shares of Metals USA common stock, solely on the matters described in the immediately preceding sentence, effective until the valid termination of the support agreement.

Each Citadel stockholder also agreed to certain restrictions on its ability to sell or transfer its shares of Metals USA common stock until the earlier of the termination of the support agreement or the completion of the stockholders meeting (including any adjournment or postponement thereof). These restrictions include an agreement not to:

•	sell, transfer, pledge, encumber, assign, otherwise dispose of, or enter any contract, option or other arrangement or understanding to do any of the foregoing or limit its voting rights;

•	grant any proxies or powers of attorney, deposit any shares of Metals USA into a voting trust or enter into any voting agreement;

•	take any action that would cause any representation or warranty of the Citadel stockholders contained in the support agreement to be untrue or have the effect of preventing or disabling the Citadel stockholders from performing its obligations under the support agreement; or

•	commit or agree to do any of the foregoing.

The support agreement terminates upon the earliest to occur of:

•	termination of the merger agreement;

•	consummation of the merger;

•	any amendment to the merger agreement without the prior written consent of the Citadel stockholders that reduces the merger consideration below $22.00 per share or changes the form of merger consideration to other than cash; and

•	December 15, 2005.

James E. Bolin, a director of Metals USA, served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., from 2003 to April 2005. Mr. Bolin was not involved in the negotiations or discussions concerning the support agreement with Parent and the Citadel affiliates referenced above. Additionally, other than as a member of the board of directors, Mr. Bolin did not participate in the negotiations or discussions with Parent with respect to the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Metals USA common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of our common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income taxes of a partner in an entity treated as a partnership for U.S. federal income tax purposes that holds our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, regulated investment companies, partnerships or other pass-through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). This discussion does not address the tax consequences of payments made to the holders of Metals USA’s options or warrants. In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. Holders of our common stock are urged to consult their own tax advisor to determine the particular tax consequences, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction. In general, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If a U.S. holder acquired different blocks of our common stock at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our common stock. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. For individuals and some other types of noncorporate U.S. holders, long-term capital gain will be taxable at a maximum Federal capital gains rate of 15%. For U.S. holders that are corporations, the maximum Federal income tax rate applicable to such U.S. holder’s long-term capital gain is 35%. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

In general, holders who exercise appraisal rights also will recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

Information Reporting and Backup Withholding

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of United States federal, state, local and foreign tax laws.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On June 3, 2005, the Company and Merger Sub each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On June 17, 2005, the U.S. Federal Trade Commission granted Metals USA early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied.

Except as noted above with respect to the required filings under the HSR Act, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

Metals USA estimates that if the merger is completed, the fees and expenses incurred by Metals USA in connection with the merger will be approximately as follows:

Description	Amount
Financial advisory fee	$5,700,000
Fairness opinion fee	$500,000
Legal fees and expenses	$1,100,000
Transaction payment to our Chairman	$500,000
SEC filing fees	$63,449
Prepayment fee relating to Mortgage Note	$66,422
Printing and mailing costs	$300,000
Miscellaneous	$1,600,000

Total	$9,829,871

In addition, it is expected that Apollo will incur approximately $14.75 million of financing costs, as well as legal and other advisory fees.

In addition, if the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee of $17 million as directed by Parent, and will be obligated under certain circumstances to pay the expenses of Parent and Merger Sub, up to $4 million. For a description of the circumstances triggering payment of the termination fee and reimbursement of Parent’s and Merger Sub’s expenses, see “The Merger Agreement—Termination Fee” and “The Merger Agreement—Reimbursement of Expenses.”

Litigation Related to the Merger

Metals USA is aware of two purported class action lawsuits related to the merger filed against Metals USA and each of its directors in the Court of Chancery of the State of Delaware, in and for New Castle County. These lawsuits, Robert I. Mawinney v. James E. Bolin, et al., C.A. No. 1367-N, filed on May 20, 2005 and Taam Associates, Inc. v. James E. Bolin, et al., C. A. No. 1383-N, filed on May 26, 2005, have been consolidated and a Consolidated Amended Class Action Complaint was filed on or about July 22, 2005. The amended complaint alleges, among other things, that the merger consideration to be paid to the stockholders of Metals USA in the merger is “grossly unfair, inadequate and substantially below the fair or inherent value of the Company.” In addition, the amended complaint alleges that the directors of Metals USA violated their fiduciary duties by, among other things, agreeing to the merger price in order to benefit themselves personally and financially and by failing to engage in a fair sales process and invite other bidders, and failing to conduct an active market check of Metals USA’s value. The amended complaint further alleges that this proxy statement fails to disclose material information regarding the proposed transaction. The amended complaint seeks, among other things, certification of the lawsuit as a class action, a declaration that the defendants have breached their fiduciary duties, an injunction preventing completion of the merger (or rescinding the merger if it is completed prior to the receipt of such relief), and ordering the board of directors to permit a stockholders’ committee to ensure a fair procedure and adequate safeguards in connection with any transaction for the shares of Metals USA, compensatory damages to the class, and attorneys’ fees and expenses, along with such other relief as the court might find just and proper. Metals USA believes the consolidated class action is without merit and plans to defend it vigorously. Additional lawsuits pertaining to the merger could be filed in the future.

Certain Projections

In connection with Parent’s review of Metals USA and in the course of the negotiations between Metals USA and Parent described in “Special Factors—Background of the Merger,” Metals USA provided Apollo and its financing sources with management’s most recent non-public financial projections for 2005 and projections for the period December 31, 2006 through December 31, 2009 (the “projections”). The projections do not give effect to the merger or the financing of the merger.

Metals USA does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the projected financial information set forth below for internal purposes only. The projected financial information is included in this proxy statement only because such information was provided to Apollo, pursuant to their request thereof, in connection with its due diligence investigation of Metals USA. The accompanying projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

In compiling the projections, our management took into account historical performance, combined with estimates regarding shipment volumes, sales prices, margins, and operating expenses. The projections were developed in a manner consistent with management’s historical development of such information and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by our management that Metals USA’s management believed were reasonable at the time the projections were prepared. Investors should read “Factors Which May Affect Future Operating Results” contained in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as set forth in the Form 10-K/A for the year ended December 31, 2004. Such factors include, but are not limited to, items such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and are beyond the control of Metals USA’s management, and that may cause actual results to vary from the projections or the assumptions underlying the projections. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that the projections will be predictive of actual future results.

Except to the extent required by applicable federal securities laws, Metals USA does not intend, and expressly disclaims any responsibility to, update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of subsequent events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Metals USA’s management developed the projections from information provided by individual business units, which in each case was based in part on business conditions, volume and price assumptions and operating expenses estimates made with respect to their local markets. In compiling the detailed business unit information to develop the projections, Metals USA’s management took into account estimated volume, sales price, margin and operating expense assumptions that were consistent with recent actual results and with then current expectations in light of market conditions.

The Company cautions readers that, while all projections are necessarily speculative and should not be relied upon, including for the reasons noted in this section, it believes that the prospective financial information covering periods beyond six months carry increasingly higher levels of uncertainty and should be read in that context. The information presented for periods beyond 2005 was prepared in November 2004 and was based upon assumptions management believed to be reliable at that time. If this information were prepared by Metals USA’s management as of the date of this proxy statement, the financial information below would likely be different.

Condensed Operating Information

	Years Ended December 31,
	2003	2004	2005	2006	2007	2008	2009
Net Sales	$963.2	$1,509.8	$1,704.2	$1,647.1	$1,655.8	$1,695.2	$1,750.6
Cost of Goods Sold	731.6	1,080.1	1,343.9	1,261.2	1,255.9	1,280.3	1,310.3
Expenses	215.2	256.0	250.6	283.9	302.6	320.4	338.9
Operating Income	$16.4	$173.7	$109.7	$101.9	$97.3	$94.4	$101.5

Summary Balance Sheet Information

	December 31,
	2003	2004	2005	2006	2007	2008	2009
Working Capital	$303.4	$565.0	$515.2	$467.3	$464.3	$457.2	$509.4
Total Assets	407.2	710.0	670.4	666.2	686.9	690.1	756.4
Long-term Debt	118.2	266.6	175.2	104.0	58.0	6.0	5.0
Shareholders Equity	200.6	328.2	388.7	438.5	499.5	560.3	626.6

2005 Actual/Estimated Operating Information by Quarter

	2005 Quarterly Periods Ended
	Actual March 31	Actual June 30	Estimated Sept 30	Estimated Dec 31
Net sales	$427.6	$426.8	$430.8	$406.3
Operating Income	31.0	26.7	27.7	26.3

In July 2005, in connection with Parent’s and its financing sources’ continued review of Metals USA, Metals USA provided Apollo and its financing sources with management’s most recent projections. Below are updated estimated projections with respect to management’s estimates for the quarterly periods ending September 30, 2005 and December 31, 2005 prepared in early July 2005. These projections do not give effect to the merger or the financing of the merger, and remain subject to the cautionary language stated above.

Updated 2005 Estimated Operating Information by Quarter

	2005 Quarterly Periods Ended
	Estimated Sept 30	Estimated Dec 31
Net sales	$409.8	$375.1
Operating Income	20.6	19.2

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “Special Factors,” “Special Factors—Opinion of Jefferies & Company, Inc.,” “Special Factors—Certain Projections” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder approval, and regulatory approvals and third party consents;

•	the availability and terms of Parent’s and Merger Sub’s financing that is required to complete the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of legal proceedings instituted against us and others that have been or may be instituted following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic and market conditions;

•	a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high-yield securities;

•	the effect of war, terrorism or catastrophic events;

•	the ability to retain and attract customers and key personnel;

•	supply, demand, prices and other market conditions for steel and other commodities;

•	the timing and extent of changes in commodity prices;

•	the effects of competition in our business lines;

•	the condition of the steel and metals markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	the ability of our counterparties to satisfy their financial commitments;

•	tariffs and other government regulations relating to our products and services;

•	operational factors affecting the ongoing commercial operations of our facilities, including catastrophic weather-related damage, regulatory approvals, permit issues, unscheduled blackouts, outages or repairs, unanticipated changes in fuel costs or availability of fuel emission credits or workforce issues;

•	our ability to operate our businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow; and

•	general political conditions and developments in the United States and in foreign countries whose affairs affect supply, demand and markets for steel, metals and metal products.

THE PARTIES TO THE MERGER

Metals USA, Inc.

We are a Delaware corporation with our principal executive offices at One Riverway, Suite 1100, Houston, Texas 77056. Our telephone number is (713) 965-0990. We are a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Approximately 88% of our revenues are derived from our metal service center and distribution activities and the remaining portion of our revenues are derived from our Building Products Group that manufactures and distributes products primarily related to the residential home improvement industry.

Flag Acquisition Corporation

Flag Acquisition Corporation, which we refer to as Merger Sub, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Merger Sub is a wholly-owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Merger Sub has not engaged in any business except in anticipation of the merger. The business address of Merger Sub is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and its telephone number is (212) 515-3200.

Flag Holdings Corporation

Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly-owned by certain private equity funds, which we refer to in this document as the Apollo Funds. The Apollo Funds are managed by Apollo Management V, L.P., which we refer to in this document as Apollo. We refer to the Apollo Funds and Apollo, collectively with their general partners and the directors and principal executive officers of their general partners as the Apollo Affiliates. Parent has not engaged in any business except in anticipation of the merger. The business address of Parent is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and its telephone number is (212) 515-3200.

Apollo is engaged in the business of managing investments made by the Apollo Funds in securities and is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities. The Apollo Funds consist of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., and Apollo German Partners V GMBH & CO KG. Apollo serves as manager to the Apollo Funds, Apollo Advisors V, L.P. serves as general partner of each of the Apollo Funds, Apollo Capital Management V, Inc. (“ACMV”) is the general partner of Apollo Advisors V, L.P. and AIMV Management, Inc. (“AIMV”) is the general partner of Apollo. Leon D. Black and John J. Hannan are the directors and principal executive officers of each of ACMV and AIMV.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Wednesday, October 19, 2005, starting at 10:00 a.m., EDT, at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 20th Floor, New York, New York. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and to act on other matters and transact other business, as may properly come before the meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about September 16, 2005.

Record Date, Quorum and Voting Power

The holders of record of Metals USA common stock at the close of business on September 13, 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 20,284,148 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present and entitled to vote.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on the proposal to adopt the merger, but will count for the purpose of determining whether a quorum is present.

As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes and abstentions will also have the same effect as a vote against the adjournment or postponement of the meeting.

Voting by Directors and Executive Officers

As of September 13, 2005, the record date, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, 131,679 shares of our common stock, representing less than 1.0% of the outstanding shares of our common stock. Our directors, holding an aggregate of approximately 70,000 shares, or less than 1.0% of the outstanding shares, of our common stock, and Messrs. Freeman and Hageman, holding

30,745 and 19,204, or less than 1.0% of the outstanding shares, of our common stock, respectively, have informed the Company that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. None of our directors or executive officers, including Messrs. Goncalves, Freeman or Hageman, has entered into any voting agreements relating to the merger.

Voting by Citadel

As of September 13, 2005, the record date, certain affiliates of Citadel Investment Group, L.L.C. held and are entitled to vote, in the aggregate, 3,386,636 shares of our common stock, representing approximately 16.7% of the outstanding shares of our common stock. The Citadel affiliates entered into a support agreement with Parent and agreed to vote their shares “FOR” the adoption of the merger agreement and “AGAINST” any other acquisition proposal.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of the Company’s board of directors on any other matters properly brought before the meeting for a vote.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Secretary in writing, deliver a new proxy or submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Metals USA does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, another matter is properly presented at the special meeting or any such adjournment or postponement of the special meeting, the persons appointed as proxies will vote the shares in accordance with the recommendations of the Company’s board of directors.

Expenses of Proxy Solicitation

Metals USA will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Metals USA will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. If a quorum exists, then a majority of the votes cast by holders of shares of Metals USA common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by Parent and Metals USA and specified in the certificate of merger) on the closing date of the merger. The closing will occur as soon as practicable but no later than the second business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than those conditions that must be satisfied or waived at the closing, but subject to the satisfaction or waiver of those conditions) or at such other date as the parties may agree.

Structure

At the effective time of the merger, Merger Sub will merge with and into Metals USA. As a result of the merger, the separate corporate existence of Merger Sub will cease and Metals USA will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

Treatment of Stock Options, Warrants and Rights to Receive Shares of Metals USA Common Stock

Options. Immediately prior to the effective time of the merger, all outstanding options to acquire Metals USA common stock will become fully vested and immediately exercisable. All such options not exercised (other than certain options held by Messrs. Goncalves, Freeman and Hageman and such members of management referenced above) will, immediately following such conversion, be cancelled in exchange for an amount in cash (without interest) less applicable withholding taxes equal to the product of:

•	the number of shares of our common stock subject to each option immediately prior to the effective time of the merger, multiplied by

•	the excess of $22.00 over the exercise price per share of common stock subject to such option.

Warrants. At the effective time of the merger, all of the outstanding warrants to acquire Metals USA common stock will represent the right to receive, upon surrender of the warrant by the holder thereof and the payment by the holder thereof to the surviving corporation of the $18.50 exercise price thereunder), a cash payment, without interest, equal to $22.00 for each share of Metals USA common stock underlying the warrants. If there are any warrants that have not been exercised prior to the effective time of the merger then, at the effective time, Metals USA will deliver notice to the warrant agent and the holders of unexercised warrants notifying them that we have elected to accelerate the expiration of the warrants to the 60th day following the effective time. If any holders of warrants have not exercised their warrants before the effective time of the merger but exercise their warrants before the 60th day following the merger, such holders will be entitled to receive, upon their surrender of the warrant and the payment by the holder thereof to the surviving corporation of the exercise price thereunder, the cash payment referenced above. Any warrant that remains unexercised for more than 60 days following the expiration acceleration notice will expire. Once expired, the warrants will have no value. Notwithstanding the foregoing, following the effective time of the merger and before the 60th day following the effective time of the merger, the Company anticipates that it will extend credit to the Metals USA, Inc. 401(k) Plan and Metals USA, Inc. Union 401(k) Plan (collectively, the “plans”) in an amount necessary to allow the plans to exercise any warrants held by the plans upon which the accounts of participants of the plans will be credited with a cash payment equal to $3.50 per warrant, which amount represents the difference between the merger consideration of $22.00 per share and the warrant exercise price of $18.50 per share.

Right to Receive Shares of Metals USA Common Stock. At the effective time of the merger, all rights to receive additional shares of Metals USA common stock will be cancelled and converted into the right to receive from Parent, $22.00 in cash (less applicable withholding taxes), without interest, for each share of the Metals USA common stock that a holder of such rights has the right to receive under the 2002 Long-Term Incentive Plan or otherwise.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit (or cause Merger Sub to deposit) an amount of cash sufficient to pay the aggregate merger consideration with a bank or trust company (the “paying agent”) reasonably acceptable to the Company. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to the stockholders. The letter of transmittal and instructions will describe to stockholders how to surrender their shares of Metals USA common stock certificates in exchange for the merger consideration.

Stockholders should not return their stock certificates with the enclosed proxy card, and they should not forward their stock certificates to the paying agent without a letter of transmittal.

A stockholder will not be entitled to receive the merger consideration until it surrenders its Metals USA common stock certificate or certificates to the paying agent (or to any other agents appointed by Parent), together with a duly completed and validly executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of Parent that such stock transfer taxes have been paid or are not applicable. No interest will be paid or will accrue on the cash payable upon surrender of the certificates.

At the effective time of the merger, the Company’s stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of Metals USA common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be canceled and exchanged for the merger consideration.

None of Parent, Merger Sub, Metals USA or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the paying agent for payment to the holders of unsurrendered certificates that are unclaimed six months after the effective time of the merger will be returned to Parent. Thereafter, any holder of unsurrendered certificates may look only to Parent for the payment of the funds, subject to any applicable laws. Any cash, dividends or distributions payable in respect of any certificates that are not surrendered within six years of the effective time of the merger will become property of Parent, to the extent permitted by and applicable laws.

If a stockholders has lost a certificate, or if it has been stolen or destroyed, then such holder will be required to make an affidavit of that fact before it will be entitled to receive the merger consideration. In addition, if required by Parent or the surviving corporation, such holder will have to post a bond in a reasonable amount determined by Parent or the surviving corporation indemnifying it against any claims made against it with respect to the lost, stolen or destroyed certificate.

Each of the surviving corporation and Parent will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

Certificate of Incorporation and Bylaws

The surviving corporation’s certificate of incorporation will be amended as of the effective time of the merger so as to contain the provisions, and only the provisions, contained immediately prior to the effective time of the merger in Merger Sub’s certificate of incorporation, except that it will also be amended to provide that the name of the surviving corporation will be “Metals USA, Inc.” In addition, the bylaws of Merger Sub, as in effect immediately prior to the effective date of the merger, will be the bylaws of the surviving corporation.

Directors and Officers

After the effective time of the merger, the officers of Metals USA will be the officers of the surviving corporation and the directors of Merger Sub will be the directors of the surviving corporation, in each case, until their respective successors are duly elected and qualified.

Representations and Warranties

The merger agreement contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. The representations and warranties relate to, among other things:

•	their proper organization, good standing and corporate power to operate their properties and conduct their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities as a result of the merger;

•	the absence of undisclosed broker’s fees;

•	the accuracy and completeness of information they have supplied for inclusion in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•	the debt and equity commitment letters received by Parent, including that the aggregate proceeds of Apollo’s equity commitment and the debt financing are sufficient to complete the merger and pay the merger consideration, amounts required to be paid to holders of options and warrants and to repay certain of the Company’s outstanding debt and expenses;

•	the debt and equity commitment letters have not been withdrawn and that Parent does not know of any facts or circumstances that may reasonably be expected to result in any conditions of the debt or equity commitment letters not being satisfied;

•	Merger Sub’s capitalization; and

•	Parent’s belief based upon certain specified assumptions that the surviving corporation will not have unreasonably small capital to conduct its business and will generally be able to pay its obligations as they become due in the ordinary course.

We also make customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications, including the occurrence of a material adverse effect. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock, stock options, deferred stock rights and warrants outstanding;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in order to consummate the merger;

•	the absence of undisclosed broker’s fees;

•	our SEC filings since January 1, 2002 and the financial statements contained therein;

•	the absence of liabilities, other than as set forth on our December 31, 2004 balance sheet and ordinary course liabilities that would reasonably be expected to be material to Metals USA and its subsidiaries;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents required to be filed by us with the SEC in connection with the merger;

•	our and our subsidiaries’ possession of all licenses and permits necessary to conduct our respective businesses;

•	our compliance with laws;

•	the absence of litigation or orders against us that would result in a material adverse effect on Metals USA;

•	the absence of certain changes and events since December 31, 2004, including no material adverse effect on Metals USA or its subsidiaries;

•	since December 31, 2004, our having conducted our business and operated our properties in the ordinary course consistent with past practice;

•	taxes, environmental matters and certain specified types of contracts;

•	our intellectual property;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our and our subsidiaries’ relationships with material customers and suppliers;

•	our insurance policies;

•	real property owned and leased by us and our subsidiaries and title to assets;

•	our and our subsidiaries’ inventory consisting of items of a quantity and quality useable and saleable in the ordinary course of business;

•	receipt by our board of directors of a fairness opinion of Jefferies & Company Inc.;

•	the approval and recommendation by our board of directors of the merger agreement and the merger;

•	appropriate actions having been taken by our board of directors so that the restrictions on business combinations contained under Delaware law would not be applicable with respect to or as a result of the merger agreement;

•	our accounts receivable and the maintenance of our books and records; and

•	transactions with related parties.

For the purposes of the merger agreement, “material adverse effect” with respect to any party to the merger agreement, means any event, change, circumstance, effect or state of facts that is or has a material adverse effect on:

•	the business, assets, liabilities, results of operations or financial condition of any party to the merger agreement and its subsidiaries; or

•	its ability to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, no event, change, circumstance, effect or state of facts resulting from any of the following will be deemed to be a “material adverse effect” for purposes of the merger agreement:

•	changes in general economic conditions or developments in the industry in which any party to the merger agreement and its subsidiaries operate, to the extent not having a disproportionate impact on such party and its subsidiaries taken as a whole, relative to its competitors;

•	the announcement of the merger agreement and the transactions contemplated by it;

•	any acts of terrorism, war or similar hostilities;

•	any actions required under the merger agreement, including any action to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by the merger agreement; or

•	changes in any applicable laws or applicable accounting regulations or principles, to the extent not having a disproportionate impact on any party to the merger agreement or its subsidiaries taken as a whole, relative to its competitors.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger or termination of the merger agreement.

Covenants of the Parties

The merger agreement contains the following mutual covenants:

•	that Parent, Merger Sub and the Company will use (and will cause their respective subsidiaries to use) reasonable best efforts to take all actions and to do all things necessary to consummate and make effective as soon as reasonably practicable, the merger, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of Metals USA and its subsidiaries;

•	that Metals USA and Parent will file with the Federal Trade Commission and the United States Department of Justice the notification required to be filed with respect to the transactions contemplated in the merger agreement under the HSR Act (and request early termination of the waiting period) and with appropriate governmental authorities under applicable foreign antitrust laws;

•	that Parent and Metals USA will consult with each other before issuing any press release or making any public statement regarding the merger agreement or the transactions contemplated by it, except as may be required by applicable laws or any listing agreement with any rules of national securities exchanges, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement;

•	that Metals USA and Parent will cooperate in the preparation and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated by the merger agreement;

•	that each of Metals USA and Parent will promptly notify the other of any notice or other communication from any person alleging that their consent is or may be required in connection with the transactions contemplated by the merger agreement, any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement and any actions commenced or threatened against or otherwise affecting Metals USA, Parent or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by the merger agreement, including the merger;

•	that on the date of the closing Parent will provide the necessary funds to allow Metals USA or the surviving corporation to repay in full any obligations outstanding under the Loan and Security Agreement, dated as of October 31, 2002, among Metals USA, its subsidiaries, Bank of America, National Association, as administrative agent, and the other named lenders;

•	that Metals USA or its subsidiaries will either (A) prepay in full all amounts due under the Mortgage Note, dated October 31, 2002, from Metals USA Carbon Flat Rolled, Inc. to Bank One, N.A and subsequently assigned to General Electric Capital Corporation., on June 30, 2005, or (B) obtain on or prior to June 30, 2005 a written consent from General Electric Capital Corporation, in form and substance reasonably satisfactory to Parent, providing for the right of Metals USA Carbon Flat Rolled, Inc. to prepay in full the promissory note on the date of the closing. On May 31, 2005, the Company prepaid the entire outstanding principal amount, accrued and unpaid interest and the prepayment fee due under the Mortgage Note; and

•	that Metals USA and Parent will cooperate with each other and use commercially reasonable efforts to contest and resist any legal action brought by a governmental authority or a private third party challenging any transaction contemplated by the merger agreement that prohibits, prevents or restricts the consummation of the transactions contemplated by the merger agreement.

The merger agreement also contains covenants of Parent, relating to, among other things:

•	the indemnification of present and former officers and directors of Metals USA and its subsidiaries for six years after the effective time of the merger;

•	directors’ and officers’ liability insurance to be provided by the surviving corporation, which Parent has the responsibility to ensure the provision of, provided that Parent will not be required to spend more than 200% of the current annual premium paid by Metals USA for its existing coverage;

•	Parent’s use of reasonable best efforts to obtain debt and equity financing within 30 days after all of the other conditions to the merger contained in the merger agreement have been satisfied or are capable of being satisfied; and

•	Parent’s prompt preparation and filing with the SEC, if required, of a Rule 13e-3 transaction statement with respect to the merger.

The merger agreement also contains covenants of Metals USA, relating to, among other things:

•	Metals USA and each of its subsidiaries will conduct its business and operate its properties in the ordinary course of business consistent with past practice, as well as use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees;

•	from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement in accordance with its terms, that the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which we or any of our subsidiaries is a party (other than any involving Parent or its subsidiaries);

•	from the date of the merger agreement until the effective time of the merger or the termination of the merger agreement in accordance with its terms, that the Company will:

•	give Parent and its representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Company and our subsidiaries (including documentation with respect to environmental permits of the Company and its subsidiaries);

•	cooperate with Parent and its representatives to permit Parent and its representatives to conduct a full review of all claims asserted by or against the Company, any of its subsidiaries or any of their respective directors, officers or employees in litigation or threatened litigation;

•	furnish to Parent and its representatives to the extent reasonably available financial and operating data and other information reasonably requested; and

•	promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a material adverse effect on the Company;

•	from the date of the merger agreement until the effective time of the merger, that the Company and our subsidiaries will use our reasonable best efforts to cause each of our representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing; and

•	keeping Parent informed and consulting with Parent in advance, in connection with any action the Company or any of our subsidiaries takes in connection with obtaining any consents or approvals required as a condition to the closing pursuant to provisions of the merger agreement.

We have also agreed that from the date of the merger agreement until the effective time of the merger, and subject to certain exceptions or except with the prior written consent of Parent, we will not:

•	adjust, split, combine or reclassify our or our subsidiaries’ capital stock;

•	make, declare or pay any dividend or distribution (other than dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent);

•	directly or indirectly, redeem, purchase or otherwise acquire, any shares of our or our subsidiaries’ capital stock or any securities or obligations convertible into or exchangeable for our or our subsidiaries’ capital stock;

•	grant anyone any right or option to acquire our or our subsidiaries’ capital stock or any other equity-based compensation award based on our or our subsidiaries’ capital stock;

•	issue, deliver, sell, pledge or encumber any of our or our subsidiaries’ capital stock, except pursuant to the exercise of Metals USA options outstanding at the date of the merger agreement, the vesting of any Metals USA deferred stock right outstanding as of the date of the merger agreement or the conversion of Metals USA warrants;

•	make any agreements regarding the sale, voting, registration or repurchase of our or our subsidiaries’ capital stock;

•	sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of our property or assets, other than in the ordinary course of business consistent with past practice;

•	make or propose any changes in our certificate of incorporation or bylaws or the organizational documents of any of our subsidiaries;

•	merge or consolidate (except with respect to acquisitions not in excess of $1,000,000 individually or $3,000,000 in the aggregate) or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

•	create any subsidiaries (except as permitted by the previous two covenants) or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of our existing subsidiaries;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of another entity (not including our direct or indirect wholly-owned subsidiaries), other than in the ordinary course of business, consistent with past practice, but not in an aggregate amount over $1,000,000;

•	establish, or increase compensation or benefits provided under any of our employee benefit plans or employment or consulting agreements, except for increases to base salary in the ordinary course of business consistent with past practices for our or our subsidiaries’ employees who earn less than $150,000 per year;

•	increase or accelerate the vesting or payment of the compensation or benefits of any of our or our subsidiaries’ current or former directors, officers, employees, consultants or service providers;

•	enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider;

•	establish, adopt or enter into any collective bargaining agreement;

•	fund or make any contribution to any employee benefit plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans or enter into, adopt or amend any employee benefit plan;

•	change any method or principle of tax or financial accounting, except as required by GAAP or applicable laws;

•	renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, our or our subsidiaries’ operations;

•	settle or compromise any material actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims, or settle any other actions other than in the ordinary course of business and without any admission of wrongdoing or liability;

•	enter into any contract that would constitute a material contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000, or modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000;

•	renew, enter into, amend or waive any material right under any contract with, or loan to, any of our affiliates (other than its direct or indirect wholly-owned subsidiaries);

•	incur or commit to any capital expenditures that, individually or in the aggregate, would cause total capital expenditures of the Company and its subsidiaries for the calendar year 2005 to exceed $23,326,000;

•	make, revoke or amend any tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any taxes or, without consulting prior thereto with Parent, file any tax returns (including any amended tax returns); or

•	permit or cause any of our subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing.

Acquisition Proposals

We have agreed that neither we nor any of our subsidiaries, nor any of our officers, directors, agents or representatives, will, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries with respect to, or the making of, an acquisition proposal;

•	engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any person or entity relating to, or otherwise facilitate, an acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend, any acquisition proposal; or

•	approve or recommend, or determine to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement as contemplated below or propose publicly or agree to do any of the foregoing relating to any acquisition proposal).

The foregoing restrictions will not prevent the Company or the board of directors from complying with its disclosure obligations under Sections 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an acquisition proposal. However, Parent will have the right to terminate the merger agreement if the board of directors either:

•	does not re-affirm its recommendation that the Company’s stockholders approve and adopt the merger agreement and the merger in any such disclosure document or communication; or

•	withdraws, modifies or qualifies its approval of the merger agreement or its recommendation in a manner adverse to Parent in such disclosure documents or communications.

The Company and the board of directors may, however, at any time before, but not after, the time the merger agreement is adopted by the stockholders at the special meeting:

•	provide information in response to a request for it by, or engage in any negotiations or discussions with, a person who has made an unsolicited bona fide written acquisition proposal (and with respect to such person and acquisition proposal, the Company has not violated the relevant provisions of the merger agreement) if the board of directors receives from such person an executed confidentiality agreement on customary terms no less favorable to the Company than the confidentiality agreement executed by an affiliate of Parent, if and only to the extent that:

•	our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, and such acquisition proposal was not solicited by the Company or any of our subsidiaries or any of our officers, directors, agents or representatives; and

•	the board of directors determines in good faith after consultation with outside legal counsel and outside financial advisors that such acquisition proposal is reasonably likely to result in a superior proposal.

•	recommend such an unsolicited bona fide written acquisition proposal to the stockholders, if and only to the extent that:

•	our board of directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, and such acquisition proposal was not solicited by the Company or any of our subsidiaries or officers, directors, agents or representatives;

•	the board of directors determines in good faith that such acquisition proposal constitutes a superior proposal;

•	Parent will have received written notice of the Company’s intention to take such action at least four business days prior to the taking of such action by the Company; and

•	during the waiting period of four business days (“waiting period”) the Company and its advisors will have negotiated in good faith with Parent to make adjustments in the terms and conditions of the merger agreement and the board of directors fully considers any such adjustment and nonetheless concludes in good faith that the acquisition proposal constitutes a superior proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company;

•	any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in the Company; or

•	any purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets of the Company and its subsidiaries taken as a whole (including stock of the subsidiaries of the Company).

For purposes of the merger agreement, “superior proposal” means a bona fide written acquisition proposal (except that references in the definition of “acquisition proposal” to “25%” shall be replaced by “100%”) that is on terms that our board of directors (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, the likely consummation date of the transaction contemplated by the proposal, and the person making the proposal, would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement, taking into account any change in the transaction proposed by Parent within the waiting period (or any successive waiting period). A superior proposal may include a transaction proposed to be consummated in two related steps, except that the person making such proposal will be required to complete both such steps.

Except as permitted above, our board of directors and its committees are not permitted to:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the merger agreement, the merger, any of the transactions contemplated by the merger agreement or the recommendation of our board of directors that stockholders approve the merger agreement and the merger or take any action or make any statement in connection with the special meeting of stockholders to approve the merger inconsistent with such approval or board recommendation, or

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

Conditions to Closing

The obligations of the parties to complete the merger are subject to the following conditions:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing; and

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing.

The obligations of the Parent and Merger Sub to complete the merger are subject to the following additional conditions:

•	the receipt of Company stockholder approval;

•	the expiration or termination of the waiting period under the HSR Act (on June 17, 2005, the U.S. Federal Trade Commission granted early termination of the waiting period under the HSR Act, and consequently this condition has been satisfied);

•	the receipt of all applicable consents or approvals required under foreign antitrust laws to complete the merger, except such consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the Company or Parent or materially adversely affect the operation of the business of the surviving corporation and its subsidiaries from and after the closing;

•	no provision of any applicable law and no governmental orders or other legal restraint that prohibits the closing;

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of most of the Company’s representations and warranties as of May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the truth and correctness of the Company’s representations and warranties regarding the Company’s capitalization as of May 18, 2005 and at the effective time of the merger (disregarding, for purposes of determining the truth and correctness of any such representation or warranty, any additional amount required to be paid by Parent as merger consideration not in excess of $100,000);

•	the truth and correctness of the Company’s representations and warranties as of May 18, 2005 regarding the absence of material adverse changes in the Company since December 31, 2004;

•	the performance, in all material respects, by the Company of its covenants and agreements in the merger agreement;

•	the receipt by Parent and Merger Sub of its debt financing or alternative financing; see “Special Factors—Financing by Parent of Merger and Related Transaction—Conditions Precedent to the Debt Commitment”;

•	Mr. Goncalves’ employment agreement with Merger Sub not having been terminated and remaining in force and effect at the effective time of the merger (which employment agreement may be terminated by Merger Sub for “cause,” which is defined to include, among other things, the emergence of facts or developments that are reasonably likely to adversely impact (for the Company or Mr. Goncalves) a certain pending litigation involving Mr. Goncalves, or the occurrence of a materially adverse outcome in such litigation, except that for purposes of this condition, the emergence of any such facts or developments will not be deemed to constitute “cause” unless it is reasonably likely that such adverse impact will be significant). On April 26, 2005, a female employee of the Company filed a civil complaint in a state court in Texas against Mr. Goncalves and the Company alleging “assault and battery” based on allegations of inappropriate touching by Mr. Goncalves related to an alleged incident on March 7, 2005. Each of Mr. Goncalves and the Company deny the allegations, believes this lawsuit is without merit and plans to defend it vigorously;

•	not more than 10% of the Company’s stockholders having demanded and validly perfected appraisal rights under Delaware law;

•	the receipt by the Company of certain specific third party consents and approvals and any other consents and approvals required in connection with the transactions contemplated by the merger agreement, except for such other consents and approvals the failure of which to obtain would not, individually or in the aggregate, either have a material adverse effect on the operation of the business of the surviving corporation and its subsidiaries after the effective time of the merger or result in any material liability; and

•	since May 18, 2005, there will not have been any material adverse effect on the Company or its subsidiaries or any event, change or development that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Company or its subsidiaries.

Our obligations to complete the merger are subject to the following additional conditions:

•	the truth and correctness (disregarding all limitations relating to materiality, material adverse effect or similar words) of Parent’s and Merger Sub’s representations and warranties on May 18, 2005 and at the effective time of the merger, except for such representations and warranties the failure of which to be true and correct would not, individually or in the aggregate, have a material adverse effect on Parent or Merger Sub;

•	the performance, in all material respects, by the Parent and Merger Sub of their respective covenants and agreements in the merger agreement, except that covenants qualified by materiality, material adverse effect which shall have been performed and complied with in all respects; and

•	Parent having delivered to us at the effective time of the merger a certificate with respect to the satisfaction of the foregoing conditions relating to its representations, warranties, covenants and agreements.

Termination of the Merger Agreement

Metals USA and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Metals USA have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by either Parent or the Company if:

•	the closing has not occurred on or before December 15, 2005, so long as the failure to complete the merger is not the result of the failure of the terminating party to comply with the terms of the merger agreement;

•	the Company stockholders do not vote to adopt the merger agreement at the meeting of the stockholders; or

•	any governmental authority has issued an order or entered any injunction or other ruling or taken any other action which prevents or prohibits completion of the merger;

•	by Parent if:

•	our board of directors withdraws, qualifies or modifies its approval of the merger agreement;

•	our board of directors withdraws, qualifies or modifies its recommendation that the Company’s stockholders vote to adopt the merger agreement in a manner adverse to Parent;

•	our board of directors recommends or approves another acquisition proposal; or

•	the Company breaches any of its representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice;

•	by the Company if:

•	the Parent or Merger Sub breaches any of their representations, warranties, covenants or agreements in the merger agreement such that the applicable closing conditions to the merger would not be satisfied, which breach has not been cured within 15 days after receipt of notice; or

•	we enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only after we have provided Parent with a four business day period to negotiate adjustments to the merger agreement such that the revised terms of the merger agreement are at least as favorable as the superior proposal and we have paid the termination fee of $17 million to Parent and have reimbursed the expenses of Parent and Merger Sub up to $4 million.

Termination Fee

•	The $17 million termination fee is payable to Parent if the merger agreement is terminated as a result of:

•	an uncured breach of representation, warranty or covenant by the Company; the non-occurrence of the closing on or before the outside date of December 15, 2005; or the failure of the stockholders to approve the Merger;

•	before such termination, the Company has received an unsolicited Acquisition Proposal to acquire at least 50.1% of the Company (a “covered proposal”); and

•	within 12 months following such termination (the “tail period”), the Company enters into an agreement with respect to a covered proposal.

Payment of the termination fee in this instance is due to Parent upon entering into an agreement with respect to a covered proposal, except if the covered proposal that is entered into is not with the same third party that made the covered proposal before termination, then only upon completion of such covered proposal. If, however, the merger agreement is terminated as a result of the non-occurrence of the closing on or before the outside date of December 15, 2005, then:

•	the tail period will be 9 months, and

•	if the sole reason the closing was unable to occur by such date was the inability of Parent and Merger Sub to obtain the debt financing (unless such financing was available at any time within the 3 weeks prior to December 15, 2005), then the termination fee will not be payable.

•	The $17 million termination fee is also payable to Parent if the merger agreement is terminated as a result of our board of directors having withdrawn, qualified or modified its recommendation that the stockholders vote for and approve the merger agreement and the merger in a manner adverse to Parent. Payment of the termination fee in this instance is due to Parent upon the date of termination of the merger agreement.

•	The $17 million termination fee is also payable to Parent if the merger agreement is terminated as a result of the Company entering into an agreement with respect to a superior proposal. Payment of the termination fee in this instance is due to Parent upon the date of termination of the merger agreement.

Reimbursement of Expenses

We must pay Parent for its and Merger Sub’s transaction expenses up to a maximum of $4 million if the merger agreement is terminated under the following circumstances:

•	an uncured breach of representation, warranty or covenant by us;

•	our board of directors having withdrawn, qualified or modified its recommendation to the stockholders to vote in favor of the merger agreement and the merger in a manner adverse to Parent or Merger Sub;

•	the non-occurrence of the closing before the outside date of December 15, 2005, if on or prior to termination a covered proposal shall have been made and not withdrawn;

•	the failure of our stockholders to approve the merger; or

•	our entering into an agreement with respect to a superior proposal.

Parent must pay to us our transaction expenses up to a maximum of $1,000,000 if the merger agreement is terminated as a result of an uncured breach of a representation, warranty or covenant by Parent or Merger Sub.

Amendment and Waiver

The merger agreement may be amended by an instrument in writing signed on behalf of each of the parties at any time before or after approval of the merger by the Company’s stockholders. However, after such approval, no amendment will be made that by law would require further approval by the Company’s stockholders without such approval having been obtained. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. The failure of any party to the merger agreement to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NASDAQ National Market under the symbol “MUSA.” The following table sets forth the intraday high and low sales prices per share of our common stock on the NASDAQ National Market for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2005:
1st Quarter	$25.85	$16.55
2nd Quarter	$21.83	$13.40
3rd Quarter (as of September 13, 2005)	$21.10	$18.95

Fiscal Year Ended December 31, 2004:
1st Quarter	$14.37	$9.45
2nd Quarter	$18.17	$11.50
3rd Quarter	$18.48	$14.12
4th Quarter	$20.15	$15.56
Fiscal Year Ended December 31, 2003:
1st Quarter	$4.40	$2.25
2nd Quarter	$4.45	$2.45
3rd Quarter	$7.20	$4.01
4th Quarter	$10.49	$6.28

The closing sale price of our common stock on the NASDAQ National Market on May 17, 2005, the last trading day before the Company announced the execution of the merger agreement, was $13.89 per share. On September 13, 2005, the last trading day before this proxy statement was printed, the closing price for the Company’s common stock on the NASDAQ National Market was $20.88 per share. You are encouraged to obtain current market quotations for Metals USA common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SELECTED FINANCIAL INFORMATION

The selected financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below has been derived from the consolidated financial statements for the years ended December 31, 2004 and 2003, and for the quarterly period ended June 30, 2005.

(in millions)	Three Months Ended June 30, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Statement of Operations Data:
Net sales	$426.8	$1,509.8	$963.2
Cost of sales	336.6	1,080.1	731.6

	90.2	429.7	231.6
Operating expenses	57.5	256.0	215.2

Operating income	26.7	173.7	16.4
Interest expense	3.2	8.4	5.7
Other expense, net	—	(2.5)	(2.0)

Income before taxes	23.5	167.8	12.7
Provision for taxes	9.2	63.3	5.1

Income before discontinued operations	14.3	104.5	7.6
Discontinued operations, net	—	—	(0.1)

Net income	$14.3	$104.5	$7.5

Balance Sheet Data:
Working capital	$533.0	$565.0	$303.4
Total assets	677.7	710.0	407.2
Long-term debt, less current portion	207.3	266.6	118.2
Stockholders’ equity	361.9	328.2	200.6

RATIO OF EARNINGS TO FIXED CHARGES

The selected financial information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below has been derived from the consolidated financial statements for the years ended December 31, 2004 and 2003, and for the six months ended June 30, 2005 and June 30, 2004.

Consolidated Ratio of Earnings to Fixed Charges

(in millions, except for ratios)

	Years Ended December 31,		Six Months Ended June 30,
	2004	2003	2005	2004
Historical:
Earnings:
Income	$167.8	$12.7	$51.5	$84.9
Fixed charges	13.7	10.5	9.2	6.3

	$181.5	$23.2	$60.7	$91.2

Fixed charges:
Interest expense, net of amounts capitalized	$8.4	$5.7	$6.4	$3.7
Portion of rental cost representing interest	5.3	4.8	2.8	2.6

	$13.7	$10.5	$9.2	$6.3

Ratio of earnings to fixed charges	13.3	2.2	6.6	14.5

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expense representative of the interest factor.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS

Metals USA, Inc., C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman

We are a Delaware corporation with our principal executive offices at One Riverway, Suite 1100, Houston, Texas 77056. Our telephone number is (713) 965-0990. We are a leading provider of value-added processed steel, stainless steel, aluminum, red metals and manufactured metal components. Approximately 88% of our revenues are derived from our metal service center and distribution activities and the remaining portion of our revenues are derived from our Building Products Group that manufactures and distributes products primarily related to the residential home improvement industry. Our common stock trades on the NASDAQ National Market under the symbol “MUSA.” We maintain a website at http://www.metalsusa.com.

C. Lourenco Goncalves, 47, has been President and Chief Executive Officer and one of the Company’s directors since February 2003. Mr. Goncalves served as President and Chief Executive Officer of California Steel Industries, Inc. from March 1998 to February 2003. From 1981 to 1998, he was employed by Companhia Siderurgica Nacional, where he held positions as a managing director, general superintendent of Volta Redonda Works, hot rolling general manager, cold rolling and coated products general manager, hot strip mill superintendent, continuous casting superintendent and quality control manager. Mr. Goncalves is a metallurgical engineer with a Masters degree from the Federal University of Minas Gerais State and a bachelor’s degree from the Military Institute of Engineering in Rio de Janeiro, Brazil. Mr. Goncalves is a citizen of Brazil.

Terry L. Freeman, 54, became Senior Vice President and Chief Financial Officer of the Company in January 2003. Prior to that time, Mr. Freeman served as Senior Vice President and Chief Accounting Officer since May 2001 and as Vice President and Chief Accounting Officer since July 1997. Mr. Freeman is a citizen of the United States.

John A. Hageman, 50, became Senior Vice President, Chief Legal Officer and Secretary of the Company in April 1997. From 1987 through 1997, Mr. Hageman was Senior Vice President of Legal Affairs, General Counsel and Secretary of Physician Corporation of America. From 1981 to 1987, Mr. Hageman was a partner with a law firm in Wichita, Kansas. Mr. Hageman is a citizen of the United States.

The following are the directors of Metals USA (other than Mr. Goncalves, who is described above), each of whom is a U.S. citizen:

Eugene I. Davis, 50, has been one of our directors since October 2002. From November 2002 until February 2003, Mr. Davis served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Davis is the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a position he has held since 1999, and was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, a position he has held from September 2001 to November 2003. Mr. Davis served as the Chief Restructuring Officer for RBX Industries from January 2001 to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis also currently serves as a director for Eagle Geophysical, Inc., Tipperary Corporation, Knology, Inc., Viskase Companies, Inc., Telcove, Inc., General Chemical Industrial Products, Oglebay Automotive Europe and New Venture Holdings LLC.

Daniel W. Dienst, 39, has been the Chairman of our board of directors since October 2002. From November 2002 until February 2003, Mr. Dienst served in the Office of the Chairman as our Co-President and Chief Executive Officer. Mr. Dienst is the President and Chief Executive Officer of Metal Management, Inc., a position he has held since January 2004. From May 2000 to January 2004, Mr. Dienst served as a Managing Director of the Corporate and Leveraged Finance Group of CIBC World Markets Group. From January 1999 through April 2000, Mr. Dienst held various positions within CIBC, including Executive Director of the High Yield/Financial Restructuring Group. From October 1995 to March 1998, Mr. Dienst served in various capacities with Jefferies

& Company, Inc., most recently as its Vice President, Corporate Finance/Restructurings. Mr. Dienst has served on the board of directors of Metal Management since June 2001, has been Chairman since April 1, 2003 and President and CEO since January 2004.

John T. DiLacqua, Jr., 53, has been one of our directors since October 2002. From 1999 to October 2004, Mr. DiLacqua served as the President, Chief Executive Officer and director of Envirosource, Inc. From 1997 to 1998, Mr. DiLacqua served as President of the U.S. Ferrous Division of Philip Services. Mr. DiLacqua served as President of the Luria Brothers Division of Connell Limited Partnership, one of the largest companies in the ferrous scrap recycling industry, from 1994 to 1997, and served as Vice President of Finance and Administration of Luria Brothers from 1990 to 1994. Mr. DiLacqua has also served on the board of directors of Metal Management, Inc. since 2001 and of Russell-Stanley from 2001 until February 2004.

John G. Leckie, 67, has been one of our directors since October 2002. Mr. Leckie currently serves as a publicly-elected supervisor for the Dunes Community Development District and as a principal of Tourguidemike LLC. Mr. Leckie formerly served for 41 years with Alcoa, Inc., including the positions of President of Tifton Aluminum Company and Executive Vice President of Alcoa Extruded Construction Products. Mr. Leckie is Chairman of our Compensation, Benefits and Governance Committee.

Gerald E. Morris, 73, has been one of our directors since October 2002. Mr. Morris currently serves as the President and Chief Executive Officer of Intalite International N.V., a diversified holding company with investments primarily in the metals fabrication industry. Mr. Morris also serves as a director and as chairman of the audit committee of Beacon Trust Company. Mr. Morris previously served as Chairman of the board of directors of Allmet Building Products, which we acquired in 1999. Mr. Morris has previously served as a director of Rexel, Inc. and Tivoli Industries, Inc., and as trustee of the Blanchard Group of Funds. Mr. Morris is a certified public accountant and Chairman of our Audit Committee. Mr. Morris also serves as a director of Metal Management, Inc., a position he has held since January 2004.

Charles P. Sanida, 71, has been one of our directors since October 2002. Mr. Sanida is the President and Chief Executive Officer of Carlisle, Inc., a plant operations and management consulting firm, a position he has held since May 2002. Mr. Sanida was in the steel industry with several major steel corporations for 42 years, with involvement in all aspects of the industry, including steel production, product manufacture, sales, marketing and distribution. From 1989 until April of 2002, Mr. Sanida held various senior management positions within IPSCO, Inc. and/or IPSCO Steel Inc., including President, Executive Vice President and Chief Operating Officer, Senior Vice President and Chief Technology Officer, and chairman of several subsidiaries.

Scott M. Tepper, 44, has been one of our directors since May 2004. Mr. Tepper has been President of Horizon Natural Resources since April 2003, Acting Chief Executive Officer since May 2003, Chief Restructuring Officer since October 2002 and a member of Horizon’s Board of Directors since May 2002. Previously, he was Vice Chairman and Acting Chief Operating Officer of Bio-Plexus, Inc., a medical device company, from October 2000 to July 2002. He is the founder and principal of KST Consulting, a healthcare consulting firm. From 1992 to 1996, Mr. Tepper served as acting Chief Operating Officer of FoxMeyer Canada.

James E. Bolin, 46, has been one of our directors since May 2004. Mr. Bolin served as Managing Director of the Credit Research and Analysis Group at Citadel Investment Group, L.L.C., Chicago, Illinois, from 2003 to April 2005. Prior to joining Citadel, Mr. Bolin was a partner in Appaloosa Management L.P., a New Jersey-based hedge fund which he joined in 1995. From 1989 to 1995, Mr. Bolin was a Vice President at Goldman Sachs & Co. in the roles of Proprietary Trader, Director of Corporate Bond Research, and High Yield Analyst. Mr. Bolin serves as a director of Inamed Corporation, a medical device manufacturer.

The following are the executive officers of Metals USA (other than Messrs. Goncalves, Freeman and Hagemen, who are described above), each of whom is a U.S. citizen:

William R. Bennett, 58, served as our Senior Vice President from November 1, 2002 through June 30, 2005. Effective July 1, 2005, Mr. Bennett resigned as Senior Vice President and agreed to serve as an assistant to our

Chief Executive Officer through December 31, 2005 or until the effective time of the merger, whichever is sooner. Mr. Bennett served as President, CEO and COO of Levinson Steel Company from 1991 until 1998. After we acquired Levinson Steel Company, Mr. Bennett remained its president until 1999. From 1971 until 1988, Mr. Bennett served in various capacities at DuBose Steel, Inc., a private steel company, including serving as its CEO from 1983 to 1988.

Roger Krohn, 52, became Senior Vice President on May 17, 2004 and is responsible for the operations of our Flat Rolled Group. Mr. Krohn served as President of Krohn Steel Service Center from 1982 until 1998. After we acquired Krohn Steel Service Center, Mr. Krohn remained as President and General Manager until becoming President of the Flat Rolled Group in November, 2003. After attending college, Mr. Krohn served seven years as a pilot in the US Air Force commissioned as an officer in 1975.

Robert C. McPherson, III, 41, became Senior Vice President on March 31, 2003 and was placed in charge of the operations of our Building Products Group on August 12, 2004. Prior to joining us, Mr. McPherson was employed at California Steel Industries, Inc. (“CSI”) from 1989 until March 2003. Mr. McPherson served in a number of capacities at CSI, most recently having served as Treasurer and Controller from 1996 until 2003, Assistant Treasurer from 1992 until 1996, and as Cash Management Administrator from 1989 until 1992.

During the last five years, none of Metals USA, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Flag Acquisition Corporation, Flag Holdings Corporation, Apollo and the Apollo Affiliates

Flag Acquisition Corporation, which we refer to as Merger Sub, was formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Flag Acquisition Corporation is a wholly owned subsidiary of Flag Holdings Corporation, a Delaware corporation. Merger Sub has not engaged in any business except in anticipation of the merger.

Flag Holdings Corporation, which we refer to as Parent, is a Delaware corporation formed on May 9, 2005 for the sole purpose of completing the merger with the Company and arranging the related financing transactions. Parent is wholly owned by the Apollo Funds, which are managed by Apollo. The Apollo Funds have the right to transfer their interests in Parent. As a result, Parent may ultimately include additional equity participants. Parent has not engaged in any business except in anticipation of the merger. Parent may assign its rights and obligations under the merger agreement to an affiliate of Apollo so long as Parent’s rights and obligations under certain financing agreements related to the merger are also assigned to this affiliate. In addition, a new company may be created which would own all of the equity interest in Parent. In such case, Apollo and the management participants would have the same ownership interest in this additional holding company as is currently contemplated for Parent.

The following is a list of the executive officers and directors of Merger Sub and Parent. Each individual holds the same director and executive officer positions in both Merger Sub and Parent.

Name	Title
Marc E. Becker	Director, CEO, CFO and Secretary

Joshua J. Harris	Director

Eric L. Press	Director and Chairman of the Board

M. Ali Rashid	Director, President, Treasurer and Assistant Secretary

Apollo is engaged in the business of managing investments made by the Apollo Funds in securities and is continuously engaged in the process of identifying, receiving and reviewing potential investment opportunities. The Apollo Funds consist of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo

Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., and Apollo German Partners V GMBH & CO KG. Apollo serves as manager to the Apollo Funds, Apollo Advisors V, L.P. serves as general partner of each of the Apollo Funds, Apollo Capital Management V, Inc. (“ACMV”) is the general partner of Apollo Advisors V, L.P. and AIMV Management, Inc. (“AIMV”) is the general partner of Apollo. Leon D. Black and John J. Hannan are the directors and principal executive officers of each of ACMV and AIMV. We refer to Apollo, the Apollo Funds, AIMV, ACMV, Mr. Black and Mr. Hannan, collectively, as the Apollo Affiliates. The business address of ACMV, AIMV, Apollo Advisors V, L.P., the Apollo Funds and Apollo c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 and their telephone number is (212) 515-3200.

The material occupations, positions, offices or employment during the past five years of the above mentioned individuals are set forth below. The business address and telephone number of each individual is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019 and (212) 515-3200. Each individual is a U.S. citizen.

Marc E. Becker, 33, is a partner of Apollo and has been associated with Apollo since 1996. Prior to 1996, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division.

Leon D. Black, 53, founded Apollo in 1990 and Apollo Real Estate Advisors in 1993. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of Mergers & Acquisitions Group and co-head of the Corporate Finance Department.

John J. Hannan, 52, co-founded Apollo in 1990 and Apollo Real Estate Advisors in 1993. From 1986 to 1990, Mr. Hannan was a Managing Director of Drexel Burnham Lambert Incorporated, serving as second in charge of the Mergers and Acquisitions Group and as head of International Corporate Finance.

Joshua J. Harris, 40, co-founded Apollo in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated.

Eric L. Press, 39, is a partner of Apollo and has been associated with Apollo since 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

M. Ali Rashid, 29, is an Investment Principal of Apollo and has been employed with Apollo since 2000. From 1998 to 2000, Mr. Rashid was employed by The Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division.

Merger Sub, Parent and Apollo, the Apollo Affiliates and its affiliates will not be affiliated with the Company, its affiliates or its board of directors prior to the merger.

During the last five years, none of Merger Sub, Parent, Apollo and its affiliates or any of their respective officers, directors or general partners, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock of the Company as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL (which are described below) may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock.

All demands for appraisal should be addressed to Metals USA, Inc., Attention: Chief Legal Officer, One Riverway, Suite 1100, Houston, Texas 77056, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

If you hold your shares of the Company’s common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of the Company’s common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefore has been received by the Company. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorney and expert witness fees. Each dissenting stockholder is responsible for his or her own attorneys and expert witness fees, although upon the application of a dissenting stockholder, the Chancery Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time. No appraisal proceeding may be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights are encouraged to consult their legal advisors.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Metals USA is asking its stockholders to vote on a proposal to adjourn or postpone the annual meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the ownership of Metals USA common stock as of August 31, 2005 by (1) each director and director nominee, (2) each executive officer, (3) all executive officers and directors as a group, and (4) each person known to us to beneficially own more than 5% of our outstanding common stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Number of Warrants Beneficially Owned	Number of Shares That May be Acquired within 60 Days by Exercise of Options	Shares Beneficially Owned as a Percentage of Total Outstanding Shares
Citadel Limited Partnership(3)(4)	3,380,626	7,305	0	16.7%
FMR Corp.(5)	2,024,930	0	0	10.0%
C. Lourenco Goncalves	38,000	0	200,001	*
Terry L. Freeman	30,475	6,817	33,334	*
John A. Hageman	19,204	7,254	33,334	*
Daniel W. Dienst	15,000	0	58,334	*
Charles P. Sanida	10,000	2,000	17,500	*
Robert C. McPherson, III	4,000	0	10,000	*
William R. Bennett	4,000	0	16,667	*
Roger Krohn	4,000	24,326	3,334	*
John G. Leckie	2,000	0	17,500	*
Gerald E. Morris	5,000	10,053	17,500	*
Eugene I. Davis	0	0	17,500	*
John T. DiLacqua, Jr	0	0	17,500	*
Scott M. Tepper	0	0	7,500	*
James E. Bolin(4)	0	0	7,500	*
All executive officers and directors as a group (14 persons)	131,679	50,450	457,504	*

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person listed is c/o Metals USA, Inc., One Riverway, Suite 1100, Houston, Texas 77056.
(2)	Excludes shares that may be acquired through exercise of warrants or options.
(3)	c/o Citadel Investment Group, L.L.C. (“CIG”), 131 South Dearborn Street, Chicago, IL 60603. Shared voting power of the aggregate amount beneficially owned by Citadel Credit Trading Ltd. (“CCT”), Citadel Equity Fund Ltd. (“CEF”) and Citadel Derivatives Group LLC (“CDG”). Citadel Limited Partnership (“CLP”) acts as investment advisor and makes all of the investment decisions for CCT and CEF. CLP is the managing member of CDG and makes all of the investment decisions for CDG. CIG is the general partner of and acts on behalf of CLP. Kenneth Griffin is the President and Chief Executive Officer of CIG and is the natural person with the ultimate investment decision and voting power for CLP.
(4)	Pursuant to a letter agreement between Mr. Bolin and CEF and CCT, Mr. Bolin agreed to hold these options for the benefit of and solely as the nominee of CEF and CCT, and disclaims all legal, beneficial, economic or other interest in such options.
(5)	82 Devonshire Street, Boston, MA 02109. Pursuant to Amendment No. 1 to Schedule 13G, filed by FMR Corp. and certain of its affiliates with the SEC on November 11, 2004, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,958,130 shares of Metals USA common stock as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR. Corp., FMR Corp., through its control of Fidelity, and such investment companies each has sole power to dispose of 1,958,130 of such shares. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of shares of Metals USA common stock owned directly by such investment companies, which power resides with each investment company’s respective board of trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 66,800 shares of Metals USA common stock and has sole power to vote or direct the voting of 6,300 shares, and no power to vote or direct the voting of 60,500 shares of Metals USA common stock owned by the investment companies, which power resides with each investment company’s respective board of trustees.

TRANSACTIONS IN SHARES OF COMMON STOCK

Purchases by Metals USA

Metals USA has not purchased any shares of its common stock during the past two years.

Purchases by C. Lourenco Goncalves, Terry L. Freeman and John A. Hageman

Except as stated below, none of Messrs. Goncalves, Freeman or Hageman has purchased shares of our common stock or exercised options or warrants to purchase shares of our common stock at any other time within the past two years.

The table below sets forth the date of purchase, the number of shares of Metals USA common stock purchased, and the price paid by Mr. Goncalves during the past two years.

Date	Number of Shares Purchased	Price
May 2003	1,300	3.25
May 2003	1,200	3.26
May 2003	1,000	3.30
May 2003	1,000	3.33
May 2003	500	3.35
May 2003	5,000	3.49
March 2004	300	12.48
March 2004	9,700	12.50
August 2004	400	15.77
August 2004	1,500	15.78
August 2004	100	15.79
August 2004	400	15.80
August 2004	180	15.81
August 2004	100	15.81
August 2004	200	15.84
August 2004	300	15.87
August 2004	1,150	15.70
August 2004	500	15.93
August 2004	5,170	15.95

Mr. Freeman purchased 2,400 shares of Metals USA common stock in May 2003 at a price of $3.76 per share and 7,600 shares of Metals USA common stock in May 2003 at a price of $3.80 per share.

Purchases by Flag Acquisition Corporation, Flag Holdings Corporation, Apollo and the Apollo Affiliates

None of Merger Sub, Parent, Apollo or the Apollo Affiliates has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2006 annual meeting, you must submit it to us by December 15, 2005 to receive consideration for inclusion in our 2006 proxy materials. Late nominations cannot be considered. If you intend to present a proposal at our 2006 annual meeting that is not to be included in our 2006 proxy materials, you should send the proposal to us in writing by December 15, 2005. If we do not receive the proposal by that date, then our management will have discretionary authority to vote all shares for which we have proxies in opposition to the proposal. Also, you should review our bylaws, which contain additional requirements with respect to director nominations by stockholders.

OTHER MATTERS

Other Business at Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056, or by telephone at (713) 965-0990.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

EACH PERSON SOLICITED BY THIS PROXY STATEMENT MAY OBTAIN, WITHOUT CHARGE, A COPY OF METALS USA’S ANNUAL REPORT ON FORM 10-K FOR 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO METALS USA, INC., ATTENTION: INVESTOR RELATIONS, ONE RIVERWAY, SUITE 1100, HOUSTON, TEXAS 77056.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

Station Place

100 F Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Incorporation by Reference

The Securities and Exchange Commission allows us to incorporate by reference information including the financial statements included therein, if any into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the closing of the merger including the financial statements included therein, if any:

•	Our Quarterly Reports on Form 10-Q for our fiscal quarter ended March 31, 2005 and June 30, 2005.

•	Our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2004.

•	Our Current Reports on Form 8-K filed on February 22, 2005, April 25, 2005, May 18, 2005, May 19, 2005, July 11, 2005 and July 28, 2005, and Current Report on Form 8-K/A filed on May 20, 2005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Metals USA, Inc., Attention: Investor Relations, One Riverway, Suite 1100, Houston, Texas 77056 or at (713) 965-0990. If you would like to request documents, please do so by October 5, 2005, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated, September 14, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FLAG HOLDINGS CORPORATION,

FLAG ACQUISITION CORPORATION,

a wholly owned subsidiary of Flag Holdings Corporation,

and

METALS USA, INC.

May 18, 2005

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section
2002 Plan	2.3(a)
Acquisition Proposal	5.3(b)(ix)(A)
Action	4.11
Agreement	Preamble
Applicable Laws	1.6(a)
Appraisal Shares	2.1(d)
Board	Recitals
Certificate	2.1(b)
Certificate of Merger	1.2
Change in the MUSA Board Recommendation	5.3(b)(iv)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Commission	1.6(b)
Committee	2.3(a)
Confidentiality Agreement	5.3(b)(iii)
Controlled Group Liability	4.15(a)(i)
Costs	4.15(a)(i)
Covered Proposal	7.6(a)(i)
Debt Financing	3.6
Debt Financing Agreement	3.6
Delaware Secretary of State	1.2
DGCL	1.1
Effective Time	1.2
Employment Agreement	Recitals
Encumbrance	3.3(b)
Environmental Law	4.19
Environmental Permit	4.19
Equity Financing	3.6
Equity Financing Letter	3.6
ERISA	4.15(a)(ii)
ERISA Affiliate	4.15(a)(iii)
Exchange Act	1.6(b)
Exchange Fund	2.2(a)
Expenses	7.6(b)(iv)
Financing	3.6
Financing Agreements	3.6
Foreign Antitrust Laws	3.3(d)
Foreign Antitrust Laws	3.3(d)(i)
GAAP	4.7(a)
Governmental Authority	3.3(d)
Hazardous Material	4.19
HSR Act	3.3(d)(i)
Indemnified Directors and Officers	5.2(a)(i)
Insurance Amount	5.2(a)(ii)
Intellectual Property Right	4.14(a)(i)
Key MUSA Individuals	5.3(a)(viii)
Lease Agreement	4.22
Leased Real Property	4.22

A-iv

Defined Term	Section
Loan Agreement	5.1(f)(i)
Material Adverse Effect	8.3
Material Contracts	4.16(a)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Multiemployer Plan	4.15(f)
Multiple Employer Plan	4.15(f)
MUSA	Preamble
MUSA Board Recommendation	4.28
MUSA Bylaws	1.6(a)
MUSA Certificate	1.6(a)
MUSA Common Stock	Recitals
MUSA Deferred Stock Right	2.3(b)
MUSA Disclosure Documents	1.6(b)
MUSA Disclosure Schedule	4.2
MUSA Intellectual Property Right	4.14(a)(ii)
MUSA Option	2.3(a)
MUSA Permits	4.10
MUSA SEC Documents	4.7(a)
MUSA Stockholders	1.6(a)
MUSA Stockholders Meeting	1.6(a)
MUSA Warrants	2.3(d)
Note	5.1(f)(ii)
Owned Real Property	4.22
Parent	Preamble
Parent Disclosure Documents	5.2(c)
Paying Agent	2.2(a)
Paying Party	7.6(d)
Permitted Encumbrances	4.22
Person	5.3(b)(i)
Plans	4.15(a)(iv)
Proxy Statement	1.6(b)
Qualified Plan	4.15(c)
RCRA	4.19
Real Property	4.22
Required Amounts	3.6
Receiving Party	7.6(d)
Release	4.19
Representatives	5.3(b)(i)
Section 262	2.1(b)
Securities Act	4.4(c)
subsidiary	8.3
Superior Proposal	5.3(b)(ix)(B)
Superior Proposal Notice	5.3(b)(iii)
Support Agreement	Recitals
Surviving Corporation	1.1
Tax Returns	4.13(b)
Taxes	4.13(c)
Termination Date	7.2(a)

A-v

Defined Term	Section
Termination Fee	7.6(a)
Transaction Fees	4.6
Transaction Statement	5.2(c)
Transfers	5.3(a)(ii)
Waiting Period	5.3(b)(iii)
Warrant Agreement	2.3(d)

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 18th day of May, 2005, by and among Flag Holdings Corporation, a Delaware corporation (“Parent”), Flag Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Metals USA, Inc., a Delaware corporation (“MUSA”).

RECITALS

WHEREAS, Parent, Merger Sub and MUSA desire that Parent acquire all of the capital stock of MUSA through the merger of Merger Sub with and into MUSA, with MUSA as the surviving corporation (the “Merger”), pursuant to which each share of Common Stock of MUSA, par value $.01 per share (“MUSA Common Stock”), issued and outstanding at the Effective Time, excluding shares of MUSA Common Stock owned by Parent, Merger Sub or MUSA (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Appraisal Shares, will be converted into the right to receive the Merger Consideration, all as more fully provided in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and certain MUSA Stockholders are entering into a Support Agreement, of even date herewith, in respect of shares of MUSA Common Stock beneficially owned by such stockholders (the “Support Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Merger Sub and Lourenco Goncalves are entering into an employment agreement, of even date herewith (the “Employment Agreement”); and

WHEREAS, it is Parent’s current expectation that one or more members of the management of MUSA will have equity interests in Parent or the Surviving Corporation from and after the consummation of the Merger; and

WHEREAS, the board of directors (the “Board”) of each of Merger Sub and MUSA has determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of their respective stockholders; and

WHEREAS, Parent, Merger Sub and MUSA desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, Parent, Merger Sub and MUSA agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into MUSA at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and MUSA shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. MUSA, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. Closing; Effective Time. A closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as Parent and MUSA may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and MUSA and specified in the Certificate of Merger (the “Effective Time”).

1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4. Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Merger Sub’s Certificate of Incorporation, except that the Surviving Corporation’s Certificate of Incorporation also shall be amended to provide that the name of the Surviving Corporation shall be “Metals USA, Inc.” and (b) Merger Sub’s Bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s Bylaws; in each case, until amended in accordance with the DGCL and subject to the provisions of Section 5.2(a)(iii).

1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of MUSA shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, MUSA shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of MUSA, such resignations to be effective as of the Effective Time.

1.6. MUSA Stockholders Meeting.

(a) As promptly as practicable following the date of this Agreement, MUSA shall, in accordance with all applicable laws, statutes, orders, rules or regulations promulgated, or judgments, decisions or orders entered by any Governmental Authority, in each case, to the extent applicable (collectively, “Applicable Laws”) and MUSA’s Amended and Restated Certificate of Incorporation as in effect on the date of this Agreement (the “MUSA Certificate”) and MUSA’s Amended and Restated Bylaws as in effect on the date of this Agreement (the “MUSA Bylaws”), duly call, give notice of, convene and hold a meeting of the holders of shares of MUSA Common Stock (the “MUSA Stockholders”) to consider and vote upon the adoption and approval of this Agreement and the Merger (the “MUSA Stockholders Meeting”). MUSA shall ensure that the MUSA Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the MUSA Stockholders Meeting are solicited in compliance with Applicable Laws.

(b) As promptly as reasonably practicable following the date of this Agreement, MUSA shall prepare and file with the Securities and Exchange Commission (the “Commission”) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement,” and together with each other document required to be filed by MUSA with the Commission relating to the transactions contemplated hereby, including the Merger, the “MUSA Disclosure Documents”) that meets the requirements of Applicable Laws to seek the approval of this Agreement and the Merger. MUSA shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it, and shall cause such Proxy Statement to be mailed to the MUSA Stockholders as promptly as reasonably practicable. MUSA shall promptly notify Parent of the receipt of any comments of the Commission with respect to the Proxy Statement and any other MUSA Disclosure Document, and shall provide to Parent copies of any comments received from the Commission in connection with the Proxy Statement and any other MUSA Disclosure Document. Parent will cooperate with MUSA at its reasonable request in the preparation of the Proxy Statement, including furnishing to MUSA the information relating to it and Merger Sub required by the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) to be set forth in the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on all MUSA Disclosure Documents, including the Proxy Statement and all mailings to the MUSA Stockholders in connection with the Merger prior to their being filed with the Commission or mailed, as applicable, and MUSA shall give reasonable consideration to all comments proposed by Parent or its counsel.

(c) The MUSA Board shall make the MUSA Board Recommendation. The MUSA Board Recommendation shall be included in the Proxy Statement, and the MUSA Board shall use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the Merger by the MUSA Stockholders. In the event that subsequent to the date of this Agreement, the MUSA Board determines, after consultation with outside counsel, that its fiduciary duties under Applicable Laws require it to withdraw, modify or qualify the MUSA Board Recommendation in a manner adverse to Parent, the MUSA Board may so withdraw, modify or qualify the MUSA Board Recommendation; provided, however, that the MUSA Board may not recommend any Acquisition Proposal (other than this Agreement and the transactions contemplated hereby, including the Merger), except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); provided, further, however, that unless this Agreement is theretofore terminated, MUSA shall nevertheless submit this Agreement to the MUSA Stockholders for adoption at the MUSA Stockholders Meeting.

1.7. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MUSA or (b) otherwise carry out the provisions of this Agreement, MUSA and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of MUSA or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or MUSA or their respective stockholders:

(a) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b) Subject to the other provisions of this Article II, each share of MUSA Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of MUSA Common Stock owned by Parent, Merger Sub or MUSA or any of their respective direct or indirect wholly owned subsidiaries (which shares shall be cancelled and shall cease to exist with no payment being made with respect thereto) and any shares of MUSA Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.1(d))) shall be converted into and represent the right to receive $22.00 in cash, without interest

(the “Merger Consideration”). At the Effective Time, all shares of MUSA Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of MUSA Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.1(d).

(c) Each share of MUSA capital stock held in the treasury of MUSA automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Agreement to the contrary, the shares of MUSA Common Stock issued and outstanding immediately prior to the Effective Time that are held by any MUSA Stockholder that is entitled to demand and properly demands appraisal of shares of MUSA Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but, instead, such MUSA Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such MUSA Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such MUSA Stockholder is not entitled to the relief provided by Section 262, then the rights of such MUSA Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b) without interest. MUSA shall give prompt notice to Parent of any demands for appraisal of any shares of MUSA Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. MUSA shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.2. Surrender and Payment.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, for the benefit of the MUSA Stockholders, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to MUSA), a bank or trust company that is reasonably satisfactory to MUSA to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article II from time to time after the Effective Time (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash in an amount sufficient for the payment of the aggregate Merger Consideration pursuant to Section 2.1(b) (assuming no Appraisal Shares but taking into account any MUSA securities to be rolled over or otherwise converted into Parent equity after the Effective Time) upon surrender of such Certificates (such cash, the “Exchange Fund”); provided, however, the portion of such aggregate Merger Consideration allocable to Appraisal Shares shall be returned to Parent or the Surviving Corporation, upon demand by and at the direction of Parent. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such MUSA Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of MUSA Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 2.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of MUSA Common Stock that is not registered in the stock transfer books of MUSA, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of MUSA shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MUSA Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Merger Sub, MUSA or the Paying Agent shall be liable to any Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed six months after the Effective Time shall be returned to Parent (along with all other funds in the Exchange Fund, including any interest and other income resulting from investments of the Exchange Fund), after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date immediately prior to such date as such amounts would otherwise escheat to or become property of any Governmental Authority), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f) No Further Ownership Rights in MUSA Common Stock. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of MUSA Common Stock represented thereby.

(g) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any MUSA Stockholders or holders of MUSA Options or MUSA Deferred Stock Rights such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the MUSA Stockholders or holders of MUSA Options or MUSA Deferred Stock Rights, as the case may be, in respect of which the deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.3. Treatment of Stock Options; Deferred Stock; Warrants.

(a) Subject to the terms and upon the conditions herein, as of the Effective Time, each option to purchase shares of MUSA Common Stock (a “MUSA Option”) granted under the Metals USA, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”) or otherwise that is outstanding immediately prior to the Effective Time (whether or not vested) (which MUSA Options, in the aggregate, shall not be exercisable for a number of shares of MUSA Common Stock exceeding that number set forth in Section 4.4(a)) shall, by virtue of the Merger and without any action on the part of the holder thereof, MUSA, Parent or Merger Sub, be cancelled and converted into the right to receive, from Parent or the Surviving Corporation, as soon as practicable following the Effective Time, an amount in cash (less any applicable withholding taxes and without interest) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of MUSA Common Stock subject to such MUSA Option, multiplied by (ii) the number of shares of MUSA Common Stock subject to such MUSA Option immediately prior to the Effective Time. As of the Effective Time, all MUSA Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a MUSA Option shall cease to have any rights with respect thereto, except the right to receive the payment described in the immediately preceding sentence. Notwithstanding the foregoing, at the election of Parent, all or any portion of the MUSA Options held by any employee of MUSA or its subsidiaries that enters into an employment agreement or other arrangement with Merger Sub or Parent shall not be cancelled and converted into the right to receive cash as provided above, but shall instead be converted into options to purchase the stock of either Parent or Surviving Corporation in compliance with the requirements of Section 409 of the Code and any regulations thereunder; provided, however, if Parent desires to make such an election, it must do so no later than three business days prior to the Closing Date by delivering written notice to MUSA listing the names of the holders of MUSA Options (and the number of such holders’ MUSA Options to be converted into Parent’s or the Surviving Corporation’s options, the exercise price of such new options and the number and type of shares of Parent or the Surviving Corporation subject to such new options) whose MUSA Options shall be converted, in whole or in part, into options to purchase the stock of Parent or the Surviving Corporation. Prior to the Effective Time, MUSA, the MUSA Board and the compensation committee of the MUSA Board (the “Committee”) shall take any and all actions necessary under the 2002 Plan, the award agreements thereunder and otherwise to effectuate this Section 2.3(a), including amending the 2002 Plan.

(b) Subject to the terms and upon the conditions herein, as of the Effective Time, each outstanding and unvested right to receive one share of MUSA Common Stock (“MUSA Deferred Stock Right”) granted under the 2002 Plan or otherwise (which MUSA Deferred Stock Rights, in the aggregate, shall not exceed that number set forth in Section 4.4(a)), shall, without any action on the part of the holder thereof, MUSA, Parent or Merger Sub, be cancelled and converted into the right to receive, from Parent or from the Surviving Corporation, as soon as practicable following the Effective Time, an amount in cash (less any applicable withholding taxes and without interest) equal to the Merger Consideration. As of the Effective Time, all MUSA Deferred Stock Rights shall no longer be outstanding and shall automatically cease to exist, and each holder of MUSA Deferred Stock Rights shall cease to have any rights with respect thereto, except the right to receive the payment described in the immediately preceding sentence. Prior to the Effective Time, MUSA, the MUSA Board and the Committee shall take any and all actions necessary under the 2002 Plan, the award agreements thereunder and otherwise to effectuate this Section 2.3(b), including amending the 2002 Plan.

(c) Prior to the Effective Time, MUSA shall ensure that, except with respect to the portion of MUSA Options for which Parent has made an election in accordance to Section 2.3(a), following the Effective Time, no holder of a MUSA Option, holder of a MUSA Deferred Stock Right or participant in the 2002 Plan or other employee benefit arrangement of MUSA shall have any right thereunder to acquire or receive any capital stock (including payment of cash in settlement of any unit award, “phantom” stock or stock appreciation rights) of MUSA or the Surviving Corporation. Prior to the Effective Time, MUSA shall deliver to the holders of MUSA Options, holders of MUSA Deferred Stock Rights and other participants in the 2002 Plan appropriate notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ or participants’ rights pursuant to this Agreement.

(d) Subject to the terms and upon the conditions set forth herein, as of the Effective Time, each warrant to purchase MUSA Common Stock (“MUSA Warrants”) issued pursuant to the Warrant Agreement by and between MUSA and Equiserve Trust Company, N.A., dated as of October 31, 2002 (the “Warrant Agreement”), or otherwise, shall, in accordance with the Warrant Agreement and without any action on the part of the holder thereof, MUSA, Parent or Merger Sub, no longer represent the right to receive shares of MUSA Common Stock upon the due exercise thereof, and shall thereafter represent the right to receive (upon surrender of such MUSA Warrant and the payment to the Surviving Corporation of the exercise price thereunder) an amount in cash equal to the product of (i) the number of shares of MUSA Common Stock subject to such MUSA Warrant immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. Prior to the Effective Time, MUSA shall take any and all actions necessary to effectuate this Section 2.3(d), including (x) no later than twenty (20) days prior to the Effective Time, delivering to the holders of MUSA Warrants and the warrant agent under the Warrant Agreement the notice required to be given by it pursuant to Section 12.2 of the Warrant Agreement and (y) executing and delivering to the warrant agent under the Warrant Agreement the written instrument required to be executed and delivered by it pursuant to Section 5.1(h) of the Warrant Agreement. On the Closing Date, MUSA shall, in accordance with Sections 3.2(b)(ii) and 12.1 of the Warrant Agreement, give notice to the Warrant Agent (as defined in the Warrant Agreement) and the holders of MUSA Warrants that MUSA has elected to accelerate the expiration of the MUSA Warrants to the 60th day following the Closing Date.

2.4. Adjustments to Prevent Dilution. In the event that MUSA changes the number of shares of MUSA Common Stock, or securities convertible or exchangeable into or exercisable for shares of MUSA Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce MUSA to enter into this Agreement, Parent and Merger Sub represent and warrant to MUSA that the statements contained in this Article III are true, correct and complete.

3.1. Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

3.2. Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by MUSA, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

3.3. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of Parent’s Certificate of Incorporation, or Parent’s Bylaws, or Merger Sub’s Certificate of Incorporation or Merger Sub’s Bylaws;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, pledge, mortgage, charge, option, hypothecation, easement, restriction or other encumbrance (an “Encumbrance”) upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its subsidiaries with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (each of the foregoing, a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”) and applicable laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (“Foreign Antitrust Laws”), (ii) compliance with any United States federal and state securities laws and any other applicable takeover laws and (iii) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent.

3.4. Brokerage and Finders’ Fees. Except for Parent’s obligations to Credit Suisse First Boston LLC, neither Parent, Merger Sub nor any of their respective directors, officers or employees has incurred or will incur on behalf of Parent or Merger Sub any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

3.5. Information Supplied.

(a) The information with respect to Parent and its subsidiaries that Parent, Merger Sub or any affiliate thereof furnishes to MUSA in writing specifically for use in any MUSA Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to MUSA Stockholders, at the time the MUSA Stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any MUSA Disclosure Document other than the Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and at the time of the MUSA Stockholders Meeting.

(b) The Parent Disclosure Documents, if and when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof or at the time of any distribution thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty will not apply to statements or omissions in the Parent Disclosure Documents based upon (i) information in the Proxy Statement (other than information with respect to Parent and its subsidiaries furnished by Parent, Merger Sub or any affiliate thereof to MUSA in writing specifically for use in the Proxy Statement) or (ii) information furnished to Parent in writing by MUSA specifically for use therein.

3.6. Financing. Parent has delivered to MUSA copies of (a) a commitment letter, dated May 18, 2005 (the “Equity Financing Letter”), pursuant to which Apollo Management V, L.P. has committed, subject to the terms and conditions set forth therein, to contribute (or cause to be contributed) capital to Parent (the “Equity Financing”), and (b) a commitment letter dated May 13, 2005 (the “Debt Financing Agreement” and, together with the Equity Financing Letter, the “Financing Agreements”), pursuant to which Credit Suisse First Boston and CIBC World Markets Corp. have committed, subject to the terms and conditions set forth therein, to (i) make senior secured increasing rate bridge loans to Merger Sub, and (ii) enter into a credit agreement providing for senior secured asset-based revolving loans to Merger Sub (the “Debt Financing”). As used in this Agreement, the financing to be provided under clause (a) above shall be referred to as the “Equity Financing”, the financing to be provided under clause (b) above shall be referred to as the “Debt Financing”, and the Equity Financing and Debt Financing shall collectively be referred to as the “Financing.” The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including to pay the aggregate Merger Consideration, to pay the amounts required under Section 2.3(a) and 2.3(b), to pay the amounts required to holders of MUSA Warrants if such holders exercise such MUSA Warrants on or after the Closing Date (taking into account the payment of the exercise price by such holders to MUSA or the Surviving Corporation), to repay certain existing indebtedness of MUSA and its subsidiaries in accordance with Section 5.1(f) and to pay related fees and expenses (such amounts, the “Required Amounts”). As of the date hereof, none of the Financing Agreements has been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

3.7. Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including the Financing).

3.8. Section 203 of the DGCL. Neither Parent nor Merger Sub is, and at no time during the last three years has been, an “interested stockholder” of MUSA (as defined in Section 203 of the DGCL). Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of MUSA (other than as contemplated by this Agreement and the Support Agreement).

3.9. Solvency. As of the date hereof, Parent believes, based upon its current understanding of the business, results of operations, assets, liabilities, operations, prospects and condition (financial and otherwise) of MUSA and its subsidiaries, and assuming that (a) the representations and warranties of MUSA set forth in Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, (b) the projections of the performance (financial and otherwise) of MUSA and its subsidiaries provided by MUSA to Parent are accurate and correct and reflect the actual future performance of MUSA, (c) the due diligence materials provided to Parent prior to the date hereof by or on behalf of MUSA are true, correct and complete as of the date hereof and will be so true, correct and complete as of the Closing Date, (d) prior to the Closing Date, there shall not have been any event, change, circumstance, effect or state of facts that is or has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of MUSA and its subsidiaries taken as a whole, and (e) assuming the Financing shall have been obtained on terms substantially comparable to those reflected in the Financing Agreements that, upon consummation of the Merger, the Surviving Corporation will not have unreasonably small capital to conduct its business, and will generally be able to pay its obligations as they become due in the ordinary course.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MUSA

In order to induce Merger Sub and Parent to enter into this Agreement, MUSA hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true, correct and complete.

4.1. Organization and Standing. MUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of MUSA’s subsidiaries is an organization duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of MUSA and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. MUSA is not in default in the performance, observance or fulfillment of any provision of the MUSA Certificate or the MUSA Bylaws. MUSA has heretofore furnished to Parent complete and correct copies of the MUSA Certificate and the MUSA Bylaws and the certificates of incorporation and bylaws or similar organizational documents for each of MUSA’s subsidiaries.

4.2. Subsidiaries. MUSA does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2 of the disclosure schedule delivered by MUSA to Parent and dated the date of this Agreement (the “MUSA Disclosure Schedule”). MUSA is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other Person. MUSA owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock or other ownership interests of each of MUSA’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by MUSA free and clear of all Encumbrances. The following information for each of MUSA’s subsidiaries is set forth in Section 4.2 of the MUSA Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of MUSA’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of MUSA’s subsidiaries.

4.3. Corporate Power and Authority. MUSA has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval and adoption of this Agreement and the transactions contemplated by this Agreement by the MUSA Stockholders, to consummate the transactions contemplated by this Agreement. The execution, performance and delivery of this Agreement by MUSA have been duly authorized by all necessary corporate action on the part of MUSA, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the MUSA Stockholders, and no other corporate proceedings on the part of MUSA are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MUSA, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of MUSA enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity.

4.4. Capitalization of MUSA.

(a) As of the date hereof, MUSA’s authorized capital stock consisted solely of (i) 200,000,000 shares of MUSA Common Stock, of which 20,282,790 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. As of the date hereof, there are outstanding MUSA Options to purchase an aggregate of 1,081,270 shares of MUSA Common Stock, there are outstanding 45,437 MUSA Deferred Stock Rights and there are outstanding MUSA Warrants to purchase an aggregate of 3,556,703 shares of MUSA Common Stock.

(b) Other than as set forth in Section 4.4(a), there are no outstanding (i) shares of MUSA capital stock or MUSA voting securities, (ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of MUSA, or (iii) securities that are convertible into or exchangeable for any shares of MUSA capital stock or MUSA voting securities, and neither MUSA nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of MUSA or any of its subsidiaries or any of their respective predecessors. No subsidiary of MUSA owns any MUSA capital stock, option or warrant to acquire MUSA capital stock or other interest determined by reference to the value of MUSA capital stock.

(c) Each outstanding share of MUSA capital stock is, and each share of MUSA capital stock that may be issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with United States federal and state securities laws. Section 4.4 of the MUSA Disclosure Schedule states the number of shares of MUSA Common Stock issuable to each holder of MUSA Options as of the date of this Agreement, including the applicable vesting schedule, exercise price and whether the MUSA Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code). Section 4.4 of the MUSA Disclosure Schedule states the number of shares of MUSA Common Stock issuable to each holder of MUSA Warrants as of the date of this Agreement, including the exercise price and scheduled expiration thereof. Section 4.4 to the MUSA Disclosure Schedule accurately sets forth the names of all holders of MUSA Deferred Stock Rights and holders of MUSA capital stock subject to any transfer restrictions, including the number of shares of each class of MUSA capital stock held by that holder and the vesting schedule with respect to such MUSA capital stock. Neither MUSA nor any of its subsidiaries has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) or under any state securities law or granted registration rights to any individual or entity.

4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

(a) conflict with, or result in a breach of any provision of, the MUSA Certificate or the MUSA Bylaws;

(b) except as set forth in Section 4.5(b) of the MUSA Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of MUSA or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which MUSA or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MUSA or any of its subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by MUSA or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this

Agreement and the transactions contemplated by this Agreement by MUSA Stockholders, (ii) actions required by the HSR Act and Foreign Antitrust Laws, (iii) registrations or other actions required under United States federal and state securities laws, (iv) consents or approvals of any Governmental Authority set forth in Section 4.5(d) of the MUSA Disclosure Schedule, and (v) the filing with the Delaware Secretary of State of the Certificate of Merger;

other than in the case of Sections 4.5(b), 4.5(c) and 4.5(d) those exceptions that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

4.6. Brokerage and Finders’ Fees; Expenses. Except for MUSA’s obligations to CIBC World Markets Corp. and Jefferies & Co., Inc. (true and complete copies of all agreements relating to such obligations having previously been provided to Parent), neither MUSA nor any stockholder, director, officer, employee or affiliate of MUSA, has incurred or will incur on behalf of MUSA or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. MUSA’s good faith estimate of the aggregate amount of all fees and expenses that will be paid or will be payable by MUSA and its subsidiaries to all attorneys, accountants and investment bankers in connection with the Merger and the transactions contemplated by this Agreement, and the negotiation of the related agreements (excluding any reasonable out-of-pocket third party costs that are solely and directly attributable to the cooperation required of MUSA and its subsidiaries pursuant to Section 5.3(e)) (the “Transaction Fees”) is set forth on Section 4.6 of the MUSA Disclosure Schedule.

4.7. MUSA SEC Documents.

(a) MUSA and its subsidiaries have timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents (as supplemented and amended since the time of filing, collectively, the “MUSA SEC Documents”) required to be filed by them since January 1, 2002 under the Exchange Act or the Securities Act. The MUSA SEC Documents, including any financial statements or schedules included in the MUSA SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any MUSA SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of MUSA and its subsidiaries included in the MUSA SEC Documents (i) have been prepared from, and are in accordance with, the books and records of MUSA and its subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any MUSA SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of MUSA and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of MUSA’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The Nasdaq Stock Market, any stock exchange or any other comparable Governmental Authority.

(b) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the MUSA SEC Documents filed since August 29, 2002, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of MUSA as of, and for, the periods presented in the MUSA SEC Documents. Since August 29, 2002, MUSA’s principal executive officer and its principal financial officer have disclosed to MUSA’s auditors and the audit committee of the MUSA Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect MUSA’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MUSA’s internal controls and MUSA has provided to Parent copies of any written materials relating to the foregoing. MUSA has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to MUSA, including its consolidated subsidiaries, is made known to MUSA’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of MUSA, such disclosure controls and procedures are effective in timely alerting MUSA’s principal executive officer and its principal financial officer to material information required to be included in MUSA’s periodic reports required under the Exchange Act. Except as set forth in Section 4.7(b) of the MUSA Disclosure Schedule, there are no outstanding loans made by MUSA or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of MUSA. Since the enactment of the Sarbanes-Oxley Act of 2002, neither MUSA nor any of its subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of MUSA or any of its subsidiaries.

4.8. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents or (b) as incurred since the date thereof in the ordinary course of business consistent with prior practice, neither MUSA nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that would (i) be required by GAAP to be reflected on a consolidated balance sheet of MUSA and its subsidiaries (or disclosed in the notes thereto) or (ii) otherwise reasonably be expected to be material to MUSA and its subsidiaries taken as a whole.

4.9. Disclosure Documents.

(a) The information with respect to MUSA and its subsidiaries that MUSA furnishes in writing to Parent specifically for use in the Parent Disclosure Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the MUSA Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each MUSA Disclosure Document will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. Each MUSA Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of MUSA, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any MUSA Disclosure Document other than the Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof and at the time of the MUSA Stockholders Meeting; provided, however, that this representation and warranty will not apply to statements or omissions in the MUSA Disclosure Documents based upon information with respect to Parent and its subsidiaries furnished to MUSA in writing by Parent specifically for use therein.

4.10. Compliance with Law. MUSA and its subsidiaries hold all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “MUSA Permits”), except for failures to hold such MUSA Permits that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. MUSA and its subsidiaries are in compliance with the terms of the MUSA Permits, except where the failure so to comply would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. The businesses of MUSA and its subsidiaries are not being conducted in violation of any Applicable Laws, except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. No investigation or review by any Governmental Authority with respect to MUSA or any of its subsidiaries is pending or, to the knowledge of MUSA, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

4.11. Litigation. Except as set forth in Section 4.11 of the MUSA Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation or demand letter (an “Action”) pending or, to the knowledge of MUSA, threatened, against MUSA or any of its subsidiaries or any executive officer or director of MUSA or any of its subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. There is no outstanding order, writ, injunction, judgment, award, rule or decree against MUSA or any of its subsidiaries or by which any property, asset or operation of MUSA or any of its subsidiaries is bound or affected that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

4.12. Absence of Certain Changes or Events.

(a) From December 31, 2004 through the date of this Agreement, there has not been any Material Adverse Effect on MUSA or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

(b) Since December 31, 2004, MUSA and its subsidiaries have conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(c) There has not been any action taken by MUSA or any of its subsidiaries from December 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.3(a).

4.13. Taxes.

(a) Except as set forth in Section 4.13 of the MUSA Disclosure Schedule: (i) MUSA and each of its subsidiaries have timely filed all United States federal, state, local and foreign income Tax Returns required to be filed by it, and all other Tax Returns required to be filed by it, except where the failure to file such Tax Returns would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA; (ii) all such Tax Returns were true, correct and complete in all material respects; (iii) MUSA and each of its subsidiaries have paid or caused to be paid all Taxes in respect of the periods covered by such Tax Returns, except where the failure to pay such Taxes would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA; (iv) the most recent consolidated financial statements of MUSA included in the MUSA SEC Documents filed prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all Tax liabilities of MUSA and its subsidiaries through the date thereof; (v) each of MUSA and its subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, MUSA Stockholder or other third party, except where the failure to withhold and pay such amounts would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA; (vi) neither MUSA nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; (vii) there are no security interests on any of the assets of MUSA or any of its subsidiaries that arose in connection with any failure to pay any Tax, except where such security interest would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA; (viii) there is no claim or dispute concerning any Tax liability of MUSA or its subsidiaries either (A) claimed or raised by any Governmental Authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of MUSA and its subsidiaries has knowledge based on personal contact with any agent of such Governmental Authority, except where such claim or dispute would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA; (ix) all income Tax Returns required to be filed by or with respect to MUSA or any of its subsidiaries through the year 1997 have been examined by the Internal Revenue Service or other appropriate Governmental Authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the Internal Revenue Service or other appropriate Governmental Authority has expired (taking into account any extension or waiver thereof), and all deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign Governmental Authorities have been paid, fully settled or adequately provided for in the MUSA SEC Documents filed prior to the date of this Agreement, and no issue or claim has been asserted in writing for Taxes by any Governmental Authority for any prior period, other than those heretofore paid or provided for in the MUSA SEC Documents filed prior to the date of this Agreement; (x) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of MUSA or any of its subsidiaries; (xi) neither MUSA nor any of its subsidiaries (A) has been a member of a group filing consolidated returns for United States federal income Tax purposes (except for the group of which MUSA is the common parent), (B) has any liability for the Taxes of any Person (other than MUSA and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, (C) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect, or (D) has been a party to any “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)); (xii) neither MUSA nor any of its subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by MUSA or any of its subsidiaries, and the Internal Revenue Service has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by MUSA or any subsidiary); (xiii) MUSA has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code); and (xiv) MUSA has not been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) “Tax Returns” means returns, reports, forms or other documentation (including any additional or supporting material and any amendments or supplements) required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes, including any information returns, claims for refunds, amended returns, or declarations of estimated Taxes.

(c) “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, net worth, social security, worker’s compensation, excise, or property taxes, together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

4.14. Intellectual Property.

(a) For purposes of this Agreement, (i) “Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information contained on any website, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, and (ii) “MUSA Intellectual Property Right” means all Intellectual Property Rights owned or licensed and used or held for use by MUSA or any of its subsidiaries.

(b) MUSA and its subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess the right to use such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. No MUSA Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by MUSA or any of its subsidiaries or restricting the licensing thereof by MUSA or any of its subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. Neither MUSA nor any of its subsidiaries is infringing on any other Person’s Intellectual Property Rights, and, to the knowledge of MUSA, no Person is infringing on any MUSA Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA, (i) neither MUSA nor any of its subsidiaries is a defendant in any Action relating to, or otherwise was notified in writing of, any claim alleging infringement by MUSA or any of its subsidiaries of any Intellectual Property Right and (ii) MUSA and its subsidiaries have no pending Action for any continuing infringement by any other Person of any MUSA Intellectual Property Rights.

(c) None of the past or present employees, officers, directors or shareholders of MUSA has any ownership rights in any of the MUSA Intellectual Property Rights owned and registered by MUSA or any of its subsidiaries.

4.15. Employee Benefit Plans.

(a) For purposes of this Section 4.15, the following terms have the definitions given below:

(i) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, (D) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Chapter 100 of the Code and Section 609 of ERISA and (E) under corresponding or similar provisions of foreign laws or regulations.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

(iii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) “Plans” means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to MUSA or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by MUSA or any of its subsidiaries or to which MUSA or any of its subsidiaries contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, health, sickness, life, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(b) Section 4.15(b) of the MUSA Disclosure Schedule lists all Plans. With respect to each Plan, MUSA has provided to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the two most recent actuarial valuations for any defined pension benefit plans; (vi) any material notices provided either to any participants in any Plan or to any Governmental Authority relative to any Plan in the past three years; and (vii) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Parent, there are no amendments to any Plan that have been adopted or approved, nor has MUSA or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”). Except as set forth on Section 4.15(c) of the MUSA Disclosure Schedule, there are no existing circumstances nor any events that have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Except as set forth on Section 4.15(d) of the MUSA Disclosure Schedule, all contributions required to be made by MUSA or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by the terms of any Plan and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) MUSA and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans in all material respects. Each Plan has been operated in compliance with its terms in all material respects. There is not now, and to the knowledge of MUSA there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of MUSA or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code.

(f) Except as set forth in Section 4.15(f) of the MUSA Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth in Section 4.15(f) of the MUSA Disclosure Schedule, no Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has MUSA or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. Each Plan that is subject to Section 302 of ERISA and Section 412 of the Code meets the minimum funding standards of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). Neither MUSA nor any of its ERISA Affiliates is required to provide security to such Plan pursuant to Section 307 of ERISA or Section 501(a) of the Code. Since its last valuation date, there have been no amendments to such Plan that materially increase the present value of accrued benefits.

(g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in, any material Controlled Group Liability that would be a liability of MUSA or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither MUSA nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth on Section 4.15(h) of the MUSA Disclosure Schedule, neither MUSA nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of MUSA or any of its subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Except as disclosed in Section 4.15(i) of the MUSA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of MUSA or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, no amount paid or payable by MUSA or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be an “excess parachute payment” (within the meaning of Section 280G of the Code). Section 4.15(i) of the MUSA Disclosure Schedule sets forth the maximum aggregate amount of any such excess parachute payments.

(j) There are no pending, or, to the knowledge of MUSA, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of MUSA or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of the Treasury, the United States Department of Labor or any Multiemployer Plan.

(k) No Plan is subject to the laws of any jurisdiction outside of the United States.

(l) Except as disclosed in Section 4.15(l) of the MUSA Disclosure Schedule, no disallowance of a deduction under Section 162(m) of the Code for employee reimbursement or compensation of any amount paid or payable by MUSA or any of its subsidiaries has occurred or is reasonably expected to occur.

(m) Since January 1, 2003, MUSA and its subsidiaries have been and are in compliance in all material respects with Applicable Laws with respect to employment, employment practices, employee and independent contractor classification, labor relations, safety and health, wages, hours and terms and conditions of employment. MUSA and its subsidiaries have complied with their payment obligations to all employees of MUSA and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each MUSA policy, practice, agreement, plan, program or Applicable Laws in all material respects.

4.16. Contracts; Indebtedness.

(a) Except as set forth in Section 4.16(a) of the MUSA Disclosure Schedule or as listed as an exhibit to MUSA’s Annual Report on Form 10-K for the year ended December 31, 2004, neither MUSA nor any of its subsidiaries is a party to, and none of their respective properties or assets are bound by, (i) any agreement containing covenants purporting to limit the freedom of MUSA or any of its subsidiaries to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals, (ii) any agreement that, after the Effective Time, would have the effect of limiting the freedom of Parent or any of its subsidiaries to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals, (iii) any joint venture or partnership agreement, (iv) any agreement with a supplier or a customer with a term in excess of one year, (v) any agreement that is terminable by the other party or parties upon a change in control of MUSA or any of its subsidiaries, (vi) (I) any agreement that involves future expenditures or receipts by MUSA or any of its subsidiaries of more than $750,000 in any one-year period, except for any such agreement with a customer or a supplier made in the ordinary course of business consistent with past practice or (II) any agreement that involves future expenditures or receipts by MUSA or any of its subsidiaries of more than $5,000,000 in any one-year period, (vii) any agreement that by its terms limits the payment of dividends or other distributions by MUSA or any of its subsidiaries, (viii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of MUSA or any of its subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (ix) any acquisition agreement with a purchase price in excess of $1,000,000 or that contains “earn-out” provisions or other contingent payment obligations, (x) any divestiture agreement with a purchase price in excess of $1,000,000 or that contains ongoing indemnification obligations or other material obligations or (xi) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission) (the contracts listed in Section 4.16(a) of the MUSA Disclosure Schedule or such exhibit list being referred to as the “Material Contracts”). Each such Material Contract is a valid, binding and enforceable obligation of MUSA or its subsidiaries and, to MUSA’s knowledge, of the other party or parties thereto, in accordance with its terms, and in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. MUSA has not received any notice from any other party to any such Material Contract, and otherwise has no knowledge that such third party intends to terminate, or not renew, any such Material Contract. Prior to the date hereof, MUSA has made available to Parent true, correct and complete copies of all such Material Contracts. Neither MUSA nor any of its subsidiaries, and, to the knowledge of MUSA, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

(b) Section 4.16(b) of the MUSA Disclosure Schedule sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money of MUSA or any of its subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement.

4.17. Labor Matters.

(a) Section 4.17(a) of the MUSA Disclosure Schedule lists all collective bargaining, labor or similar agreements, including material local or side agreements in effect that MUSA or any of its subsidiaries or their respective assets or properties is bound by or subject to. Copies of all such agreements have been made available to Parent. MUSA and each of its subsidiaries has complied in all material respects with its obligations to, and is not in default under, any collective bargaining, labor or similar agreement that MUSA or any of its subsidiaries or their respective assets or properties is bound by or subject to. There is no labor strike, dispute, lockout or stoppage pending, or, to the knowledge of MUSA or any of its subsidiaries, threatened, against MUSA or any of its subsidiaries, and neither MUSA nor any of its subsidiaries has experienced any labor strike, dispute, lockout or stoppage or other material labor difficulty involving its employees since January 1, 2001. To the knowledge of MUSA or any of its subsidiaries, since January 1, 2001, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of MUSA or any of its subsidiaries. Neither MUSA nor any of its subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice charge or complaint against MUSA or any of its subsidiaries or involving their respective assets or properties that is pending or, to the knowledge of MUSA or any of its subsidiaries, threatened before the National Labor Relations Board. There is no pending or, to the knowledge of MUSA or any of its subsidiaries, threatened employee or governmental claim or investigation regarding employment matters, including any charges to the Equal

Employment Opportunity Commission or state employment practice agency, or, to the knowledge of MUSA or any of its subsidiaries, investigations regarding Fair Labor Standard Acts compliance or audits by the Office of Federal Contractor Compliance.

(b) To MUSA’s knowledge, no executive officer or employee of MUSA or any of its subsidiaries earning in excess of $100,000 per year has given notice to MUSA or any of its subsidiaries, nor is MUSA or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with MUSA or any of its subsidiaries.

4.18. Customer/Supplier Relationships. Except as set forth in Section 4.18 of the MUSA Disclosure Schedule, since December 31, 2004, no material customer of MUSA or any of its subsidiaries has indicated that it will stop or materially decrease purchasing services, materials or products from MUSA or such subsidiary, and no material supplier or service provider of MUSA or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to MUSA or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with MUSA or such subsidiaries. Section 4.18 of the MUSA Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2004 calendar year with respect to any contract with any customer involving payments in excess of $3,000,000 per year or any supplier involving payments in excess of $3,000,000 per year. Section 4.18 of the MUSA Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2005 and the date of this Agreement with respect to any contract with any customer involving payments reasonably expected to be in excess of $3,000,000 for the 2005 calendar year or any supplier involving payments reasonably expected to be in excess of $3,000,000 for the 2005 calendar year.

4.19. Environmental Matters. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA: (a) MUSA and its subsidiaries and the properties owned, operated and leased by MUSA and its subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits and any and all past non-compliance of MUSA or any of its subsidiaries with any Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligations, costs or liabilities; (b) MUSA and its subsidiaries hold all required Environmental Permits; (c) neither MUSA, nor its subsidiaries or any property owned, operated or leased by MUSA or its subsidiaries is subject to any existing, pending, or, to the knowledge of MUSA, threatened, Action under any Environmental Laws; (d) there has been no Release of any Hazardous Material (as defined below) in violation of Environmental Laws and no Hazardous Materials are present in violation of Environmental Laws, in each case, at, in, to, from, on or under any property currently or formerly owned, operated or leased by MUSA, its subsidiaries or their respective predecessors, in each case, that could result in a liability to or Action against MUSA or its subsidiaries; (e) neither MUSA nor its subsidiaries has knowledge of or has received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which are likely to interfere with or prevent compliance or continued compliance by MUSA or its subsidiaries with any Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the Release or exposure to or of any Hazardous Material; (f) neither MUSA nor its subsidiaries, any predecessors of MUSA or its subsidiaries, nor any entity previously owned by MUSA or its subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location that could result in a liability to or Action against MUSA or its subsidiaries; (g) there are no (i) underground storage tanks, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos-containing materials at any property owned, operated or leased by MUSA or its subsidiaries; (h) neither MUSA nor its subsidiaries has, either expressly or by operation of law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other Person, arising under or relating to Environmental Laws; (i) to MUSA’s knowledge, there have been no environmental investigations, studies, audits, tests, reviews or other analyses that are in the possession of MUSA or its subsidiaries (or any representatives thereof) with respect to any real property owned, operated or leased by MUSA or its subsidiaries that have not been delivered to Parent prior to execution of this Agreement; and (j) neither MUSA nor its subsidiaries is party to any consent decrees, orders, settlement agreements or other agreements with any Governmental Authority pursuant to or related to Environmental Laws. “Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws. “Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, mold, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, migrating, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material.

4.20. Insurance. Section 4.20 of the MUSA Disclosure Schedule sets forth a list of all insurance policies maintained by MUSA or any of its subsidiaries. All premiums payable under such policies have been duly paid to date and each such policy is in full force and effect. No notice of cancellation or termination has been received with respect to any such policy. There is no material claim by MUSA or any of its subsidiaries pending under any of such policies and no material claim made since January 1, 2003 has been denied or, in the case of any pending claim, questioned or disputed by the underwriters of such policies. Such policies have been issued by insurers that are reputable and financially sound and provide coverage for the operations conducted by MUSA and its subsidiaries of a scope and coverage consistent with customary industry practice. Neither MUSA nor any of its subsidiaries has been refused any insurance with respect to any of its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

4.21. Properties and Assets. MUSA and its subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets, or in the case of assets and properties they lease, license, or have other rights in, valid rights by lease, license, or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit MUSA and its subsidiaries to conduct their business as currently conducted, except for such failures to hold valid titles or rights to lease that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA. The assets and properties (in each case, tangible and intangible) owned or used by MUSA and its subsidiaries are in satisfactory condition and repair for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

4.22. Real Property. Section 4.22(a) of the MUSA Disclosure Schedule sets forth a true and complete list of all real property and interests in real property owned in fee by MUSA or any of its subsidiaries (collectively, the “Owned Real Property”) and the address for each Owned Real Property. Section 4.22(b) of the MUSA Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by MUSA or any of its subsidiaries (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”), (ii) the address for each Leased Real Property, (iii) an identification of the applicable lease, sublease or other agreement therefor and any and all amendments, modifications, side letters relating thereto, and (iv) current rent amounts payable by MUSA or any of its subsidiaries thereunder. Each of MUSA and its subsidiaries holds good, valid and marketable fee title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. All buildings, structures, improvements and fixtures located on, under, over or within the Real Property are in a state of good operating condition and repair and are sufficient for the ordinary conduct of business, subject to reasonable wear and tear between the date hereof and the Closing Date. All of the leases, subleases and other agreements (each, a “Lease Agreement”) pursuant to which MUSA or its subsidiaries occupy the Leased Real Property are valid, binding and in full force and effect. True and complete copies of the Lease Agreements have previously been delivered to Parent. To MUSA’s knowledge, there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Lease Agreement. There is no pending or, to MUSA’s knowledge, threatened proceeding that is reasonably likely to interfere with the quiet enjoyment of any lessee or sublessee of a Leased Real Property. “Permitted Encumbrances” means (i) liens and encumbrances consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, in each case, that do not materially detract from the value of, or materially impair the use of, such property by MUSA or any of its subsidiaries in the operation of their respective business, (ii) liens and encumbrances of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business not in excess of $2 million in the aggregate, (iii) interests of a lessor to any leased property, (iv) liens and encumbrances listed in Section 4.22(c) of the MUSA Disclosure Schedule or (v) liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, consistently applied, in the books and records of MUSA or its subsidiaries.

4.23. Inventory. All of the inventory of MUSA and its subsidiaries reflected on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents or thereafter acquired (and not subsequently sold in the ordinary course of business) consists of items of a quality and quantity useable and saleable in the ordinary course of the business of MUSA and its subsidiaries as quality goods at prices having a value at least equal to the amount reflected on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents, except as to obsolete and below standard quality inventory, the value of which has been written down on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents and on MUSA’s books and records to realizable market value. All items of inventory are valued on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents at the lower of cost or estimated realizable market value, in accordance with GAAP. The inventories and supplies for the business of MUSA and its subsidiaries are at adequate levels for the continuation of the business of MUSA and its subsidiaries (assuming the continuation of operations as currently conducted).

4.24. Accounts Receivable. The accounts receivable of MUSA and its subsidiaries that are reflected on the balance sheet of MUSA as of December 31, 2004 included in the MUSA SEC Documents constitute all of the accounts receivable of MUSA and its subsidiaries as of December 31, 2004, other than those reserved for in the allowance for doubtful accounts on such balance sheet. All of such accounts receivable represent, and those existing on the Closing Date will represent, valid obligations arising from sales actually made or services actually performed and are not and will not be subject to any material contest, claim, or right of set-off, other than returns and adjustments in the ordinary course of business.

4.25. Books and Records. The books and records of MUSA and its subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of MUSA and its subsidiaries.

4.26. Related Party Transactions. Except as set forth in Section 4.26 of the MUSA Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by MUSA or any of its subsidiaries to, and neither MUSA nor any of its subsidiaries is otherwise a creditor or debtor to, or party to any contract, agreement or transaction with, any holder of 5% or more of MUSA Common Stock or any director, officer, employee or affiliate of MUSA or any of its subsidiaries, or to MUSA’s knowledge any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice. Since December 31, 2004, no event has occurred that would be required to be reported by MUSA under Item 404 of Regulation S-K promulgated by the Commission.

4.27. Opinion of Jefferies & Co. Inc. The MUSA Board has received the written opinion of Jefferies & Co. Inc., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by the MUSA Stockholders pursuant to the Merger is fair to the MUSA Stockholders (other than Parent and its affiliates and other than MUSA Stockholders who will have a continuing investment in Parent or Surviving Corporation) from a financial point of view. MUSA shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

4.28. Board Recommendation; Required Vote. The MUSA Board, at a meeting duly called and held, has, by unanimous vote of those directors present and voting with the only director then in office not voting being C. Lourenco Goncalves, who abstained from the vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the MUSA Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement (other than the transactions contemplated by the Employment Agreement and the Support Agreement), including the Merger, taking into account the terms of the Support Agreement; and (c) resolved to recommend that the MUSA Stockholders approve and adopt this Agreement and the Merger (the “MUSA Board Recommendation”), and the MUSA Board Recommendation has not been withdrawn, modified, qualified or otherwise changed in a manner adverse to Parent, provided that any withdrawal, modification or qualification of such recommendation in accordance with Section 1.6(c) shall not be deemed a breach of this representation. Assuming that the representations and warranties of Parent and Merger Sub set forth in Section 3.8 are true and correct, the affirmative vote of holders of a majority of the outstanding shares of MUSA Common Stock to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of MUSA necessary to approve and adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

4.29. Section 203 of the DGCL. Prior to the date of this Agreement, the MUSA Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Support Agreement or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the MUSA Stockholders or the MUSA Board. No other state takeover statute is applicable to the Merger.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.1. Mutual Covenants.

(a) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, MUSA and Parent will use (and will cause their respective subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement or Applicable Laws to consummate and make effective as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including working together to ensure a smooth transition with respect to, and to maintain existing relationships with, employees, customers and suppliers of MUSA and its subsidiaries.

(b) HSR Act.

(i) MUSA and Parent shall, promptly after the execution and delivery of this Agreement, file with the Federal Trade Commission and the United States Department of Justice the notification required to be filed with respect to the transactions provided in this Agreement under the HSR Act (and request early termination of the waiting period) and shall file promptly with the appropriate Governmental Authorities all notifications (if any) required under applicable Foreign Antitrust Laws. Each of MUSA and Parent shall, in connection therewith, cooperate as necessary to promptly amend such filings or supply additional information and documentary material as may be requested pursuant to the HSR Act or Foreign Antitrust Laws.

(ii) Each party hereto, through outside counsel, will (A) promptly notify every other party hereto of any written communication to that party from any Governmental Authority concerning this Agreement or the transactions contemplated hereby and, if practicable, permit each other party’s counsel to review in advance any proposed written communication to any such Governmental Authority concerning this Agreement or the transactions contemplated hereby and incorporate each other party’s reasonable comments; (B) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with each other party’s counsel in advance, and, to the extent permitted by such Governmental Authority, gives each other party the opportunity to attend; and (C) furnish to each other party’s counsel copies of all correspondence, filings, and written communications between them and their respective representatives on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement or the transactions contemplated hereby; provided, however, that, in each case, any references to the valuation of the Merger and the transactions contemplated hereby may be redacted from the information or documentation furnished or made available to such other party’s counsel.

(c) Public Announcements. Parent and MUSA will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Applicable Laws or any listing agreement with or any rules of national securities exchange, in which case the issuing party will use its commercially reasonable effort to consult with the other party before it issues any such press release or make any such public statement.

(d) Conveyance Taxes. MUSA and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

(e) Notice of Certain Events. Each of MUSA and Parent shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iii) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting MUSA, Parent or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

(f) Repayment of Certain Existing Indebtedness of MUSA.

(i) On the Closing Date, simultaneously with the Closing, subject to the terms and conditions set forth herein, Parent shall provide the necessary funds to allow MUSA or the Surviving Corporation to, and Parent and MUSA shall cause MUSA or Surviving Corporation to, repay in full any Obligations

(as defined in the Loan Agreement) outstanding under the Loan and Security Agreement, dated as of October 31, 2002 (as amended, the “Loan Agreement”), among MUSA, its subsidiaries, Bank of America, National Association, as administrative agent, and the other lenders named therein.

(ii) MUSA shall (or shall cause its subsidiaries to) either (A) prepay in full all amounts due (including the Prepayment Premium (as defined in the Note)) under the Promissory Note, from Metals USA Carbon Flat Rolled, Inc. to Bank One, N.A., dated October 31, 2002 (the “Note”), such prepayment to occur on June 30, 2005, or (B) obtain on or prior to June 30, 2005 a written consent from Bank One, N.A. (or the assignee thereof, if applicable), in form and substance reasonably satisfactory to Parent, providing for the right of Metals USA Carbon Flat Rolled, Inc. to prepay in full the Note (without any premium or penalty other than the Prepayment Premium) on the Closing Date, such consent to be obtained without the incurrence (or an agreement to incur) of any cost, expense or other liability, other than incidental administrative or legal costs.

(g) Actions and Proceedings. In the event that any administrative or judicial Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent and MUSA shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

5.2. Covenants of Parent.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) Without limiting any additional rights that any employee, officer or director of MUSA or any of its subsidiaries may have under any employment agreement or Plan or under the MUSA Certificate or the MUSA Bylaws, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former officer and director of MUSA and its subsidiaries (the “Indemnified Directors and Officers”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of acts or omission taken or omitted to be taken by them in their capacity as officers or directors at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), or taken by them at or prior to the Effective Time at the request of MUSA or any MUSA subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Applicable Laws for a period of six years from and after the Effective Time and to the extent provided for in the MUSA Certificate and the MUSA Bylaws. Each Indemnified Director and Officer will be entitled, to the extent provided for in the MUSA Certificate and the MUSA Bylaws, to advancement of expenses incurred in the defense of any Action from the Surviving Corporation.

(ii) From and after the Effective Time, Parent shall cause the Persons serving as directors and officers of MUSA immediately prior to the Effective Time to be covered by directors’ and officers’ liability insurance policy(ies) maintained by Surviving Corporation, with limits, terms and conditions at least as favorable as those in the existing policies of MUSA, for a period of six years from and after the Effective Time with respect to acts or omissions occurring prior to the Effective Time; provided, that Parent may substitute therefor a single premium tail coverage with respect to directors’ and officers’ liability insurance for acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacities as such, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policies of MUSA (or with such other limits, terms and conditions as permitted by the final two provisos of this sentence); provided, further, that in no event shall Parent be required to expend an amount pursuant to this Section 5.2(a)(ii) in excess of 200% of the current annual premium paid by MUSA for its existing coverage in the aggregate (the “Insurance Amount”); and provided, further, that if Parent is unable to obtain tail coverage with policy limits, terms and conditions at least as favorable to the limits, terms and conditions in the existing policies of MUSA as a result of the preceding provision, Parent shall obtain the most advantageous tail coverage as is available for the Insurance Amount.

(iii) The certificate of incorporation and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Directors and Officers than are presently set forth in the MUSA Certificate and the MUSA Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(iv) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Director or Officer or any other party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.2(a) shall continue in effect until the final disposition of such Action.

(v) This Section 5.2(a) is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Director or Officer is entitled, whether pursuant to Applicable Laws, contract or otherwise, which contracts or other arrangements are listed in Section 5.2(a)(v) of the MUSA Disclosure Schedule.

(vi) In the event that the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any Person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such Persons(s), as the case may be, shall assume the obligations set forth in this Section 5.2(a); provided that the Surviving Corporation shall not be relieved from such obligation. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation (or any successor or assignee of its obligations hereunder) unable to satisfy its obligations under this Section 5.2(a).

(b) Financing. Parent shall use its reasonable best efforts to obtain the Financing within 30 days after all of the conditions in Article VI (other than the condition set forth in Section 6.2(d)) have been satisfied or are capable of being satisfied, on the terms and conditions set forth in the Financing Agreements. Parent shall keep MUSA informed on a reasonably current basis of the status of the financing process relating thereto. In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (i) use its reasonable best efforts to obtain alternative financing (in an amount sufficient, when taken together with the proceeds from the Equity Financing, to pay the Required Amounts) on substantially comparable or more favorable terms from other sources within 30 days after all of the conditions in Article VI (other than the condition set forth in Section 6.2(d)) have been satisfied or are capable of being satisfied and (ii) promptly notify MUSA of such unavailability and the reason therefor. From the date hereof until the first to occur of a termination of this Agreement in accordance with Article VII or the Effective Time, Parent will not, without the prior written consent of MUSA, (A) amend either of the Financing Agreements in order to include additional conditions to the consummation of the Financing, except for additional conditions that in the ordinary course would be satisfied at or prior to the time the other conditions herein and therein would be satisfied or (B) terminate either of the Financing Agreements, unless the Debt Financing becomes unavailable and Parent is using its reasonable best efforts to obtain alternative financing in accordance with this Section 5.2(b).

(c) Disclosure Documents. Parent shall promptly prepare and file (separately, or as part of the Proxy Statement) with the Commission, if required, a Rule 13E-3 Transaction Statement (the “Transaction Statement”) with respect to the Merger (together with any supplements or amendments thereto, collectively, the “Parent Disclosure Documents”) that will comply as to form in all material respects with the applicable requirements of the Exchange Act. MUSA and its counsel shall be given an opportunity to review and comment on the Transaction Statement prior to its being filed with the Commission.

5.3. Covenants of MUSA.

(a) Conduct of MUSA’s Operations. From the date hereof until the first to occur of a termination of this Agreement in accordance with Article VII or the Effective Time, MUSA shall and shall cause each of its subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and MUSA shall and shall cause each of its subsidiaries to use its reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as required by this Agreement or as set forth in Section 5.3(a) of the MUSA Disclosure Schedule, from the date hereof until the Effective Time, MUSA shall not:

(i) do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify MUSA capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on (other than dividends or distributions by a direct or indirect wholly owned subsidiary of MUSA to its parent), or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of MUSA capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of MUSA capital stock or that of its subsidiaries, (C) grant any Person any right or option to acquire any shares of MUSA capital stock or that of its subsidiaries or any other equity-based compensation award based on shares of MUSA capital stock or that of its subsidiaries, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of MUSA capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of MUSA capital stock or such securities (except pursuant to (1) the exercise of MUSA Options that are outstanding as of the date of this Agreement and in accordance with the existing terms of such MUSA Options, (2) the vesting of any MUSA Deferred Stock Right outstanding as of the date of this Agreement, or (3) issuances of shares of MUSA Common Stock upon conversion of MUSA Warrants) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of MUSA capital stock or that of its subsidiaries;

(ii) directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of its property or assets (including stock or other ownership interests of its subsidiaries) (collectively, “Transfers”), other than Transfers in the ordinary course of business consistent with past practice;

(iii) make or propose any changes in the MUSA Certificate or the MUSA Bylaws or the organizational documents of any subsidiary;

(iv) (A) merge or consolidate with any other Person or (B) adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization, other than, with respect to clause (A), mergers or consolidations consummated to effectuate an acquisition pursuant to clause (v) immediately below;

(v) acquire assets or capital stock of any other person, other than acquisitions for consideration not in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity (not including direct or indirect wholly owned subsidiaries of MUSA), other than in the ordinary course of business, consistent with past practice, and not, in any case, in an aggregate amount in excess of $1,000,000;

(vii) (A) create any subsidiaries, other than, with respect to this clause (A), as permitted pursuant to clauses (iv) and (v) above or (B) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

(viii) (A) establish, or increase compensation or benefits provided under, any of its Plans or employment or consulting agreements, except for increases to base salary in the ordinary course of business consistent with past practices for employees of MUSA or its subsidiaries who earn less than $150,000 per year and other than as provided in clause (D) below, (B) except as otherwise provided in Sections 2.3(a) and (b), otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any subsidiary, or otherwise pay any amounts not due such individual, including without limitation, with respect to severance, (C) enter into any new or amend any existing employment or consulting agreement with any director or officer of MUSA (such directors and officers, taken together, the “Key MUSA Individuals”), (D) without the prior written consent of Parent, enter into any new or amend any existing employment or consulting agreement with any employee, consultant or service provider or hire or retain the services of any such person if the compensation (base salary and any guaranteed and/or signing bonuses) shall exceed $50,000, provided that this clause (D) shall not apply (x) to the Key MUSA Individuals, (y) to outside counsel retained in the ordinary course of business or (z) with respect to the incurrence of Transaction Fees, subject to Section 5.3(f), (E) establish, adopt or enter into any collective bargaining agreement, or (F) fund or make any contribution to any Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans, except in each of clauses (A), (B), (D), (E) and (F) as may be required to comply with Applicable Law, any Plans or existing contractual arrangements;

(ix) except as permitted under clause (viii) above or as contemplated by this Agreement, enter into, adopt or amend any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

(x) change any method or principle of Tax or financial accounting, except to the extent required by GAAP or Applicable Law as advised by MUSA’s regular independent tax advisors or accountants;

(xi) renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of MUSA and its subsidiaries, or, after the Effective Time, Parent or its subsidiaries;

(xii) settle or compromise any material Actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims, or settle any other Actions other than in the ordinary course of business and without any admission of wrongdoing or liability;

(xiii) (A) enter into any contract that would constitute a Material Contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000, or (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract or any agreement or series of related agreements having an aggregate value over its term greater than $1,000,000;

(xiv) renew, enter into, amend or waive any material right under any contract with, or loan to, any affiliate of MUSA (other than its direct or indirect wholly owned subsidiaries);

(xv) incur or commit to any capital expenditures that, individually or in the aggregate, would cause total capital expenditures of MUSA and its subsidiaries for the calendar year 2005 to exceed $23,326,000;

(xvi) make, revoke or amend any Tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with Parent, file any Tax Returns (including any amended Tax Returns);

(xvii) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing (it being understood that for purposes of each of clauses (v), (vi) and (xv) of this Section 5.3(a), the aggregate dollar thresholds referred to therein shall be the aggregate thresholds for conduct by MUSA and its subsidiaries taken as a whole with respect to the covenants contained in such clauses); or

(xviii) agree in writing or otherwise to take any of the foregoing actions.

(b) Acquisition Proposals.

(i) Subject to Section 5.3(b)(iii), MUSA agrees that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) (“Representatives”) not to, directly or indirectly, (A) initiate, solicit, encourage or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, have any discussions with, any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature (each, a “Person”) relating to, or otherwise facilitate, an Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or determine to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than a confidentiality agreement as contemplated by and in accordance with Section 5.3(b)(iii)) or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

(ii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent MUSA or the MUSA Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, that if the MUSA Board either (A) does not re-affirm the MUSA Board Recommendation in any such disclosure document or communication or (B) subject to the compliance with the other provisions of this Section 5.3(b), withdraws, modifies or qualifies the approval of this Agreement by the MUSA Board or the MUSA Board Recommendation in a manner adverse to Parent in such disclosure documents or communications, then, in either such case, Parent shall have the right to terminate this Agreement to the extent set forth in Section 7.4(a) of this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent MUSA or the MUSA Board from at any time prior to, but not after, the time this Agreement is approved and adopted by the MUSA Stockholders at the MUSA Stockholders Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person that has made an unsolicited bona fide written Acquisition Proposal (and with respect to such Person and Acquisition Proposal, MUSA has not violated Section 5.3(b)(i)) if the MUSA Board receives from such Person an executed confidentiality agreement on customary terms no less favorable to MUSA than the Confidentiality Agreement, dated as of February 1, 2005, between MUSA and an affiliate of Parent (the “Confidentiality Agreement”); or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the MUSA Stockholders, if and only to the extent that, (1) in each such case referred to in clause (A) or (B) above, (I) the MUSA Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under Applicable Laws, and (II) such Acquisition Proposal was not solicited by MUSA, any subsidiary thereof or any officer, director, employee, agent or Representative of any of the foregoing acting on behalf of or at the direction of MUSA or any of its subsidiaries and did not otherwise result from a breach of this Section 5.3(b); (2) in the case of clause (A) above, the MUSA Board determines in good faith after consultation with outside legal counsel and outside financial advisors that it is reasonably likely to result in a Superior Proposal; and (3) in the case of clause (B) above, (I) the MUSA Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal, (II) Parent shall have received written notice (the “Superior Proposal Notice”) of MUSA’s intention to take the action referred to in clause (B) at least four business days prior to the taking of such action by MUSA, and (III) during such four business day period (the “Waiting Period”) MUSA and its advisors shall have negotiated in good faith with Parent and Merger Sub to make adjustments in the terms and conditions of this Agreement and the MUSA Board fully considers any such adjustment and nonetheless concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal. If the MUSA Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, Parent shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of this Agreement.

(iv) Except as permitted by Section 1.6(c) or Section 5.3(b)(iii), neither the MUSA Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger, any of the transactions contemplated hereby or the MUSA Board Recommendation or take any action or make any statement in connection with the MUSA Stockholders Meeting inconsistent with such approval or MUSA Board Recommendation (collectively, a “Change in the MUSA Board Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the MUSA Board Recommendation shall include any approval or recommendation (or public proposal to approve or recommend) by the MUSA Board of an Acquisition Proposal, or any failure by the MUSA Board to recommend against an Acquisition Proposal in any case where the MUSA Board is required by Applicable Laws to make a recommendation or otherwise make a statement with respect to an Acquisition Proposal, it being agreed that if an Acquisition Proposal has become publicly known, the MUSA Board will make such a statement as promptly as practicable (having had a reasonable opportunity to consider promptly such Acquisition Proposal) in accordance with Applicable Laws, and the failure by MUSA within such reasonable time period to reaffirm the MUSA Board Recommendation shall be deemed to be a Change in the MUSA Board Recommendation.

(v) MUSA agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. MUSA agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.3(b)(i) of the obligations undertaken in this Section 5.3(b). MUSA also agrees promptly, but in any event, within five days after the date of this Agreement, to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its subsidiaries or their respective officers, directors, employees, agents or Representatives with respect to the consideration or making of any Acquisition Proposal.

(vi) From and after the execution of this Agreement, MUSA shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and MUSA shall provide to Parent written notice of any such inquiry, proposal or offer within 24 hours of such event, as well as a copy of any such request, inquiry, proposal or offer to the extent in writing. MUSA shall keep Parent informed orally on a current basis of the status of any Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and MUSA shall provide to Parent prompt written notice of any such developments within 24 hours. MUSA also agrees to provide any information to Parent that it is providing to another Person pursuant to this Section 5.3(b) at the same time it provides such information to such other Person.

(vii) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or (subject to the proviso below) employee of MUSA or any of its subsidiaries or any agent or Representative of MUSA or any of its subsidiaries, whether or not such Person is purporting to act on behalf of MUSA or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.3(b) by MUSA; provided, however, that with respect to any such violation by an employee of MUSA or any of its subsidiaries, such violation shall not be deemed to be a breach of this Section 5.3(b) by MUSA unless such violation, directly or indirectly, results in, or is reasonably likely to result in, the submission of an Acquisition Proposal by any Person other than Parent or Merger Sub.

(viii) Notwithstanding anything to the contrary contained herein, this Agreement shall be submitted to the MUSA Stockholders for the purpose of approving and adopting this Agreement and the Merger, regardless of the recommendation or any change in the recommendation of the MUSA Board with respect thereto, unless this Agreement has been validly terminated in accordance with Article VII.

(ix) For purposes of this Agreement:

(A) “Acquisition Proposal” means any proposal or offer with respect to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving MUSA, (2) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 25% voting or economic interest in MUSA, or (3) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 25% of the consolidated assets of MUSA and its subsidiaries taken as a whole (including stock of the subsidiaries of MUSA).

(B) “Superior Proposal” means a bona fide written Acquisition Proposal (except that (i) references in the definition of “Acquisition Proposal” to “25%” shall be replaced by “100%” and (ii) such Acquisition Proposal may include a transaction proposed to be consummated in two related steps, provided that such Person shall be required by the terms of the related acquisition agreement to complete both such steps) made by a Person other than a party hereto that is on terms that the MUSA Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, the likely consummation date of the transaction contemplated by the proposal, and the Person making the proposal, would, if consummated, result in a transaction more favorable to the MUSA Stockholders from a financial point of view than the transaction contemplated by this Agreement, taking into account any change in the transaction proposed by Parent within the Waiting Period (or any successive Waiting Period).

(c) Third Party Standstill Agreements. During the period from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, MUSA shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries). During such period, MUSA agrees to use commercially reasonable efforts to enforce, to the fullest extent permitted under Applicable Laws, the provisions of any such agreements.

(d) Access.

(i) During the period from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, and subject to Applicable Laws and the Confidentiality Agreement, MUSA shall (A) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of MUSA and its subsidiaries (including, without limitation, all documentation with respect to all required Environmental Permits of MUSA and its subsidiaries and access to any offices, properties, books, records and any other information reasonably requested by Parent regarding the compliance by MUSA and its subsidiaries with occupational safety and health laws and regulations), (B) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives to the extent reasonably available such financial and operating data and other information as such Persons may reasonably request (including, to the extent reasonably practicable, furnishing to Parent MUSA’s financial results in advance of filing any MUSA SEC Documents containing such financial results), (C) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of MUSA and its subsidiaries to cooperate in all reasonable respects with Parent in its investigation of MUSA and its subsidiaries and (D) promptly advise Parent orally and in writing of any fact or circumstance reasonably likely to have a Material Adverse Effect on MUSA; provided that information provided to Parent and its representatives pursuant to this Section 5.3(d)(i) shall be subject to the Confidentiality Agreement; provided, further, that (1) any investigation pursuant to this Section 5.3(d)(i) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of MUSA and its subsidiaries; (2) neither MUSA nor any of its subsidiaries shall be required to prepare special records, reports, analyses or other information that they do not prepare in the ordinary course of business, unless such preparation would not impose an unreasonable burden; and (3) neither MUSA nor any of its subsidiaries shall be required to take any action that would constitute a waiver of the attorney-client privilege. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3(d)(i) shall affect or be deemed to modify any representation or warranty made by MUSA hereunder.

(ii) During the period from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, and subject to the Confidentiality Agreement, MUSA shall cooperate with Parent and its representatives to permit Parent and its representatives to conduct a full review of all claims asserted by or against MUSA, any of its subsidiaries or any of their respective directors, officers or employees in litigation or threatened litigation, including by giving Parent and its representatives, at Parent’s discretion and upon Parent’s reasonable notice, access to MUSA’s (or any subsidiary’s) personnel, books and records (including, but not limited to, electronic communications), counsel (including, without limitation, records or reports of counsel), and other pertinent information deemed necessary by Parent to assess any such claims; provided, however, that to the extent that any portion of the information requested by Parent or its representatives from MUSA’s counsel is subject to the attorney-client privilege, such portion may be withheld from Parent and its representatives unless Parent agrees to enter into a customary joint defense or similar agreement.

(e) Financing Assistance. From the date of this Agreement until the Effective Time, MUSA and its subsidiaries shall, and shall use their reasonable best efforts to cause each of their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, provide all cooperation reasonably requested by Parent in connection with the arrangement of the Financing (or the arrangement of the alternative financing, if any, contemplated by Section 5.2(b)), including (i) using reasonable best efforts to (A) cause appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, presentations, road shows and due diligence sessions, (B) assist with the preparation of disclosure documents in connection therewith, (C) cause its independent accountants to provide reasonable assistance to Parent, including providing consent to Parent to prepare and use their audit reports and SAS 100 reviews relating to MUSA and its subsidiaries and to provide any necessary “comfort letters” and (D) cause its attorneys to provide reasonable assistance to Parent, including to provide any necessary and customary legal opinions and (ii) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including allowing for a certificate of the chief financial officer of MUSA with respect to solvency or other matters; provided that none of the letters, agreements, registration statements, documents and certificates referenced in clause (ii) above shall be executed and delivered except in connection with the Closing (and the effectiveness thereof shall be conditioned upon the occurrence of the Closing); and provided, further, that MUSA shall not be required to provide any such assistance which would interfere unreasonably and materially with the business or operations of MUSA and its subsidiaries. Parent shall promptly, upon request by MUSA, reimburse MUSA for all reasonable out-of-pocket third party costs incurred by MUSA or any of its subsidiaries in connection with such cooperation.

(f) Expense Certificates. No later than two business days prior to the Closing Date, MUSA shall deliver, or cause to be delivered, to Parent (i) a certificate duly executed by an authorized officer on behalf of MUSA setting forth in detail the true and accurate total of Transaction Fees, and (ii) backup confirmation of such calculation, including statements or certificates from each law firm, accounting firm and investment bank to which fees and expenses have been paid or will be payable by MUSA or its subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, setting forth the aggregate amount of all such fees and expenses, and acknowledging that no further amounts (other than amounts reasonably estimated through the Closing) will be due from MUSA or its subsidiaries in connection herewith and therewith providing the Closing shall occur. After the date hereof, MUSA agrees to consult and cooperate with Parent to the extent that actual Transaction Fees become likely to exceed the estimate provided pursuant to Section 4.6, in an effort to minimize such expenses to the extent reasonably practicable.

(g) Consents Cooperation. MUSA shall keep Parent informed, and shall consult with Parent in advance, in connection with any action it or any of its subsidiaries take in connection with obtaining any consents or approvals required as a condition to the Closing pursuant to Section 6.2(g). Notwithstanding anything to the contrary herein, with respect to any contract, agreement or other instrument for which a consent or approval is required pursuant to Section 6.2(g), in no event shall MUSA or any of its subsidiaries be permitted, without the prior written consent of Parent (which consent shall not be unreasonably withheld), to incur or agree to incur any costs, expenses or other liabilities in connection with obtaining any such consent or approval, except for incidental administrative and legal costs or similar such costs required to be paid pursuant to such contract, agreement or instrument. Parent and MUSA shall cooperate with each other and use their good faith efforts to agree upon a course of action with respect to obtaining such consents or approvals. MUSA agrees to act in good faith with respect to obtaining the consents required by Section 6.2(g) in order to limit the amount of any such costs. Parent and MUSA shall work together, taking into account relevant legal advice as well as their good faith business judgment, in considering the proper course of action with respect to the consents or approvals required by Section 6.2(g), which actions may include agreeing not to seek such a consent based on applicable requirements or other considerations (in which event such consent shall not be required to be obtained in order to satisfy the condition set forth in Section 6.2(g)).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to the Obligations of Each Party. The obligations of MUSA, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time:

(a) This Agreement shall have been approved and adopted by the MUSA Stockholders in accordance with Applicable Laws, the MUSA Certificate and the MUSA Bylaws.

(b) The requisite waiting period, if any, under the HSR Act shall have expired or terminated.

(c) All approvals and consents required under applicable Foreign Antitrust Laws as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained, except for such consents or approvals the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on MUSA or Parent or materially adversely affect the operation of the business of Surviving Corporation and its subsidiaries from and after the Closing.

(d) No provision of any Applicable Law and no judgment, temporary restraining order, preliminary or permanent injunction, order, decree or other legal restraint or prohibition shall prohibit the consummation of the Merger.

6.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties set forth in:

(i) Article IV (other than in the case of the representations and warranties contained in Sections 4.4(a) and (b) and 4.12(a)), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA;

(ii) Sections 4.4(a) and (b) shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not, individually or in the aggregate, (A) result or reasonably be expected to result in the payment of additional amounts under Article II hereof in excess of $100,000 or (B) impose any other liability on Parent, Merger Sub or the Surviving Corporation; and

(iii) Section 4.12(a) shall be true and correct in all respects on the date hereof and at and as of the Closing Date as if made on and as of the date hereof.

(b) MUSA shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case MUSA shall have performed and complied with all of such covenants in all respects through the Closing.

(c) MUSA shall have delivered to Parent a certificate duly executed by an authorized officer on behalf of MUSA to the effect that each of the conditions specified in Sections 6.2(a) and (b) is satisfied in all respects.

(d) The Debt Financing shall have been obtained by Parent and Merger Sub on the terms and conditions set forth in the Debt Financing Agreement, or alternative financing (sufficient, when taken together with the proceeds from the Equity Financing, to pay the Required Amounts) as provided in Section 5.2(b) shall have been obtained.

(e) The Employment Agreement shall not have been terminated and shall remain in full force and effect as of the Closing Date; provided, however, that a termination of the Employment Agreement or a failure of the Employment Agreement to remain in full force and effect as of the Closing Date shall not be deemed to be a failure of the condition set forth in this Section 6.2(e) if such termination or failure to remain in full force and effect is solely a result of (i) Lourenco Goncalves being unable to perform his duties thereunder due to his death or Disability (as defined in the Employment Agreement), (ii) Lourenco Goncalves’s termination thereunder “without Cause” (as defined in the Employment Agreement) or “without Good Reason” (as defined in the Employment Agreement) or (iii) a commission of an act by Lourenco Goncalves which would not have constituted Cause under the Employment Agreement if the word “significantly” preceded the words “adversely impact” in Section 3(b)(viii) of the Employment Agreement.

(f) Holders of not more than 10% of the outstanding shares of MUSA Common Stock shall have demanded and validly perfected appraisal of their MUSA Common Stock in accordance with the DGCL.

(g) (i) Any consent or approval required under the agreements, contracts or other instruments listed on Annex 6.2(g) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been received by MUSA, and no such consent or approval shall have been revoked and (ii) all other consents or approvals required under any of the other agreements, contracts or other instruments to which MUSA or any of its subsidiaries is a party (or by which it or any of its respective properties or assets is bound) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby shall have been received by MUSA (and no such consent or approval shall have been revoked), except for such consents or approvals (A) which are listed in Section 4.5(b) of the MUSA Disclosure Schedules or (B) the failure of which to obtain and not be revoked would not, individually or in the aggregate, materially adversely affect the operation of the business of Surviving Corporation and its subsidiaries from and after the Closing nor result in any material liability.

(h) Since the date of this Agreement, there has not been any Material Adverse Effect on MUSA or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on MUSA.

6.3. Conditions to Obligation of MUSA. The obligation of MUSA to consummate the Merger shall also be subject to the satisfaction or waiver by MUSA at or prior to the Effective Time of the following conditions:

(a) The representations and warranties set forth in Article III, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and at and as of the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b) Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case Parent and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

(c) Parent shall have delivered to MUSA a certificate executed by an authorized officer on behalf of Parent to the effect that each of the conditions specified in Sections 6.3(a) and (b) is satisfied in all respects.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the MUSA Stockholders referred to in Section 6.1(a), by mutual written consent of MUSA and Parent by action of their respective Boards.

7.2. Termination by Either Parent or MUSA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of either Parent or MUSA if (a) the Merger shall not have been consummated by December 15, 2005 (the “Termination Date”), whether such date is before or after the date of the adoption of this Agreement by the MUSA Stockholders; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party hereto whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date, (b) the approval and adoption by the MUSA Stockholders required by Section 6.1(a) shall not have been obtained at the MUSA Stockholders Meeting (after giving effect to any adjournments or postponements thereof), or (c) any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided that the parties hereto shall have used their commercially reasonable efforts to have any such order, decree or ruling or other action vacated or reversed.

7.3. Termination by MUSA. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the MUSA Stockholders referred to in Section 6.1(a), by action of the MUSA Board (a) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Sections 6.3(a) or (b) would not be satisfied and such breach or failure to be true and correct is not cured within 15 calendar days following receipt of written notice from MUSA of such breach or failure (or such longer period during which Parent or Merger Sub exercises commercially reasonable efforts to cure), or (b) upon MUSA entering into an agreement with respect to a Superior Proposal if MUSA has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; provided, however, that prior to any termination pursuant to this Section 7.3(b), (i) the Waiting Period shall have elapsed, and (ii) MUSA shall have paid the Termination Fee and Expenses in accordance with Section 7.6.

7.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the MUSA Stockholders referred to in Section 6.1(a), by action of the Parent Board (a) if the MUSA Board shall have withdrawn, qualified or modified its approval of this Agreement or the MUSA Board Recommendation in a manner adverse to Parent, or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger) or shall have resolved to do any of the foregoing, or (b) if there has been a breach of any representation, warranty, covenant or agreement made by MUSA in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Sections 6.2(a) or (b) would not be satisfied and such breach or failure to be true and correct is not cured within 15 calendar days following receipt of written notice from Parent of such breach or failure (or such longer period during which MUSA exercises commercially reasonable efforts to cure).

7.5. Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

7.6. Fees and Expenses.

(a) In the event that:

(i) (A)(1) Parent shall have terminated this Agreement pursuant to Section 7.4(b) or (2) Parent or MUSA shall have terminated this Agreement pursuant to Sections 7.2(a) or 7.2(b) (other than a termination pursuant to Section 7.2(a) if (x) at the time of such termination, all of the conditions set forth in Article VI hereof were satisfied or were capable of being satisfied other than the condition set forth in Section 6.2(d) and (y) at no time during the twenty-one (21) days prior to the Termination Date was the condition in Section 6.2(d) capable of being satisfied), (B) on or prior to such time (or in connection with a termination pursuant to Section 7.2(b), on or prior to the MUSA Stockholders Meeting) any Person (other than Parent) shall have made and not withdrawn (or publicly disclosed its intention to make) an Acquisition Proposal (substituting 50.1% for the 25% threshold set forth in the definition of Acquisition Proposal, a “Covered Proposal”), and (C) within 12 months (or, solely with respect to a termination pursuant to Section 7.2(a), 9 months) of termination of this Agreement, MUSA enters into an agreement with respect to a Covered Proposal;

(ii) This Agreement shall be terminated after Parent shall have become entitled to terminate this Agreement pursuant to Section 7.4(a) (whether or not Parent immediately terminates this Agreement or the Agreement is subsequently terminated pursuant to any other provision under this Article VII); or

(iii) MUSA shall have terminated this Agreement pursuant to Section 7.3(b),

then, in any such event, MUSA shall pay to Parent (or any affiliate or affiliates of Parent as Parent may designate) a termination fee in cash of $17,000,000 (the “Termination Fee”). Any Termination Fee that becomes payable shall be paid (A) in the case of Section 7.6(a)(i), not later than immediately prior to the time and the date on which MUSA enters into an agreement with respect to a Covered Proposal (provided, however, that if such Covered Proposal was not outstanding at the time of the termination and the Person or Persons making such Covered Proposal had not previously made a Covered Proposal, then the Termination Fee shall be paid upon consummation of the transaction contemplated by such agreement), (B) in the case of Section 7.6(a)(ii), on the date that this Agreement is terminated (and immediately prior to such termination in the case of a termination by MUSA), and (C) in the case of Section 7.6(a)(iii), immediately prior to the termination of this Agreement, in each case payable by wire transfer of same day funds.

(b) Upon the termination of this Agreement:

(i) by Parent pursuant to Section 7.4;

(ii) by Parent or MUSA pursuant to Section 7.2(a) if on or prior to the time of such termination pursuant to Section 7.2(a) any Person (other than Parent) shall have made and not withdrawn (or publicly disclosed its intention to make) a Covered Proposal;

(iii) by Parent or MUSA pursuant to Section 7.2(b); or

(iv) by MUSA pursuant to Section 7.3(b),

then, in any such event, MUSA shall pay to Parent (or any affiliate or affiliates of Parent as Parent may designate) all of the out-of-pocket third party charges and expenses actually incurred by Parent or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, and the negotiation of the related agreements, up to a maximum amount of $4,000,000 (the “Expenses”), payable by wire transfer of same day funds on the date of termination of this Agreement. Parent shall provide to MUSA reasonable documentation of such charges and expenses upon the request of MUSA.

(c) Upon the termination of this Agreement by MUSA pursuant to Section 7.3(a), Parent shall pay to MUSA all of the out-of-pocket third party charges and expenses actually incurred by MUSA or its subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, and the negotiation of the related agreements, up to a maximum amount of $1,000,000, payable by wire transfer of same day funds on the date of termination of this Agreement. MUSA shall provide to Parent reasonable documentation of such charges and expenses upon the request of Parent.

(d) The parties hereto acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement; accordingly, if a party hereto obligated to make a payment under this Section 7.6 (the “Paying Party”) fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, the other party hereto (the “Receiving Party”) commences a suit that results in a judgment against the Paying Party for the fees set forth in this Section 7.6 or any portion of such fees, the Paying Party shall pay to the Receiving Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(e) Except as specifically provided in this Section 7.6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except (i) filing fees incurred in connection with Commission filings relating to the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by Parent and MUSA; and (ii) filing fees incurred in connection with Federal Trade Commission and the United States Department of Justice filings relating to the HSR Act and appropriate Governmental Authorities relating to applicable Foreign Antitrust Laws (if any), which shall be borne by Parent and Merger Sub.

ARTICLE VIII

MISCELLANEOUS

8.1. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time shall survive consummation of the Merger.

8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a) if to Parent or Merger Sub:

Eric L. Press

Flag Holdings Corporation

c/o Apollo Management, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Telecopy No.: (212) 515-3200

with a copy to

Andrew J. Nussbaum, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telecopy No.: (212) 403-2000

(b) if to MUSA:

Daniel W. Dienst, Chairman of the Board

c/o Metal Management, Inc.

750 Lexington Avenue

New York, NY 10021

Telecopy No.: (212) 750-7602

with a copy to

Steven H. Scheinman, Esq.

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, NY 10022

Telecopy No.: (212) 872-1002

Notices and communications given (a) by personal delivery shall be deemed to be given, delivered and received as of the time of such delivery, (b) by telecopy shall be deemed to be given, delivered and received as of the time of the confirmation receipt and (c) by a nationally recognized overnight courier service shall be deemed to be given, delivered and received on the business day following the date on which such notice or communication was delivered to the relevant address by such courier service.

8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the purposes of this Agreement, “Material Adverse Effect” with respect to any party hereto means any event, change, circumstance, effect or state of facts that is or has a material adverse effect on (a) the business, assets, liabilities, results of operations or financial condition of such party hereto and its subsidiaries taken as a whole, other than any event, change, circumstance, effect or state of facts resulting from (i) changes in general economic conditions or developments in the industry in which such party hereto and its subsidiaries operate, to the extent not having a disproportionate impact on such party hereto and its subsidiaries taken as a whole, relative to its competitors, (ii) the announcement of this Agreement and the transactions contemplated hereby, (iii) any acts of terrorism, war or similar hostilities, (iv) any actions required under this Agreement, including any action to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement or (v) changes in any Applicable Laws or applicable accounting regulations or principles, to the extent not having a disproportionate impact on such party hereto and its subsidiaries taken as a whole, relative to its competitors or (b) its ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such party hereto.

8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, agreements or representations by or among the parties hereto, written and oral, with respect to the subject matter hereof. The parties hereto agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except that it shall terminate immediately prior to the Effective Time.

8.6. Third-Party Beneficiaries. Except for the agreement set forth in Section 5.2(a), which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

8.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

8.8. Consent to Jurisdiction; Venue; Jury Trial.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery in Wilmington, Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in such court. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party hereto. Nothing in this Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent shall be permitted to assign this Agreement and any of its rights, interests or obligations under this Agreement (including, without limitation, in connection with the conversion of Parent from a corporation to a limited liability company) without the prior written consent of any party hereto so long as (a) such assignee or successor shall be an affiliate of Apollo Management V, L.P. and (b) Parent’s rights, interests and obligations under each of the Financing Agreements are assigned to such assignee or successor at or prior to the time of the assignment hereunder (it being understood and agreed by each of the parties hereto that such assignment or conversion shall not be deemed to be a breach by Parent or Merger Sub of any of the representations and warranties set forth in Article III, shall not be deemed to result in any such representation or warranty becoming untrue or inaccurate and shall not be deemed to be a breach by Parent or Merger Sub of any covenant or agreement contained herein). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the MUSA Stockholders; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by the MUSA Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.11. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.10, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.12. No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.13. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, Parent, Merger Sub and MUSA have signed this Agreement as of the date first written above.

FLAG HOLDINGS CORPORATION

By:	/s/ ERIC L. PRESS
Name: Title:	Eric L. Press Chairman of the Board

FLAG ACQUISITION CORPORATION

By:	/s/ ERIC L. PRESS
Name: Title:	Eric L. Press Chairman of the Board

METALS USA, INC.

By:	/s/ DANIEL W. DIENST
Name: Title:	Daniel W. Dienst Chairman of the Board

ANNEX B

May 18, 2005

Board of Directors

Metals USA, Inc.

One Riverway

Suite 1100

Houston, Texas 77056

Members of the Board:

We understand that Metals USA, Inc. (the “Company”), Flag Holdings Corporation (“Parent”) and Flag Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of May 16, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock owned by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly owned subsidiaries, all of which shares will be cancelled, and other than shares as to which demands for appraisal rights have been properly made, will be converted into the right to receive $22.00 in cash (the “Consideration”). We understand that one or more members of the Company’s management (the “Participating Investors”) may be given the opportunity to obtain equity interests in Parent or the surviving corporation in the Merger from and after consummation of the Merger. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to render a fairness opinion to the Board of Directors of the Company in connection with the Consideration to be received by holders of Common Stock (other than Parent and its affiliates and other than the Participating Investors) pursuant to the Merger Agreement. We will receive a fee upon delivery of this opinion and we also will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We and our affiliates may trade or hold securities of the Company and of certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. We have, in the past, provided financial advisory and financing services to certain affiliates of Parent, and may continue to do so, and have received, and may receive, fees for the rendering of such services.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent and its affiliates and other than the Participating Investors).

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Company’s operations and prospects; (iii) reviewed certain financial and other information about the Company that was publicly available; (iv) reviewed information

Board of Directors

Metals USA, Inc.

May 18, 2005

furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information; (v) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance; (vi) reviewed certain financial forecasts prepared by Wall Street research analysts who report the Company; (vii) reviewed the share trading price history of the Company for a period we deemed appropriate, both on a standalone basis and relative to certain companies we deemed relevant; (viii) reviewed the valuation of the Company implied by the Consideration; (ix) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (x) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; (xi) reviewed the premiums paid in selected acquisition transactions; and (xii) prepared a discounted cash flow analysis of the Company. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that the Company will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock.

Board of Directors

Metals USA, Inc.

May 18, 2005

In rendering this opinion we have also assumed with your consent that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Consideration; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company, as of the dates of such financial statements.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on any matter relevant to the Merger Agreement. We express no opinion as to the price at which shares of Common Stock will trade at any future time. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent and its affiliates and other than the Participating Investors).

Very truly yours,

Jefferies & Company, Inc.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), is dated as of May 18, 2005, by and between Flag Holdings Corporation, a Delaware corporation (“Parent”), Citadel Equity Fund Ltd., a Cayman Islands company (“Citadel Equity”) and Citadel Credit Trading Ltd., a Cayman Islands company (together with Citadel Equity, the “Stockholders” and each a “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Metals USA, Inc., a Delaware corporation (the “Company”), and Flag Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as the same may be modified or amended from time to time, the “Merger Agreement”), providing for, among other things, the Merger and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, each of Stockholders beneficially owns the number of Voting Shares (as defined herein) set forth, and in the manner reflected, on Attachment A hereto (the “Owned Shares”);

WHEREAS, as a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, (i) to vote all of the Owned Shares, together with any shares of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”), in favor of (a) the Merger Agreement and the transactions contemplated thereby, including the Merger, and (b) any other matter that is required by law or regulatory authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger and (ii) to take the other actions described herein; and

WHEREAS, each Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Vote and Irrevocable Proxy.

1.1 Agreement to Vote. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of approval of (1) the Merger Agreement and the transactions contemplated thereby, including the Merger and (2) any other matter that is required by law or regulatory authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger; and (b) against (1) any Acquisition Proposal other than as contemplated by the Merger Agreement, (2) any liquidation or winding up of the Company and (3) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

1.2 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, if any Stockholder has not taken a Qualifying Action (as defined below) on or prior to the third business day prior to the MUSA Stockholders Meeting, such Stockholder hereby irrevocably appoints Parent as its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Voting Shares solely on the matters described in Section 1.1, and in accordance therewith, effective from and after such third business day and until the valid termination of this Agreement. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. “Qualifying Action” means either (a) the delivery by each Stockholder to Parent of a copy of such Stockholder’s duly executed and valid proxy (and any amendment of such proxy) with respect to the MUSA Stockholders Meeting, provided the votes authorized in such proxy or amendment thereof is consistent with the terms of this Agreement and such proxy or amendment thereof is otherwise consistent with this Agreement or (b) the delivery by each Stockholder to Parent of a written certificate by one of its duly authorized individuals certifying that such Stockholder shall attend the MUSA Stockholders Meeting in person and vote its Voting Shares in accordance with Section 1.1 hereof.

2. Representations and Warranties of the Stockholders. The Stockholders hereby represent and warrant to Parent as follows:

2.1 Due Organization. Each Stockholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

2.2 Power; Due Authorization; Binding Agreement. Each Stockholder has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.3 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite each Stockholder’s name on Attachment A hereto are owned of record or beneficially by such Stockholder in the manner reflected thereon and include all of the Voting Shares owned of record or beneficially by such Stockholder, free and clear of any claims, liens, encumbrances and security interests. As of the date hereof, each Stockholder has, and as of the date of the MUSA Stockholders Meeting, each Stockholder will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares.

2.4 No Conflicts. The execution and delivery of this Agreement by each Stockholder does not, and the performance of the terms of this Agreement by each Stockholder will not, (a) except for filings with the Securities and Exchange Commission, require any Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on any Stockholder or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to any Stockholder or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (d) violate any other agreement to which any Stockholder or any of its affiliates is a party including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust, except for any consent, approval, filing or notification which has been obtained as of the date hereof or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair in any material respect any Stockholder’s ability to perform its obligations under this Agreement or in any event impair any Stockholder’s ability to perform its obligations under Section 1.1 hereof. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

3.1 Power; Due Authorization; Binding Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

3.2 No Conflicts. The execution and delivery of this Agreement by Parent does not, and the performance of the terms of this Agreement by Parent will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Parent or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Parent or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Parent’s ability to perform is obligations under this Agreement.

4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees with Parent as follows:

4.1 Restriction on Transfer, Proxies and Non-Interference. Each Stockholder hereby agrees, while this Agreement is in effect, at any time prior to the completion of the MUSA Stockholders Meeting (including any adjournment or postponement thereof), not to (a) sell, transfer, pledge, encumber (except due to this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Voting Shares, provided that nothing in this Agreement shall prohibit the exercise by a Stockholder of any options to purchase Voting Shares, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (c) take any action that would cause any representation or warranty of any Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions. Any transfer of Voting Shares not permitted hereby shall be null and void. If any involuntary transfer of any of the Voting Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the earlier of (i) the date on which such restrictions, liabilities and rights terminate pursuant to this Agreement and (ii) a valid termination of this Agreement.

4.2 Additional Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Voting Shares acquired by such Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3 No Limitations on Actions. Each Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of its Voting Shares; this Agreement shall not limit or otherwise affect the actions of any Stockholder or any affiliate, employee or designee of such Stockholder or any of its affiliates in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

5. Miscellaneous.

5.1 Termination of this Agreement. This Agreement shall terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) any amendment of the Merger Agreement without the prior written consent of the Stockholders that provides for a reduction of the Merger Consideration below $22.00 or changes the form of the Merger Consideration to other than cash and (iv) December 15, 2005.

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

5.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that Parent shall be permitted to assign this Agreement and any of its rights, interests or obligations under this Agreement (including, without limitation, in connection with the conversion of Parent from a corporation to a limited liability company) so long as such assignee or successor shall be an affiliate of Apollo Management V, L.P. to whom the Merger Agreement shall have been assigned pursuant to the proviso of Section 8.9 of the Merger Agreement (it being understood and agreed by each of the parties hereto that such assignment or conversion shall not be deemed to be a breach by Parent of any of its representations and warranties set forth herein, shall not be deemed to result in any such representation or warranty becoming untrue or inaccurate and shall not be deemed to be a breach by Parent of any covenant or agreement contained herein).

5.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to either Stockholder:

Citadel Equity Fund Ltd.

c/o Citadel Investment Group, L.L.C.

131 South Dearborn Street

Chicago, IL 60603

Attention: Adam C. Cooper

Facsimile: (312) 977-0280

with a copy to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 S. Dearborn Street

Chicago, Illinois 60603

Attention: Kevin F. Blatchford

                 Pran Jha

Facsimile: (312) 853-7036

If to Parent:

Flag Holdings Corporation

c/o Apollo Management V, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Attention: Eric L. Press

Facsimile: (212) 515-3200

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew J. Nussbaum

Facsimile: (212) 403-2000

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

5.7 Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery in Wilmington, Delaware or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

5.8 Remedies. The Stockholders and Parent recognize and acknowledge that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain irreparable injury and damages, for which money damages would not provide an adequate remedy, and therefore each Stockholder and Parent agrees that in the event of any such breach by the other, the Stockholders or Parent, as the case may be, shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief to enforce each and every provision of this agreement.

5.9 Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FLAG HOLDINGS CORPORATION

By:	/s/ ERIC L. PRESS
Name:	Eric L. Press
Title:	Chairman of the Board

CITADEL CREDIT TRADING LTD.

By:	Citadel Limited Partnership its portfolio manager

By:	Citadel Investment Group, L.L.C. its general partner

By:	/s/ CHRISTOPHER L. RAMSEY
Name:	Christopher L. Ramsey
Title:	Director and Associate General Counsel

CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership its portfolio manager

By:	Citadel Investment Group, L.L.C. its general partner

By:	/s/ CHRISTOPHER L. RAMSEY
Name:	Christopher L. Ramsey
Title:	Director and Associate General Counsel

ATTACHMENT A

Beneficial Ownership of the Voting Shares

Stockholder	Shares of Common Stock Owned	Warrants to Acquire Common Stock	Options to Acquire Common Stock*
Citadel Equity Fund Ltd.	2,351,554	6,721	15,750
Citadel Credit Trading Ltd.	1,027,777	584	6,750

*	Options received by James Bolin pursuant to the Metals USA, Inc. 2002 Long-Term Incentive Plan, which, pursuant to a Letter Agreement, Mr. Bolin has agreed to hold for the benefit of and solely as the nominee of CEF and CCT. Mr. Bolin has agreed to take actions with respect to the options only as CEF and CCT direct.

Metals USA, Inc.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8220

EDISON, NJ 08818-8220

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.eproxyvote.com/musa 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		1. Call toll-free 1-877 PRX-VOTE (1-877- 779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

X	Please mark your votes as in this example.	L	MLI

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

METALS USA, INC.

	FOR	AGAINST	ABSTAIN
1. Adoption of the Agreement and Plan of Merger, dated as of May 18, 2005, between the Company, Flag Holdings Corporation and Flag Acquisition Corporation:	☐	☐	☐

2.   Adjournment of Postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger described in Proposal 1:

	☐	☐	☐

Please check the following box if you plan to attend the Special Meeting of Stockholders in person. ☐

Mark box if an address change or comment has been noted on the reverse side of this card. ☐

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

Please complete, sign and promptly mail this proxy in the enclosed envelope.

Signature:	Date:	Signature:	Date:

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, please follow these easy steps:

TO VOTE BY PHONE

Call toll-free 1-877-PRX-VOTE (1-877-779-8683) on a touch tone telephone. Shareholders residing outside the United States, Canada and Puerto Rico should call 1-201-536-8073. Telephone voting will be available until 11:59 p.m., Eastern time, on October 18, 2005.

Use the Control Number located in the gray box on the reverse side. Enter the Control Number and pound signs (#) exactly as they appear.

Follow the recorded instructions.

TO VOTE BY INTERNET

Log on to http://www.eproxyvote.com/musa which will be available until 11:59 p.m., Eastern time, on October 18, 2005.

Follow the instructions on the screen.

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METALS USA, INC.

SPECIAL MEETING OF SHAREHOLDERS

Solicited by the Board of Directors of Metals USA, Inc.

The undersigned hereby appoints Robert McPherson and Terry L. Freeman, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Metals USA, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders thereof to be held on October 19, 2005, or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.